Exhibit (2)

The
2011 ECONOMIC AND FINANCIAL DOCUMENT
is available on-line at
the Internet address listed below:

www.mef.gov.it
www.dt.tesoro.it
www.rgs.tesoro.it

ISSN: 2239-5539

2011 ECONOMIC AND FINANCIAL DOCUMENT

MINISTERO DELL'ECONOMIA E DELLE FINANZE

2011 Economic and Financial Document

Section I:
Italy's Stability Programme

Economic and Financial Document

2011

Section I:

Italy’s Stability Programme

Submitted by Prime Minister

Silvio Berlusconi

and

Minister of the Economy and Finance

Giulio Tremonti

Adopted by the Cabinet on 13 April 2011, endorsed by Parliament on 5 May

Introduction to the ECONOMIC AND FINANCIAL DOCUMENT

INTRODUCTION

1.1.	On March 24-25, just 19 days ago, the European Council of Heads of State and Government approved the ‘Pact for the Euro’ – A closer coordination of economic policies for competitiveness and convergence’ (attached to this Introduction).

With the formalization of the ‘Pact’, Europe takes a step forward. A step beyond the common market, beyond the common currency, beyond the initial but essential economic dimension: a first step toward its federal political integration. Over and above the conventional form of the ‘Pact’, a common act formalized as an internal variant of the European Treaty, the ‘Pact’ is in fact much more than it seems. It is essentially a ‘Treaty of the Treaty’, destined to radically change the European constitutional structure. Often in Europe there is an inverse relationship between the formal significance and the effective implementation of common acts.

The effects of the ‘Pact’ are not, nor will they be, limited to the economic dimension (new directions in economic policy, new parameters, new ratios, etc.), but will extend to the political dimension. Effects destined to take the shape of a systematic and ever more intense devolution of power, from the Nation-States to a common, new and increasingly political European entity.

This is in fact and above all the political sense of the ‘European semester’, a common place to begin to organize, within a single political process, common and coordinated directions and commitments. We have a common market, we have a common currency, we cannot continue with 27 autonomous, diverse, and little-coordinated economic policies. Europe as it is today is by nature already an area among the most civil and rich in the world. By taking on and developing the process that we are setting in motion, it will progressively become a federal State, based on a dual national and regional component.

1.2.	To this end, even in the brief period of time between March 24-25 and today (the deadline for the presentation of the present document in Europe is in any case ‘by the end of April’), we are making parallel and synchronized commitments with the other Countries of the Union:

a)	to confirm and develop, on the basis of the ‘Pact’, our economic and budgetary policy;

b)	to conform and articulate, on the basis of the ‘Pact’, both our national policy documentation and our political process – in Parliament and with social partners – starting with this ‘Economic and Financial Document 2011’.

A document that contains three sections: (i) the first, containing the Stability Program; (ii) the second, containing: Analysis and trends in public finance; (iii) the third, containing the National Reform Program.

In the following terms, briefly stated.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	III

Introduction to the ECONOMIC AND FINANCIAL DOCUMENT

STABILITY PROGRAM

2.1.	Stability and solidity of public finance are essential, both right now and in the times to come.

Economic development and democratic political equilibrium are not possible without stability and solidity of public finance, and the historical record of the 20th century is proof of this connection.

Moreover, the recent crisis has determined and continues to determine a new economic policy design.

The discussion on this matter has been developed in all the principal international forums: G7, G20, IMF, OECD, European Union.

The consensus reached is that the principal objective of economic policies – a fair and sustainable growth – is not attainable, except with the essential requirement, and within the context, of financial stability and solidity.

Stability and solidity that, contrary to the pre-crisis vision, can be based solely on a complex equilibrium, realized as much in terms of public finance, as – in an equally relevant manner – in terms of private finance (behavior of families, the banking and financial sector, current account trends in the balance of payments, etc).

For these reasons the ‘Pact’ lays the ground for a more extensive and reinforced coordination of economic policies. Its objective is to consolidate the EMU by adopting at the national level coordinated actions aimed at increasing the degree of competitiveness and convergence, but with the essential requirement of financial stability and solidity.

To this end, the ‘Pact’ restricts even Italy, which must strengthen the national rules and actions necessary for budget discipline, in particular to guarantee adherence to restrictions on net borrowing and the debt/GDP ratio.

There is no room for ambiguity or uncertainties: the policy of fiscal rigor is not temporary as it is neither a consequence imposed by a negative economic situation, nor an action ‘imposed by Europe’, but instead the necessary policy, with no alternatives for the years to come.

Even in the absence of a European rule, the financial markets, in which we must place our public debt securities, would in fact demand nothing substantially different.

It must therefore be a common logic and commitment, by the Government and Parliament as well as by social partners, to avoid, and/or create illusions of, a presumed alternative between rigor and growth.

The only responsible message, in the interest of the Country, is that there do not exist presumptions of fair and sustainable growth without budget stability.

Growth will no longer be created with public deficits. Actually, the only development driven by the public deficit is the development of the public deficit.

This is the strategy behind the Italian policy of public finance, begun in 2008 with the ‘Three-year Financial Law’ and followed ever since: and in the context of this policy logic is the ‘Stability Program’ situated.

IV	MINISTERO DELL’ECONOMIA E DELLE FINANZE

Introduction to the ECONOMIC AND FINANCIAL DOCUMENT

2.2.	In summary, as regards specifically, public finance Italy, like many other States in Europe:

a)	will commit to introducing into its Constitution a binding budget discipline.

It is true that Art. 81 of the Constitution, currently in effect, states that: ‘Any other law that bears new or greater expenses must indicate the means for meeting said expenses’.

However, this statement has not kept Italy from amassing the third, now perhaps the fourth, public debt in the world. Without having the third or the fourth economy in the world.

It is true that Art. 11 of the Constitution ‘imports’ international treaties into Italy, and with them European treaties, thereby indirectly constitutionalizing them.

But it is fundamental today, in the interest of both Italy and Europe, that a binding budget discipline now be more precisely and directly constitutionalized, in conformity with the new European budget rules.

For this reason an appropriate text on constitutional reform will be presented and discussed in Parliament;

b)	will commit to reaching (i) within 2014 a level close to a balanced budget, thereby making the dynamic of our public budget conform to medium-term European objectives (for 2011, deficit/GDP at 3.9%; for 2012, deficit/GDP at 2.7%; for 2013, deficit/GDP at 1.5%; for 2014 deficit/GDP at 0.2%) and (ii) then, by way of systematic increments in the primary surplus, to following on the path of public debt reduction.

Reduction to be put in place, however, by taking into account not only the level of public debt, but also the ‘other relevant factors’ related to private finance and the economy, factors agreed upon in European headquarters.

Certainly it is well known that the objectives of economic policy for development cannot be limited to budget discipline: they are vast, numerous, each necessary for financial stability and solidity.

But to achieve them it is necessary to activate motors for development outside the area of public deficit spending, as will be outlined below in the ‘National Reform Programme’.

NATIONAL REFORM PROGRAMME

3.1.	Much has already been done in our Country on this issue and in line with what was agreed in the ‘Pact’.

Just to name a few, let me recall the pension reform (aligning the ‘pensionable age to the effective life expectancy’); the ‘linking of earnings and productivity’; the reform of schools and universities; the setting in motion of the process of technical upgrades in public administrations; fiscal federalism (the reasons and functions of which are not limited to public finance, but are aimed at increasing the efficiency of public administration); social withholdings and checks on private finance, tested with success during the financial crisis.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	V

Introduction to the ECONOMIC AND FINANCIAL DOCUMENT

And much more.

3.2.	But of course much still remains to be done.

As to what is outlined analytically in the Reform Program, the Government will commit specifically to the following priorities:

A)	Fiscal Reform.

In the ‘Pact’ the recommendation is formulated inter alia for: ‘Fiscal reforms, such as the reduction of taxation on labour, so as to make working more advantageous, while maintaining the overall tax revenue’.

With regard to the restrictions for budget discipline and on the basis of the extensive and profound preparatory studies under way, the Government will ask Parliament for permission to reform the fiscal and assistance system, on the basis of the following four guiding principles and criteria:

•	progressiveness, as a function of the specific capacity of persons, families, and firms to pay contributions;

•	neutrality and/or non distortion, with regard to the choices of persons, families, and firms;

•	solidarity, in favor of the actual need of persons and families;

•	simplicity, based on a code of common general principles.

In particular, the design of the reform will develop as follows:

a)	a drastic reduction in the immense number of regimes currently in place (about 400) for fiscal favor, tax extensions, and the erosion of taxable income. Regimes that have accumulated chaotically in the last four decades.

It is especially in this way that the personal and bureaucratic cost of fiscal complexities can be reduced. In addition, citizens, families, and firms must go back to being free and responsible for their choices about where and how they spend their income, for their consumption, for their savings, for their investments, and no longer be conditioned and/or misled by favorable laws and/or fiscal areas, or pressured and/or misled by the State, by corporations, or by lobbies.

Space will be left only for focused interventions to support research, the birthrate, and work;

b)	a gradual shifting of the axis of fiscal withdrawals, from direct taxes to indirect taxes;

c)	in this way (a+b), and also with further reduction of public expenditure and with the recovery of evaded taxes, the financial resources necessary to finance (not in deficit) the reduction of tax rates can be acquired.

Rates whose levels are today the principal cause for evasion and fiscal distortion in the first place;

d)	making more competitive, in the world at large, our system of productivity.

Our fiscal system was in fact designed in the 1960s, to allow to us to enter the European Common Market, then called the ECM.

Now, the European market is not the only market. The market is global.

VI	MINISTERO DELL’ECONOMIA E DELLE FINANZE

Introduction to the ECONOMIC AND FINANCIAL DOCUMENT

Not only has the world changed with globalization. In half a century the Italian social, economic, and institutional structure has also changed.

Our ambition is for Italy to be the first in Europe to create a fiscal system shaped by modernity;

e)	fiscal obligation and national assistance are and must go back to being different things.

General taxation must finance national assistance and not substitute for it, by chaotic, irrational and often regressive forms of overlap and duplication.

National assistance must in turn guarantee a real base of support to persons and families in need due to health and/or age.

B)	The South.

In the ‘Pact’ there is a commitment to give attention to ‘evolution at the regional level’.

Italy is the only European Country with a greatly ‘dual’ structure. Our Country must not and cannot however become a divided one.

The growing economic differential between the north-center and the south can and must be overcome:

a)	by concentrating and guiding, and by truly and fully utilizing, European funds in favor of the southern Regions, but on the basis of a national direction. Because the issue of the south is a national issue and not simply the sum of regional logic and interests, separately considered;

b)	by defining the absolute priority of infrastructures to link the country, and of advantageous taxation;

c)	by providing for, in each southern Region, at least 10 zones, which will be specifically checked on matters of public order, but with ‘zero bureaucracy’ or so-called ‘zero red tape zones’.

C)	Labour.

The Labour Statute will represent the completion of the re-regulation of labour relations through a Consolidated Act containing the reorganization and simplification of the issue, confirmation of the universal and inescapable nature of fundamental rights in the workplace, the capacity of social partners to adapt to different sectors and territories, to different firms—through collective negotiation—and the other regulatory contents related to greater competitiveness and employment.

The apprenticeship contract will then represent the typical and advantageous entry-level contract for young people in the labour market thanks to the regulatory simplification and the efficacy of training in the workplace.

D)	Public Works.

Experience indicates that the time and the cost involved in public works in Italy have on average more than doubled (i) due to the absence of limits to

MINISTERO DELL’ECONOMIA E DELLE FINANZE	VII

Introduction to the ECONOMIC AND FINANCIAL DOCUMENT

so-called ‘reserves’, which are to an increasing extent being added to bids and (ii) due to the so-called ‘compensatory works’, requested by local governments in competition with each other and on whose territory the public work is planned.

Pre-determined fixed percentages will be introduced, along with other rules requested by operators, both for the ‘reserves’ and for the ‘compensatory works’.

E)	Private Construction.

The introduction of a basic state discipline has been proposed, to be followed by a regional discipline, which authorizes works of demolition and reconstruction at a greater volumetric area, even in the case of outsourcing of the buildings disinvested or in the process of being disinvested, and allowing as well for a change in the type of usage of the structure, as long as the original and new usages are compatible or complementary.

In the absence of timely regulation by the region, the state discipline would apply, with a so-called ‘submission’ clause.

To favor access by citizens and firms to construction permits, and to reduce the time and costs for public administrations to manage the relative procedures, the introduction of a silent assent has been proposed for procedures leading to the grant of a permit to build, and to extend this measure to the ‘certified notification of construction works in progress’ (segnalazione certificata di inizio attività, or SCIA), with particular regard for small construction jobs that do not involve volumetric increases.

F)	Research & Development.

A public financing will be introduced, first on a trial basis and then officially, realized via a tax credit of 90%, in support of research that firms commission, pay for, or conduct at Universities and Research Institutes (with of course the deduction, off the top, of the relative costs from the taxable amount).

Application in Italy of the best European legal and fiscal standard for venture capital and spin-off.

G)	Education & Merit.

Human capital, like fiscal capital, is an essential pillar of sustainable growth.

We will commit to favoring excellence and merit, both among students and among teachers, for the full application of Art. 3 of our Constitution. In this context the following will be developed:

•

a scholastic construction plan to provide, especially in the south, structures in conformity with the most modern didactic standards and to reduce for local administrations the expense associated with the passive leasing of buildings not suitable for scholastic use;

•	a system of incentives to support excellence among professors, both at the secondary and university education levels;

VIII	MINISTERO DELL’ECONOMIA E DELLE FINANZE

Introduction to the ECONOMIC AND FINANCIAL DOCUMENT

•

a structural program for the application of the ‘Merit Fund’ provided for in the recent University Reform. With this program the most meritorious students will have at their disposal a system of long-term loans at favorable terms, to pay for their studies completely, including room and board expenses. In this way, students will be able to choose to attend the best University.

H)	Tourism.

The institution along our coastlines of ‘Tourist-seaside districts’ (and/or networks), by redefining state maritime property and the systematic introduction along the coastlines of zero red tape zones, offset by an increase in employment and a greater effective fiscal loyalty.

I)	Agriculture.

The realization of irrigation works, especially in the south, to the benefit of the territory and the economy.

L)	Civil Justice.

The introduction of mechanisms, in addition to those already in place, for the deflation and acceleration of civil trials aimed at:

•

drastically reducing the stock of pending litigants (currently equal to 5,600,000), beginning with sectors where, for the public administration (starting with INPS), the acquiescence-cost ratio is unacceptable;

•	so as to free up resources for reorganizing and making functional a public service essential for both the society and the economy, such as justice is.

M)	Reform of the Public Administration and simplification.

The sustainability of public accounts, competitiveness, and, thus, growth of the country are also obtained through the modernization of the public administration—oriented toward transparency, merit, and the satisfaction of citizens and firms—together with administrative and regulatory simplification, with intensification in the use of ICT in the public and private sectors.

Further substantial reductions in the bureaucratic, administrative and fiscal burdens for persons and firms.

As stated in the Introduction, these are just some of the priorities in the economic policy of a Plan that, in conformity with European thinking, extends organically and more broadly over a number of years (as seen in the third section).

MINISTERO DELL’ECONOMIA E DELLE FINANZE	IX

Euro Plus Pact:

a closer coordination of economic policies for

competitiveness and convergence

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT

EURO PLUS PACT: A CLOSER COORDINATION

OF ECONOMIC POLICIES FOR

COMPETITIVENESS AND CONVERGENCE1

The heads of State and Government of the Euro Area approved the present Pact, to which Bulgaria, Denmark, Latvia, Lithuania, Poland and Romania have adhered, in order to consolidate the economic pillar of the monetary union, improve the quality of coordination among economic policies, improve competitiveness and, therefore, increase the level of convergence. The Pact concerns principally sectors that belong to the realm of national authority and are essential for improving competitiveness and averting dangerous imbalances. Competitiveness is fundamental in order to achieve a more rapid and more sustainable growth of the EU in the medium term, to increase income levels for citizens and safeguard our social models. The other Member States are invited to participate on a voluntary basis.

The renewed effort toward a closer coordination of economic policies for competitiveness and convergence takes its inspiration from the following four guidelines.

a.	It will be incorporated in the current line of economic governance of the EU and will make it stronger, bringing to it a value added. It will aim to be coherent with instruments already in effect (Europe 2020, European semester, integrated guidelines, Stability and Growth Pact, new framework for macroeconomic surveillance), from which it will move forward. It will have a particular strength, more intense than what currently exists, and it will be articulated in a series of concrete commitments and actions, more ambitious than those agreed upon in the past and equipped with a calendar for their completion. The new commitments will subsequently be integrated into national reform programs and into stability programs, and inserted in the framework of periodic surveillance: the Commission will have a strong central function in checking adherence to commitments and the involvement of all the areas of expertise of the Council and Eurogroup is foreseen. The European Parliament will integrally assume the role that its realm of authority dictates. The full involvement of the social partners at the EU level will be assured by the trilateral social summit.

b.	It will concentrate on the objective, it will be action-based and it will concern the essential and priority sectors of intervention for stimulating competitiveness and convergence. It will focus on interventions that fall

[1]	Attachment 1 to the Conclusions of the European Council of 24-25 March 2011 (http://www.consilium.europa.eu/App/NewsRoom/related.aspx?bid=76&grp=18589&lang=EN&cmsId=339).

MINISTERO DELL’ECONOMIA E DELLE FINANZE	XIII

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT

within the realm of authority of the Member States. In the chosen sectors of intervention the Heads of State and Government will set common objectives, which the participating Member States will pursue by putting in place respective policy combinations in light of the specific challenges with which they are faced.

c.	Each year every Head of State or Government will make concrete national commitments. In this context the Member States will bear in mind the best practices and the models represented by the best performances, both within Europe and with respect to other strategic partners.

The political check on adherence to commitments and on progress toward the completion of common political objectives will fall to the Heads of State and Government of the Euro Area and the participating countries, who will carry out this process annually on the basis of a report from the Commission. The Member States will commit furthermore to consulting partners before adopting any major economic reform that might have spillover effects.

d.	The participating Member States are fully committed in favor of completion of the single market, which is a determining element for the improvement of competitiveness in the EU and in the Euro Area as well. The process described here will be perfectly in line with the Treaty. The Pact will fully respect the single market in its entirety.

OUR OBJECTIVES

The participating member States will commit to adopting all the measures necessary for realizing the following objectives:

•	stimulating competitiveness;

•	stimulating employment;

•	concurring further on sustainability of public finances;

•	reinforcing financial stability.

Every participating Member State will present the specific measures to be adopted in order to achieve these objectives. The sector, or sectors, for which the Member State is able to prove that no intervention is necessary will be excluded. Each country will reserve the right to choose the specific policy interventions proved necessary for achieving the common objectives, but will pay special attention to the possible measures outlined below.

XIV	MINISTERO DELL’ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT

CONCRETE COMMITMENTS AND POLITICAL CHECKS

The Heads of State and of Government will carry out political checks on progress toward the realization of the common objectives on the basis of a series of indicators inherent to competitiveness, employment, budget sustainability and financial stability. Countries facing significant challenges in these sectors will be identified, and will have to commit to confronting the challenges within a specific timeframe.

Stimulating competitiveness

Progress will be measured in terms of the evolution of wages and productivity, as well as in terms of how adjustment needs for competitiveness are met. To establish whether the evolution of wages is in line with productivity, the unit labour costs will be monitored in a given period of time and then compared to the evolution in other countries of the Euro Area and in principal commercial partners with similar economies. With respect to each country, the unit labour costs will be evaluated based on the economy overall and for each major sector (products and services, as well as tradable and non-tradable sectors). Huge increases, maintained over time, can erode competitiveness, especially if associated with an increasing current account deficit and a decreasing market share of exports. Interventions to improve competitiveness are necessary in all the countries, but focus will be in particular on those facing great challenges in this area. To ensure the spread of balanced growth in the whole of the Euro Area, specific instruments and common initiatives will be established in order to promote productivity in the slow-growth regions.

Each country will be responsible for the specific interventions to promote competitiveness, but special attention will be paid to the following reforms:

i.	with due respect for national traditions of social dialogue and industrial relations, measures designed to ensure the evolution of costs in line with productivity, for example:

•

reexamining salary agreements and, if necessary, the degree to which the negotiating process is centralized and the indexing mechanisms, with due respect for the autonomy of the social partners in the negotiation of collective contracts;

•	ensuring that salary agreements in the public sector correspond to the force of competitiveness in the private sector (keeping in mind the importance of the signal given by public sector wages).

ii.	Measures meant to increase productivity, for example:

•

further opening up of protected sectors through measures adopted at the national level to eliminate unjustified restrictions on professional services and the retail sector, in order to stimulate competition and efficiency, with due respect for the Community acquis;

•	specific efforts to improve educational systems and to promote research and development, innovation and infrastructures;

MINISTERO DELL’ECONOMIA E DELLE FINANZE	XV

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT

•

measures designed to improve the entrepreneurial environment, in particular for SMEs, notably by eliminating administrative burdens and improving the regulatory framework (for example, bankruptcy laws, the commercial code).

Stimulating employment

A functioning labour market is essential for competitiveness in the Euro Area. Progress will be measured on the basis of the following indicators: rates of youth unemployment and long-term unemployment, as well as participation rates.

Every country will be responsible for the specific interventions adopted in order to stimulate employment, but particular attention will be paid to the following reforms:

•	labour market reforms to promote “flexicurity”, reduce undeclared labour and increase participation in the labour market;

•	continuing education;

•

fiscal reforms, such as the reduction of taxation on labour, so as to make working more advantageous, while maintaining the overall tax revenue, and the adoption of measures designed to simplify participation in the labour market for workers who represent the second source of family income.

Reinforcing sustainability of public finances

With the aim of full realization of the Stability and Growth Pact, utmost attention will be paid to the following points:

Sustainability of pensions, public health services, and social benefits

An evaluation will be undertaken, above all on the basis of indicators of the sustainability gap2. These indicators evaluate whether levels of debt are sustainable based on current policies, in particular pension, public health, and social assistance regimes, bearing in mind demographic factors.

The reforms necessary to ensure the sustainability and the adequacy of pensions and social benefits could include:

•	aligning the pension system to the national demographic situation, for example, by aligning the effective pensionable age to life expectancy or by increasing participation rates;

•	limiting early-retirement regimes and establishing special incentives for the hiring of elderly workers (the 55-and-up age group).

National budget rules

Participating Member States will commit to assimilating in their national legislation the EU budget rules stipulated in the Stability and Growth Pact. The Member States will reserve the right to choose the specific national judicial instrument they make use of, but

[2]	The sustainability gap comprises indicators approved by the Commission and by the Member States to evaluate budget sustainability.

XVI	MINISTERO DELL’ECONOMIA E DELLE FINANZE

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT

will make certain it has a binding and sustainable nature sufficiently strong (for example, constitution or regulatory framework). The exact form of the rule will also be decided by each country (for example, it could take the form of “a brake on borrowing”, a rule linked to the primary balance or a rule on expenditure), but it must guarantee budget discipline at both the national and sub-national levels. With due respect for the prerogatives of the national parliaments, the Commission may choose to be consulted concerning the precise budget rule, before its adoption in order to ensure its compatibility and its synergy with the rules of the EU.

Reinforcing financial stability

For the overall stability of the Euro Area, a strong financial sector is fundamental. A general reform of the EU framework on surveillance and the regulation of the financial sector is under way.

In this context the Member States will commit to introducing a national legislation for the managing of the banking sector, with due respect for the Community acquis. Rigorous stress tests on banks will be carried out regularly, coordinated at the EU level. Furthermore the president of the CERS and the president of the Eurogroup will be invited to periodically inform Heads of State and Government on issues related to macrofinancial stability and macroeconomic developments in the Euro Area that require specific interventions. For each Member State, the private debt level of banks, families and non-financial firms will be monitored with particular attention.

In addition to the aforementioned issues, attention will be given to the coordination of fiscal policies.

Direct taxation will remain under national authority. The pragmatic coordination of fiscal policies is a necessary element for a closer coordination of economic policies in the Euro Area, which in turn supports readjustment of the budget and economic growth. In this context Member States will commit to initiating structured discussion on the issues of fiscal policy, notably to ensure the exchange of best practices, avoid dangerous practices and present proposals on combating fraud and tax evasion.

The development of a common tax base for companies could be a way to go – neutral as far as income profile – to ensure the coherence of national fiscal regimes, with due respect for national fiscal strategies, and to contribute to budget sustainability and competitiveness of European firms.

The Commission has presented a legislative proposal on the common consolidated tax base for companies.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	XVII

Attachment to the ECONOMIC AND FINANCIAL DOCUMENT

Concrete annual commitments

To prove a real commitment in favor of change and to ensure the political impetus necessary to reach the common objectives, each year the participating Member States will at the highest level agree on a series of concrete actions to be completed in twelve months. The choice of the specific measures to be taken will remain under the authority of each country but will be guided in particular by examining the aforementioned issues. These commitments will also be reflected in the national reform programs and in the stability programs presented every year, which the Commission, the Council, and the Eurogroup will evaluate within the context of the European Semester.

XVIII	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

TABLE OF CONTENTS

I.	OVERALL FRAMEWORK AND ECONOMIC-POLICY
	OBJECTIVES	1

II.	MACROECONOMIC SCENARIO	4

II.1	The International scenario	4
II.2	Italy’s economy	5
Box	National accounts revisions	6
Box	Italian export recovery in post-crisis scenario	11
Box	Weight of the public economy at a territorial level	15

III.	NET BORROWING AND PUBLIC DEBT	17

III.1	General government net borrowing	17
III.2	The cyclically adjusted balance	21
III.3	Public debt	23
III.4	Excessive Deficit Procedure (EDP) – The path to a turnaround	28
III.5	Budgetary implications of the reforms of the NRP	30

IV.	SENSITIVITY ANALYSIS	39

IV.1	Sensitivity to economic growth	39
IV.2	Sensitivity to interest rates	41

V.	SUSTAINABILITY OF PUBLIC FINANCES	45

V.1	The impact of population ageing on public expenditure	46
V.2	Debt sustainability	51
V.3	Analysis of the sensitivity of the public-debt dynamics over the long term with respect to the demographic, macroeconomic and public-finance assumptions	54
V.4	Impact on sustainability of the pension reforms adopted in recent years	59
V.5	Other significant factors	61

MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

VI.	QUALITY OF PUBLIC FINANCES	68

VI.1	Fiscal policy: action taken and the 2010-2014 strategy	68

VII.	INSTITUTIONAL ASPECTS OF PUBLIC FINANCE	75

VII.1	Fiscal rules	75
Box	Aligning the budget cycle with the European semester	78
Box	Use of overall spending ceilings	80

MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

TABLES

Table I.1	Public finance indicators: at unchanged legislation and objectives (% of GDP)

Table II.1	Base assumptions

Table II.2a	Macroeconomic prospects

Table II.2b	Prices

Table II.2c	Labour market developments

Table II.2d	Sector accounts

Table III.1	Differences with respect to previous Stability Programme update

Table III.2	General government budgetary prospects

Table III.3	General government account based on unchanged policies

Table III.4	Cyclical developments (% of GDP)

Table III.5	Determinants of public debt (% of GDP)

Table III.6	Overall effects of the measures undertaken in 2010

Table III.7	Financial impact of the reforms of the NRP (millions of euros)

Table III.8	Funds for infrastructures and transports (millions of euros)

Table III.9	Macroeconomic impact of the reforms NRP (average difference of the percentage changes)

Table III.10	Prudential scenario: macroeconomic impact of the reforms of NRP (average difference of the percentage changes)

Table III.11	Impact of the measures of NRP by areas of intervention (percentage deviations from the baseline scenario)

Table IV.1	Sensitivity to GDP growth (percentage values)

Table V.1	Public expenditure for pensions, healthcare, long-term care, education and unemployment benefits (2005-2060)

Table V.2	Long-term sustainability indicators

Table V.3	Private-sector debt components (% of GDP)

Table V.4	Intervention to support financial institutions (in euros mn)

Table VI.1	Impact of Decree Law No.78/2010, converted into Law No.122/2010 (figures in millions of euros and before netting out induced effects)

Table VI.2	Effects of Law No.220/2010 (Stability Law) and of Law No.221/2010 (2011- 2013 Budget Law) – (in millions of euros)

Table VI.3	Public finance policy scenario for the 2012-2014 period (% of GDP)

MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

GRAPHS

Graph II.1	Export and import volumes by geographic area – 2010 (y/y-% change)

Graph II.2	Export and import volumes by sector (NACE) 2010 (y/y-% change)

Graph II.3	Average unit values of exports and imports by geographic area – 2010 (y/y-% change)

Graph II.4	Average unit values of exports and imports by sector (NACE) – 2010 (y/y-% change)

Graph III.1	BTP-BUND Yield differential on 10-and 30- year benchmark issues

Graph III.2	Debt–to–GDP ratio

Graph IV.1	Sensitivity of net indebtedness to growth (% of GDP)

Graph IV.2	Sensitivity of public debt to growth (% of GDP)

Graph IV.3	Composition of the stock of domestic securities

Graph IV.4	Average life and financial duration of government securities

Graph V.1	Pension expenditure (% of GDP)

Graph V.2	Public debt projection compared with projection in 2009 update of the Stability Programme (% of GDP)

Graph V.3	Sensitivity of public debt to an increase or reduction of the net flow of immigrants (% of GDP)

Graph V.4	Sensitivity of public debt to an increase in life expectancy (% of GDP)

Graph V.5	Sensitivity of public debt to macroeconomic assumptions: productivity and female activity rate (% of GDP)

Graph V.6	Sensitivity of public debt to macroeconomic assumptions: real interest rates

Graph V.7	Sensitivity of public debt to changes in the primary surplus

Graph V.8	The impact of reforms on pension expenditure (% of GDP)

Graph V.9	The impact of reforms on the debt-to-GDP ratio (% of GDP)

Graph V.10	Private-sector debt (% of GDP)

MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

I.	OVERALL FRAMEWORK AND ECONOMIC-POLICY OBJECTIVES

Italy’s GDP growth was rather buoyant during the first half of 2010, moving in line with the growth trend for most European countries. Some deceleration was noted at the beginning of the third quarter, though expectations call for gradually stronger momentum in the next few years.

The Government has continued the programme of budgetary discipline that began to take shape in 2008, with the adoption of three-year budget packages moved ahead to the summer months. The budget package outlined for 2011-2013 was approved with the Decree-Law No.78 prior to the summer of 20101, and provided for adjustment of the public accounts in the amount of €12 billion for 2011 and approximately €25 billion for the two-year period thereafter. With the 2011-2013 Stability Law approved in December2, the allocation of resources was changed, although without any corrective impact on net borrowing.

TABLE I.1: PUBLIC FINANCE INDICATORS: AT UNCHANGED LEGISLATION AND OBJECTIVES (% of GDP)

	2009	2010	2011	2012	2013	2014
NEW FORECAST BASED ON UNCHANGED LEGISLATION
Net borrowing	-5.4	-4.6	-3.9	-2.7	-2.7	-2.6
2013-2014 net cumulative fiscal adjustment (% of GDP)					1.2	2.3

POLICY SCENARIO
Net borrowing	-5.4	-4.6	-3.9	-2.7	-1.5	-0.2
Net structural borrowing (1)	-4.1	-3.5	-3.0	-2.2	-1.4	-0.5
Structural change	0.5	-0.6	-0.5	-0.8	-0.8	-0.8
Public debt (2)	116.1	119.0	120.0	119.4	116.9	112.8

Memo: Public Finance Decision
Net borrowing	-5.3	-5.0	-3.9	-2.7	-2.2
Net structural borrowing (1)	-3.8	-3.4	-2.5	-1.9	-2.0
Structural change	0.4	-0.5	-0.8	-0.7	0.1
Public debt	115.9	118.5	119.2	117.5	115.2

1)	Structural: net of one-off measures and cyclical component.
2)	As from 2011, the estimates include the effects of Italy’s contribution to the three-year plan to support Greece, according to the conditions established on 8 May 2010 and Italy’s share of the issues of the European Financial Stability Facility (EFSF) through 31 March 2011 (one only in January 2011). The estimates do not include any debt issues by the EFSF after 31 March 2011 or the capital contributions paid for setting up the European Stability Mechanism (ESM) as from June 2013.

Considering these measures altogether, the Italian Government is able to confirm its fiscal-consolidation objectives: the net borrowing falls back below the target value by 2012, the first year of the time horizon considered by the Stability Programme, and then continues descending in the two years thereafter. At the end of 2014, the net borrowing is expected to amount to -0.2 per cent of GDP as a consequence of additional net measures to correct the primary balance (equivalent to approximately 2.3 percentage points of GDP).

[1]	Converted into Law No.122/2010.
[2]	Law No.220/2010. As provided by Law No.196/2009, the Stability Law substitutes the Budget Law as of 2010.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	1

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

The Government also confirms the commitment to achieving the medium-term objective (MTO) of balancing the budget net of cyclical conditions and one-off measures. In structural terms, the fiscal-consolidation process which got back on track in 2010 is continuing this year with the cyclically adjusted budget balance, net of one-off measures, slated to fall by 0.5 percentage points; instead, during the 2012-2014 period, the adjustment amounts to around 0.8 percentage points per year.

The coordination of EU economic policies has become a reality starting from 2011 with the launch of the first European semester which provides for the presentation of the two documents that will allow for the centralised EU review of budgetary policies and reform strategies undertaken by the Member States: the Stability Programme (SP) and the National Reform Programme (NRP).

Drawn up on the basis of national planning documents, the SP is becoming Italy’s fundamental economic-financial planning document, defined on the basis of guidelines and recommendations set out at an EU level.

This SP provides macroeconomic and public-finance estimates that update the projections presented in the Public Finance Decision (PFD) published last September and outlines the scenario through 2014. The updating of the SP reflects new macroeconomic forecasts, illustrating the effects thereof on the public-finance balances and on budget strategy for the achievement of the financial objectives3. In addition to the public-finance forecasts based on unchanged legislation, the document supplies, for the first time, an indication of the projected public-finance balances assuming no changes in the public administration’s stance over the programme’s time horizon (unchanged policy scenario).

In addition, in order to ensure consistency between the reform strategies and the budget policies, the document contains certain sections aimed at evaluating the impact of the NRP measures on economic growth and the public budget.

With the analysis of the quality of public finance, the measures adopted with the 2011-2013 budget package are acknowledged for the purpose of ensuring the planned decrease in the deficit with the timetable to which the Government has committed. The section also indicates the guide lines for the additional measures in continuing fiscal consolidation.

The SP presents projections of the debt-to-GDP ratio for the coming years. The analysis of long-term sustainability through 2060 is shown on the basis of 10-year intervals. The demographic assumptions refer to the EUROSTAT baseline scenario (base year of 2007), while the macroeconomic scenario incorporates the effects of the crisis (lost-decade scenario) converging toward the assumptions agreed at the level of the EPC-

[3]

The Update of the Stability Programme is prepared in accordance with European Council (EC) Regulation No.1466/97, taking into account the changes introduced by Regulation No.1055/2005 of 27 June 2005, and the guidelines for the application of the new Stability and Growth Pact approved by the Economic and Financial Committee in line with the reinforcement of European governance and the launch of the European semester in 2011.

More specifically, this Update is based on Law No.122/2010 converting Decree-Law No.78/2010, presented in June 2010, the 2011 Stability Law, presented in September and now approved (Law No.220/2010) and the Budget Law for the years of 2011-2013 (Law No.221/2010).

2	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Ageing Working Group (EPC-AWG) over the medium term only. In evaluating the effects of alternative macroeconomic and public-finance assumptions on the long-term trend of the public debt, the chapter on the sustainability of public finances contains a series of alternative simulations. The results show that Italy’s debt remains largely sustainable over the long term in the scenarios analysed, when based on the publicfinance objectives contained in this SP Update and even after taking into account the effects of the crisis.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	3

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

II.	MACROECONOMIC SCENARIO

II.1	THE INTERNATIONAL SCENARIO

In 2010, the global economy was once again growing at a robust pace, although some signs of a slowdown were apparent more recently. Estimates indicate GDP grew by 4.8 per cent and trade expanded by 12.0 per cent. Economic performance was nonetheless variable across the board, with the emerging nations and the newly industrialising countries posting higher growth rates, along with sharp inflationary tensions.

The 2011 forecasts have been revised upward with respect to both global economic growth (now at 4.0 per cent) and the expansion of world trade (now at 7.1 per cent).

Notwithstanding the upward revisions, risks remain, with the breadth and depth of the recovery of the private sector continuing to be uncertain in developed countries where economic growth could be conditioned by: the risk of weakening of the cycle; the gradual disappearance of the stimulus produced by the exceptionally expansive fiscal and monetary policies; and the progressive completion of the inventory rebuilding process.

In addition, advanced economies could also be affected by the lower growth of emerging nations, prompted partly by economic policies that are becoming more restrictive.

The prices for industrial, energy, and food commodities have also started to grow again significantly in recent months, thereby representing a specific risk factor mainly for importing nations. In addition, geopolitical tensions are high in various areas of the world.

In March 2011, the European Council decided to set up a permanent European Stability Mechanism (ESM) in order to ensure the orderly running of the financial markets. The mechanism will have actual operating capacity of €500 billion, and as from 2013, it will replace the European Financial Stability Facility, the intervention mechanism developed during the crisis and whose operating capacity has already been bolstered. In addition, with a view toward improving the regulation and supervision of the financial markets, the EU has established three regulatory authorities at a European level1 and the European Systemic Risk Board (ESRB) which were slated to take the place of the pre-existing bodies as from January 2011. After standing firm at 1.0 per cent for almost two years, the European Central Bank’s reference rate was raised by 25 basis points to 1.25 per cent at the meeting of the Governing Council in April.

In the United States, the Federal Reserve elected to buy $600 billion of government securities through its Quantitative Easing 2 programme; the transaction follows a similar one in the prior two-year period, with the Federal Reserve having now purchased a total of $1.75 trillion. The monetary-policy rate has remained unchanged at the historical low of between 0.0 and 0.25 per cent.

[1]

The three authorities known as European Supervisory Authorities (ESAs) are addressed to different types of financial institutions: the European Banking Authority (EBA) for banks, the European Securities and Market Authority (ESMA) for financial markets, and the European Insurance and Occupational Pensions Authority (EIOPA) for insurers and pension funds.

4	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

In the aftermath of the violent earthquake in March, the Central Bank of Japan decided to increase the purchase of financial securities through the Asset Purchases Program by up to ¥10,000 billion and to grant loans for up to ¥30,000 billion. In addition, the Bank has injected some ¥15,000 billion of liquidity into the market. The monetary-policy rate continues to remain firm at 0.1 per cent.

II.2	ITALY’S ECONOMY

Domestic demand

GDP growth in Italy was robust in the first half of 2010, in line with the performance of most European countries. Although the pace of growth started to slacken during the third quarter, the Italian economy expanded by 1.3 per cent for the year, with a rate of growth similar to that reported by other European countries, including the UK, and just below the growth rate in France where the fiscal stimulus contributing to the deficit was significant. Italy’s result was marginally better than that forecast in the Public Finance Decision published in September 2010 (1.2 per cent).

Domestic demand sustained the recovery, with private consumption and fixed investment respectively contributing 0.6 and 0.5 percentage points to growth. Net exports instead subtracted from total growth (-0.4 percentage points), while the rebuilding of inventories made a significant contribution (+0.7 percentage points).

Gross fixed investment rose by 2.5 per cent. Investments in machinery and equipment were the most dynamic, including for the effect of the fiscal benefits introduced by the Government in the second half of 2009. Investments in transport vehicles and equipment also recovered at least a part of the decrease registered during the crisis. Instead, investments in construction continued to contract (-3.7 per cent), albeit at a more modest pace than in 2009.

Private consumption rose by 1.0 per cent. Although spending was dynamic in the case of semi-durables, non-durables, and services, the outlays for durable goods were lower year-on-year, partly due to the termination of auto-purchase incentives. Residents’ purchases abroad were down by 4.1 per cent, whereas non-residents’ expenditures in Italy rose by 0.2 per cent.

Alongside the recovery in world trade (12.0 per cent), exports rose by 9.1 per cent, though the rate of expansion was below that for imports. The terms of trade deteriorated: the export deflator grew at a rate lower than the import deflator.

In 2010, the crisis continued to influence the labour market, albeit with signs of improvement in the final quarter of the year. In 2010, on average, employment contracted by 0.7 per cent, with the manufacturing sector accounting for a good portion of the decrease. The number of dependent employees declined by an ever greater extent (-1.0 per cent).A similar decrease was reported in terms of full-time equivalents (FTEs). The contraction in employment was less than forecast, partly due to both the wage supplementation scheme (Cassa Integrazione Guadagni (CIG)) used by many companies and the instruments introduced by the Government aimed at mitigating the impact of the crisis on the labour market. The CIG hours authorised were up by approximately 32 per cent as a result of increases in extraordinary and exceptional benefits (the so-called in deroga scheme). Instead, the hours authorised for ordinary benefits declined year-on-year.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	5

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

The number of hours actually used by businesses was equal to approximately 53 per cent, and thus was not high overall.

The unemployment rate averaged approximately 8.4 per cent for the year (an increase of 0.6 percentage points when compared with 2009); the number of employed was down by 0.7 per cent, while the labour supply remained unchanged. The number of inactive persons rose by 0.9 per cent in comparison with 2009.

Taken altogether, the Italian labour market data are better than the European averages. The unit labour costs measured on GDP remained unchanged in comparison with 2009 as a result of labour productivity gains and wage moderation; a significant decrease in unit labour costs was seen in the industrial sector (excluding construction), which has the greatest exposure to international competition. The GDP deflator was up by 0.6 per cent, while the consumption deflator rose by 1.5 per cent, reflecting the increase in the prices of the imported goods and services and a greater weight of the energy component. A similar increase was reported for the Harmonised Index of Consumer Prices (HICP) (1.6 per cent).

A comparison with the Euro Area shows that the growth differential vis-à-vis the average Harmonised Index of Consumer Prices (HICP) was basically cancelled out in 2010, essentially due to the timing difference with which the increases in the more volatile components of the index (energy and fresh food products) reflect the trend of international commodity prices. In the case of core inflation, the differential is higher (0.5 percentage points), basically reflecting the trend of industrial durable goods (excluding energy) (whose growth was 1.7 percentage points higher than the Euro Area average) and services (with a differential in line with that of the general index).

NATIONAL ACCOUNTS REVISIONS

On 1 March 2011, ISTAT published ordinary revisions to 2008-2009 data, along with the publication of the estimates for the 2010 annual accounts. The revisions take into account the updates occurring in the statistical sources used.2 The table below shows the differences between the two series for the main components of GDP, and figures for prices and employment. With reference to 2009, the new estimates entail a downward revision of real GDP growth as a result of the following factors: a more pronounced contraction of investments in construction, and a greater reduction of inventories with respect to the prior estimates. The growth of imports was revised upward at a rate more or less in line with the upward revision of exports. The contraction of investment in machinery and equipment is lower than previously estimated, while the trend of the public administration’s spending is higher than the previous estimate. The rate of nominal GDP growth was revised downward by 0.1 percentage points. The national accounts data will undergo an extraordinary revision this year for the effect of the changeover from the NACE I classification to the NACE II classification. The estimate of GDP for the third quarter of 2011 will be published in December.

[2]	For more details about the principal changes in the statistical sources used for the 2008-2009 estimates, see the ISTAT press release:

http://www.istat.it/salastampa/comunicati/in_calendario/continaz/20110301_00/testointegrale20110301.pdf

6	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Comparison between the previous and current ISTAT series

	2008		2009		2010
	Current	Previous	Current	Previous	Current
ITALY MACROECONOMIC DATA (VOLUMES)
GDP	-1.3	-1.3	-5.2	-5.0	1.3
Imports	-4.4	-4.3	-13.7	-14.5	10.5
National final consumption	-0.4	-0.4	-1.1	-1.2	0.6
Household consumption	-0.8	-0.8	-1.8	-1.8	1.0
General government and NPISH° expenditure	0.5	0.8	1.0	0.6	-0.6
Investment	-3.8	-4.0	-11.9	-12.1	2.5
- Machinery, equipment and other	-4.7	-4.7	-15.3	-16.6	9.6
- Construction	-3.0	-3.4	-8.7	-7.9	-3.7
Exports	-4.3	-3.9	-18.4	-19.1	9.1
PRICES
GDP deflator	2.8	2.8	2.3	2.1	0.6
Import deflator	6.8	6.8	-7.4	-6.1	8.6
National final consumption deflator	3.2	3.2	0.6	0.6	1.4
Household consumption deflator	3.2	3.2	0.0	-0.2	1.5
Public consumption deflator°	3.5	3.4	2.0	2.7	1.3
Gross fixed investment deflator	3.2	3.2	1.0	0.8	1.5
- Machinery, equipment and other	3.0	3.0	0.8	0.5	0.9
- Construction	3.4	3.4	1.1	1.0	2.0
Export deflator	5.0	5.1	-1.4	-0.4	4.9
LABOUR
Employment (FTE)	-0.4	-0.4	-2.9	-2.6	-0.7
Dependent employment (FTE)	0.1	0.1	-2.8	-2.7	-1.1

Note: General government and NPISH

External trade

In 2010, Italy’s foreign-trade activity rebounded significantly, following the positive trend of world trade and global industrial production.

The trade balance was negative overall by roughly €27.3 billion (1.8 per cent of GDP), compared with a deficit of €5.9 billion for the prior year. The change was due to a relatively more dynamic increase in imports (22.6 per cent) compared with exports (15.7 per cent). Net of energy products (crude oil and natural gas), the trade balance was a surplus of €25.1 billion3. From a geographical standpoint, the trade flows with non-EU countries were stronger than those with the EU nations. The balance for the non-EU area was a deficit of €20.2 billion, whereas the balance with Europe was a more limited deficit of approximately €7.1 billion.

The sectors having the highest trade balances were: machinery, textile-apparel products, plastic materials and refined petroleum products. The manufacturing sector’s exports rose by 16.3 per cent in value, while its imports were 21.6 per cent higher.

In 2010, total export and import volumes were up by 8.9 per cent and 11.1 per cent, respectively, in comparison with 2009. Exports grew mainly with respect to Brazil, Russia, India and China (BRIC), whereas a contraction was reported with respect to the OPEC countries (-4.4 per cent). The highest growth of exports within Europe was with the UK (+15.6 per cent). With reference to imports from non-EU countries, the highest growth was with China (+42.9 per cent), while the flows from Russia decreased (-10.0 per cent). Within the EU, the greatest increase in imports was observed with Spain (17.7 per cent).

[3]	In 2010, imports of energy products totalled €53.1 billion. Such imports mainly come from non-European countries (€48.8 billion), with a small portion sourced from Europe (€4.3 billion).

MINISTERO DELL’ECONOMIA E DELLE FINANZE	7

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Last year’s recovery of trade volumes was broad-based, spreading across all sectors. The most pronounced increases in exports (between 14.0 and 17.0 per cent) were reported for chemical products, agricultural products, computers, optical devices, and transport vehicles and equipment. The smallest increase was that for machinery (5.1 per cent). Imports were markedly higher in four sectors (computers, electronic devices and optical devices; wood and wood products; metals and metal products, excluding plant and machinery; and electrical devices) with increases of between 18.0 and 43.2 per cent.

An analysis of the overall trend of average unit values (AUV) shows increases of 6.1 per cent for exports and 10.4 per cent for imports in 2010. From a geographic perspective, the greatest increases in AUV were registered for both exports and imports with respect to non-EU countries (between 8.5 per cent and 4.3 per cent for exports; between 28.1 per cent and 12.8 per cent for imports), including for the effect of imported energy.

From the standpoint of sectors, the AUV increased in all sectors in 2010. In the traditional Made-in-Italy sectors, the AUV increases for imports were higher across the board than those for exports, and concentrated in textiles and apparel (6.0 per cent), electrical devices (5.6 per cent) and machinery (5.3 per cent). In the case of exports, the increases for all of these sectors ranged between 4.5 per cent for textiles and apparel and 3.6 per cent of the machinery.

According to the data for the first 10 months of 2010, Italy’s market share of world exports at current prices dropped slightly year on year (to 3.0 per cent from 3.3 per cent). A similar change occurred in the case of many other European countries, with Germany’s share falling to 8.2 per cent (from 9.1 per cent) and Spain’s declining to 1.6 per cent (from 1.8 per cent)4.

[4]	Data source: Italian Institute for Foreign Trade (ICE) and Ministry of Economic Development.

8	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Exports
Imports
France 8.5 8.4
Germany 11.2 12.2
United Kingdom 15.6 15.4
Spain 6.5 17.7
Brazil 42.2 14.0
Russia 21.3 -10.0
India 22.9 21.9
China 24.6 42.9
Japan 4.1 4.0
United States 14.8 3.8
EMU 6.2 10.5
EU countries (27) 7.6 11.0
EDA* 8.8 24.6
Extra-EU countries 10.7 12.1
OPEC -4.4 6.3
World 8.9 11.1
-20 -10 0 10 20 30 40 50

Source: Analyses of ISTAT data contained in the COEWEB databank.
*) DAE is the acronym for the Dynamic Asian Economies; the aggregate includes the following economies: Singapore, South Korea, Taiwan, Hong Kong, Malaysia and Thailand.

Exports
Imports
Agriculture 16.1 7.9
Food, drink and tobacco 9.1 7.4
Textiles and clothing, leather and leather products 7.9 10.6
Wood and wooden products 12.7 20.5
Refined petroleum products 15.8 2.3
Chemical products 17.3 9.2
Pharmaceutical products 9.3 -2.8
Plastic and rubber products, non-metalic mineral products 10.2 14.8
Metals and metal products (excl. machinery and equipment) 9.8 19.2
Computer, electronic and optical products 16.0 43.2
Electric equipment 7.7 18.7
Mechanical machineries and tools n.e.c 5.1 11.9
Transport vehicles 14.8 5.7
Others 10.2 12.4
Total 8.9 11.1
-10 0 10 20 30 40 50

Source: Analyses using ISTAT data contained in the COEWEB databank.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	9

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Exports
Imports
France
Germany
United Kingdom
Spain
Brazil
Russia
India
China
Japan
United States
EMU
EU countries (27)
EDA*
Extra-EU countries
OPEC
World
6.0
6.6
4.9
10.5
1.0
1.3
-0.5
4.0
4.3
3.8
7.3
6.9
8.5
5.2
5.1
6.1
6.4
4.4
6.2
5.3
17.5
20.2
7.7
3.2
5.3
12.8
5.8
5.5
7.8
15.7
28.1
10.4
-10
0
10
20
30

Source: Analyses using ISTAT data contained in the COEWEB databank.
*) DAE is the acronym for the Dynamic Asian Economies; the aggregate includes the following economies: Singapore, South Korea, Taiwan, Hong Kong, Malaysia and Thailand.

Exports
Imports
Agriculture
Food, drink and tobacco
Textiles and clothing, leather and leather products
Wood and wooden products
Refined petroleum products
Chemical products
Pharmaceutical products
Plastic and rubber products, non-metallic mineral products
Metals and metal products (excl. machinery and equipment)
Computer, electronic and optical products
Electric equipment
Mechanical machineries and tools n.e.c.
Transport vehicles
Others
Total
4.7
1.4
4.5
2.8
35.8
7.4
5.2
3.7
10.6
3.0
4.1
3.6
1.9
3.4
6.1
6.0
3.6
6.0
4.0
38.0
13.1
8.9
4.8
21.7
-2.3
5.6
5.3
0.8
3.9
10.4
-10
0
10
20
30
40

Source: Analyses using ISTAT data contained in the COEWEB databank.

10	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

ITALIAN EXPORT RECOVERY IN POST-CRISIS SCENARIO

In 2010, Italy’s commercial trade rebounded above the post-crisis levels, moving in line with what occurred in other most industrialised countries. According to national accounts data, Italy’s exports are still 7.5 per cent below the 2007 level (15 per cent for the volume data). Such trend is mainly due to the strong integration with the most industrialised countries, and in particular with countries of the European Union, whose growth has been more moderate: Italy’s exports to Europe account for approximately 60 per cent of the national total. According to the official estimates contained in this document, the complete recovery of trade in value terms is expected as early as this year. Instead, the recovery in volume terms is forecast for 2013-2014, led by the effect of the consolidation of the recovery in the more industrialised countries, Italy’s main trade partners. Furthermore, positive signs have emerged of greater integration with the more dynamic geographic areas. Italy has reported even more trade with the BRIC (Brazil, Russia, India, and China). In 2010, total exports in volume terms rose by 24.6 per cent with respect to China and by 42.2 per cent with respect to Brazil. In addition, the recovery of trade volumes was broad-based, spreading over all productive sectors, with the most pronounced increases reported for chemical products, agricultural products, computers and optical devices and transport vehicles and equipment. Italy also made progress in penetrating new markets in 2010, as shown by the increase in the percentage of exports to Turkey with respect to Italy’s total exports (up to 2.4 per cent from 1.9 per cent in 2009). Considering altogether the factors mentioned above, Italy’s percentage share of exports to the global market slightly decreased, as did the shares of other European countries (including Germany). The decrease is a distinguishing trait of the recent crisis that was mainly transmitted through the world trade/investment channels which experienced marked declines. Against an international backdrop marked by a high degree of globalisation and integration of economies, Italy’s exports were also impacted by the peculiar nature of the national productive system, which consists of many small-/medium-sized companies mostly specialising in traditional sectors that have had the greatest exposure to competition from developing countries. The People’s Republic of China (PRC), for example, is Italy’s direct competitor in the following traditional sectors, albeit with different qualitative levels: textiles and apparel, footwear, leather and leather products, glass and ceramics, furnishings and interior design. Looking ahead, Italy’s exports can be expected to benefit from the growth of demand for intermediate and investment goods. The contribution of agricultural goods and consumer goods would instead appear less significant.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	11

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Prospects for the Italian economy

Uncertainties characterising the global geopolitical framework, sizeable increases in the prices of commodities, and the gradual withdrawal of expansive monetary and fiscal policies expected in many countries are factors affecting global economic prospects.

Italy’s GDP is currently forecast to grow by 1.1 per cent in 2011, or 0.2 percentage points less than the estimate published in the Public Finance Decision. Following the modest result for the fourth quarter of 2010 (0.1 per cent quarter on quarter), it is plausible that the expansion will continue, with a slight acceleration that will probably be more notable at mid-year. For the 2012-2014 period, GDP growth is pegged at an average of 1.5 per cent per year.

In 2011, investments in machinery and equipment should likely continue to expand, albeit at a slower pace in comparison with 2010, in line with the developments in the global economy. During the three years thereafter, investments in machinery are forecast to grow by an annual average of 3.8 per cent.

Investments in construction will likely continue to be affected by the crisis in 2011, with outlays flat year on year. During the fourth quarter of 2010, production in the construction sector and transactions in the residential segment had both suffered setbacks after the signs of recovery during the first half of the year. Investments in construction are forecast to grow by an annual average of 1.5 per cent over the 2012-2014 period.

Private consumption should continue to grow moderately in the current year, with the average annual increase of roughly 1.4 per cent for the 2012-2014 period. The gradual, moderate recovery of employment represents a critical factor for household spending decisions.

12	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Exports should expand further, although being influenced in the short term by the slowdown in foreign demand and the appreciation of the euro currency. The contribution of net foreign demand is expected to be neutral for the entire forecast period. Inventory building is forecast to continue for the current year.

The deficit in the current account of the balance of payments should amount to around 3.0 per cent of GDP in 2014, thereby falling with respect to the previous years.

The labour market is likely to experience a modest recovery. Employment should grow by 0.3 per cent in 2011. Given a slight uptick in labour supply, the unemployment rate should stabilise at 8.4 per cent, remaining unchanged in comparison with 2010, and then it should gradually decline to reach 8.1 per cent in 2014.

The compensation per employee is slated to rise by 1.2 per cent, with its growth thus decelerating in comparison with 2010. The contracts in effect in the private sector at the end of February account for roughly 60 per cent of the total Given the joint effect of productivity gains and wage moderation, the rates of growth of unit labour costs should remain moderate for the entire forecast period.

After the rise projected for the current year, the consumption deflator is expected to decelerate to 2.0 per cent in 2012 and to 1.8 per cent for 2013 and 2014, with the trend linked to the gradual easing of inflationary tensions. As the tensions slacken (particularly in the oil market), the trend of prices should also ease.

Sharp differences in terms of GDP growth and employment still exist at a territorial level. Significant investment spending is planned for the 2011-2014 period as a result of the full implementation of development policies in favour of areas in need; such spending should favour economic expansion in southern Italy, where the rate of growth should surpass the pace for the rest of the country and thus should lead to a reduction, albeit marginal, of the structural gap in growth. A large part of regional-policy initiatives now being implemented regard the Europe 2020 priorities and more specifically initiatives related to research and development and the upgrade of human capital5.

TABLE II.1: BASE ASSUMPTIONS

	2009	2010	2011	2012	2013	2014
Short-term interest rate (1)	1.0	0.6	1.6	3.2	4.2	4.6
Long-term interest rate	4.3	4.0	5.0	5.3	5.7	6.0
USD/EUR exchange rate	1.39	1.33	1.39	1.39	1.39	1.39
Change in nominal effective exchange rate	2.8	-6.7	0.3	0.3	0.0	0.0
GDP growth, world excluding EU	0.2	5.6	4.6	4.6	4.9	5.0
EU GDP growth	-4.1	1.9	1.8	1.9	2.2	2.2
Growth in Italy’s foreign markets	-11.2	10.3	6.7	5.8	6.4	6.5
World import volumes, excluding EU	-13.6	13.8	8.2	8.0	8.0	8.0
Oil price (Brent, USD/barrel)	61.7	80.2	110.7	109.7	109.7	109.7

1)	Short-term interest rate: the average of the forecast rates on 3-month government securities issued during the year; long-term interest rate: the average of the forecast rates on 10-year government securities issued during the year.

[5]	See National Reform Programme.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	13

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

TABLE II.2a: MACROECONOMIC PROSPECTS
	2009	2009	2010	2011	2012	2013	2014
	Level (1)			% change
Real GDP	1,205,536	-5.2	1.3	1.1	1.3	1.5	1.6
Nominal GDP	1,519,702	-3.1	1.9	2.9	3.1	3.3	3.4
COMPONENTS OF REAL GDP
Private consumption	734,083	-1.8	1.0	1.1	1.2	1.3	1.5
Public consumption (2)	260,692	1.0	-0.6	0.0	-0.2	0.5	0.7
Gross fixed investment	232,970	-11.9	2.5	1.8	2.5	2.7	3.0
Inventories (% of GDP)		-0.6	0.7	0.2	0.0	0.0	0.0
Exports of goods and services	289,423	-18.4	9.1	4.8	4.3	4.5	4.8
Imports of goods and services	309,590	-13.7	10.5	4.5	3.9	4.2	4.6
CONTRIBUTION TO REAL GDP GROWTH (3)
Domestic demand		-3.3	0.9	1.0	1.2	1.5	1.7
Change in inventories		-0.6	0.7	0.2	0.0	0.0	0.0
Net exports		-1.3	-0.4	0.0	0.0	0.0	0.0

1) € Mn
2) General government and NPISH
3) Slight discrepancies, if any, are due to rounding.

TABLE II.2b: PRICES

	2009 Level	2009	2010	2011	2012 % change.	2013	2014
GDP deflator	126.1	2.3	0.6	1.8	1.8	1.8	1.8
Private consumption deflator	123.4	0.0	1.5	2.3	2.0	1.8	1.8
HICP	108.8	0.8	1.6	2.2	2.0	1.9	1.9
Public consumption deflator	127.5	2.0	1.3	-0.2	0.5	0.6	1.0
Investment deflator	124.3	1.0	1.5	2.1	2.4	2.3	2.3
Export deflator	125.2	-1.4	4.9	3.8	2.4	2.1	1.9
Import deflator	119.1	-7.4	8.6	4.5	2.1	1.7	1.7

TABLE II.2c: LABOUR MARKET DEVELOPMENTS

	2009 level (1)	2009	2010	2011 % change.	2012	2013	2014
Employment, persons (national accounts data)	24,839	-1.7	-0.7	0.3	0.5	0.5	0.6
Employment, hours worked	44,025,495	-3.3	-0.4	0.4	0.8	0.7	0.7
Unemployment rate		7.8	8.4	8.4	8.3	8.2	8.1
Labour productivity, persons	48,534	-3.6	2.0	0.8	0.8	1.0	1.0
Labour productivity, hours worked	27.4	-2.0	1.7	0.6	0.5	0.8	1.6
Compensation of employees	649,423	-1.2	0.8	2.0	2.2	2.4	2.6
Compensation per employee	37,293	1.7	2.0	1.2	1.5	1.5	1.8

1)	Units of measurement: in thousand for employment (persons) and hours worked; in real € for labour productivity; in millions of current € for compensation of employees; in current € for compensation per employee.

14	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

TABLE II.2d: SECTOR ACCOUNTS
	2009	2010	2011 in % GDP	2012	2013	2014
Net lending/borrowing vis-a-vis the rest of the world	-2.9	-4.2	-3.5	-3.3	-3.0	-2.9
Balance of goods and services	-0.4	-1.8	-2.0	-1.8	-1.7	-1.6
Balance of primary income and transfers	-2.6	-2.4	-1.6	-1.6	-1.5	-1.4
Capital account	0.0	0.0	0.1	0.1	0.1	0.1
Net lending/borrowing of private sector	2.4	0.4	0.4	-0.5	-0.3	-0.3
Net lending/borrowing of general government (1)	-5.3	-4.5	-3.9	-2.7	-1.5	-0.2
Net lending/borrowing of general government	-5.4	-4.6	-3.9	-2.7	-1.5	-0.2
Statistical discrepancies

1)	For 2009-2010, the value of the EDP B.9 general government’s borrowing is slightly different from the corresponding balance used by the SEC95 for the purpose of computing the balance with the rest of the world. MEF, preliminary data of the Excessive Deficit Procedure (EDP)notification dated 1/4/2011. For the balance with the rest of the world, ISTAT preliminary data for 2009-2010.

WEIGHT OF THE PUBLIC ECONOMY AT A TERRITORIAL LEVEL

The GDP of Italy’s northern and central regions accounts for the bulk of the nation’s GDP, representing approximately 76 per cent. On the basis of the regional data published by ISTAT6, Italy’s GDP grew by an annual average just under one percentage point for the 1995-2009 period, with stable growth in the central and northern regions (0.8 per cent) and in the southern regions (0.7 per cent). Still, a part of the growth in southern Italy is driven by the strong role of the public sector: the expenditure for final public consumption is equal to approximately 30 per cent of GDP in the southern regions, compared with 16 per cent for the central and northern regions. It is nonetheless plausible to assume that businesses from the central and northern regions have benefited both directly and indirectly from the public spending taking place in the southern regions. When stated net of expenditure for final consumption, the growth of southern Italy was less dynamic than the growth of the northern and central regions starting from 2000, whereas at the end of the nineties, the growth of southern Italy was higher than the average growth for Italy as a whole. In addition, the number of employed in the public sector (public administration, education, healthcare and other social services) represents approximately 25 per cent of total number of employed in the southern regions, compared with 16 per cent for the central and northern regions.

[6]	The historical series of the regional accounts are available from 1995 to 2009.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	15

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

GDP, net of expenditure for public consumption (% change)

Central and northern regions
Southern regions and Islands
Italy
percentage changes
4.5
3.5
2.5
1.5
0.5
-0.5
-1.5
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007

Employment in the public sector by macro area (% of total)

Central and northern regions
Southern regions and Islands
Italy
percentage changes
28
26
24
22
20
18
16
14
12
10
2000
2001
2002
2003
2004
2005
2006
2007

Source: ISTAT, regional accounts

16	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

III. NET BORROWING AND PUBLIC DEBT

III.1	GENERAL GOVERNMENT NET BORROWING

The public finance forecasts presented in the 2009 Stability Programme Update were confirmed in 2010, although with revisions to the economy’s real growth prospects (Table III.1).

TABLE III.1: DIFFERENCES WITH RESPECT TO PREVIOUS STABILITY PROGRAMME UPDATE

	2009	2010	2011	2012
GDP GROWTH RATES
2009 Stability Programme	-4.8	1.1	2.0	2.0
2011 Stability Programme	-5.2	1.3	1.1	1.3
Difference	-0.4	0.2	-0.9	-0.7
NET BORROWING (% of GDP)
2009 Stability Programme	-5.3	-5.0	-3.9	-2.7
2011 Stability Programme	-5.4	-4.6	-3.9	-2.7
Difference	-0.1	0.4	0.0	0.0
PUBLIC DEBT (% of GDP)
2009 Stability Programme	115.1	116.9	116.5	114.6
2011 Stability Programme	116.1	119.0	120.0	119.4
Difference	1.0	2.1	3.5	4.8

In the 2010 Combined Report on the Economy and Public Finance issued in April 2010, the growth estimates for 2010-2012 were revised down by 0.6 percentage points.

Later in September, with the 2011-2013 Public Finance Decision (PFD), the growth profile was slightly moved forward without altering the dynamics overall. At the same time, the forecasts of the public accounts were updated to take into account: the new macroeconomic framework; indications from the changes in macroeconomic aggregates as a result of monitoring activity; and the effects of the three-year budget-correction package approved before the summer1. The update entailed the revision of several revenue and expenditure accounts, without any impact on the deficit-to-GDP ratio which remained at 5.0 per cent in 2010.

At year end, the result was actually better than that estimated in the previous update by a total of 0.4 percentage points of GDP. The smaller deficit is mainly to be attributed to the lower ratio of total spending to GDP when compared with the previous forecast (-0.3 percentage points); such decrease was matched by an increase in total revenues (approximately 0.1 percentage points) in the presence of growth that was slightly higher than previously estimated. With reference to current expenditure, the conspicuous decrease in interest expenditure (-0.3 percentage points) along with lower payments of employment compensation (-0.1 percentage points) partially offset the increases in expenditure for intermediate consumption (0.3 percentage points) and for social payments in cash (0.3 percentage points) and subsidies (0.1 percentage points). A reduction in capital expenditure was seen in all principal components of the account.

[1]	Decree-Law No.78/2010 converted into Law No.122/2010.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	17

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

With reference to total revenues, the slight increase in the weight of tax revenues (0.1 percentage points) comes from a change in the fiscal revenue mix, that reflects an increased weight of indirect taxes against a decrease weight of direct taxes.

Accordingly, when compared with the results achieved in 2009, the nominal net borrowing for 2010 was approximately €10.5 billion lower, standing at around €71.2 billion. Instead, the deficit-to-GDP ratio was 4.6 per cent, or 0.8 percentage points below the level of 5.4 per cent for 20092.

The primary balance improved, going from -0.7 per cent for 2009 to -0.1 per cent for 2010.

Total revenues grew by 0.8 per cent with respect to the previous year, mostly as a result of higher indirect taxes (5.1 per cent) whose growth was primarily driven by value-added taxes (IVA) which, in turn, were influenced by provisions to counter value-added tax credits unduly claimed as offsets to taxes payable3. Direct taxes rose by 1.2 per cent propelled by higher levels of corporate income taxes (IRE). The growth of social contributions actually paid was 0.5 per cent, while the increase in gross employee compensation was moderate. Capital taxes decreased markedly (-72.3 per cent) given the absence of initiatives that generated tax income in 2009, namely, a programme providing for taxes on settlement or repatriation of financial assets and capital held abroad, and the lump-sum payment of a substitute tax in relation to the voluntary alignment of book values to IAS principles. Altogether, total revenues came to 46.0 per cent of GDP in 2010.

The tax burden amounted to 42.6 per cent, or 0.5 per cent below the 43.1 per cent registered for 2009.

Total outlays amounted to 50.6 per cent of GDP, and thus decreased by 0.6 per cent in comparison with 2009. Current expenditure (equal to 44.7 per cent of GDP) rose by 0.3 per cent. Employee compensation rose by 0.5 per cent, while the number of people employed by the public administrations decreased by 1.0 per cent. Expenditures for intermediate consumption increased by 0.4 per cent (and thus decelerated markedly with respect to the 6.5 per cent increase for 2009), while social payments in kind (which primarily include expenditures for contracted healthcare services) rose by 1.0 per cent, compared with 5.1 per cent for the previous year. Social payments in cash were 2.3 per cent higher, thus growing by one-half of the 5.2 per cent increase posted for 2009, including for the effect of more limited indexing of pensions year on year. Interest expenditure for 2010 was just above €70 billion, essentially in line with the previous year when the figure decreased by 13.4 per cent in comparison with 2008.

[2]	The net borrowing for 2009 was revised upward from 5.3 per cent to 5.4 per cent of GDP for the effect of the normal consolidation of the base information.
[3]	Law No.102/2009, Article 10.

18	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

TABLE III.2: GENERAL GOVERNMENT BUDGETARY PROSPECTS [1]
	2010		2011	2012	2013	2014
	Level (2)	% of GDP		% of GDP
	Net borrowing by sub-sector
1. General Government	-71,211	-4.6	-3.9	-2.7	-1.5	-0.2
annual adjustment (3)					1.2	1.1
2. Central Government	-69,333	-4.5	-3.7	-2.5	-2.3	-2.2
3. State Government	-67,777	-4.4	-3.6	-2.4	-2.3	-2.1
4. Local Government	-7,557	-0.5	-0.5	-0.5	-0.6	-0.7
5. Social security entities	5,679	0.4	0.3	0.3	0.3	0.3
	General government
6. Total revenues	712,860	46.0	45.8	46.2	46.0	45.9
7. Total expenditures	784,071	50.6	49.7	48.9	48.7	48.5
8. Net borrowing	-71,211	-4.6	-3.9	-2.7	-2.7	-2.6
9. Interest expenditure	70,152	4.5	4.8	5.1	5.4	5.6
10. Primary balance	-1,059	-0.1	0.9	2.4	2.7	2.9
11. One-off measures (4)	3,451	0.2	0.1	0.1	0.0	0.0
	Selected revenue components
12. Total tax revenues	445,416	28.8	28.7	29.0	29.0	28.9
12a. Indirect taxes	216,530	14.0	14.2	14.2	14.2	14.2
12b. Direct taxes	225,494	14.6	14.4	14.8	14.8	14.7
12c. Capital taxes	3,392	0.2	0.0	0.0	0.0	0.0
13. Social contributions	214,508	13.8	13.8	13.7	13.6	13.5
14. Property income	8,249	0.5	0.5	0.6	0.6	0.6
15. Other revenues	44,687	2.9	2.8	2.9	2.9	2.8
16. Total revenues	712,860	46.0	45.8	46.2	46.0	45.9
Memo item: tax burden		42.6	42.5	42.7	42.6	42.5
	Selected expenditures
17. Employee compensation + intermediate consumption	263,505	17.0	16.5	15.9	15.5	15.2
17a. Employee compensation	171,905	11.1	10.7	10.4	10.1	9.8
17b. Intermediate consumption	91,600	5.9	5.7	5.5	5.4	5.4
18. Social payments	343,608	22.2	22.2	22.0	22.1	22.2
18a. Social payments in kind	45,409	2.9	2.9	2.9	3.0	3.0
18b. Social payments other than in kind	298,199	19.3	19.2	19.1	19.1	19.2
19. Interest expenditure	70,152	4.5	4.8	5.1	5.4	5.6
20. Subsidies	16,040	1.0	0.9	0.8	0.8	0.8
21. Gross fixed investment	31,879	2.1	2.0	1.6	1.6	1.6
22. Other expenditures	58,887	3.8	3.5	3.4	3.3	3.2
23. Total expenditures	784,071	50.6	49.7	48.9	48.7	48.5
Memo item: Public consumption	328,607	21.2	20.7	20.0	19.6	19.3

1)	Because the figures are rounded to the first decimal point, there may be differences between the sum of the various expenditure accounts and total expenditures and the sum of the revenue accounts and total revenues.
2)	Amounts in € mn.
3)	The annual correction is calculated on the primary balance. The cumulative correction amounts to about 2.3 per cent of GDP in 2014.
4)	The plus sign indicates one-off measures to reduce the deficit.

Note: The first row of the table shows the target values, while the remaining values show trends under unchanged legislation. The data for total revenues and total expenditures differ from those in the general government account in Section II of the Document of Economy and Finance 2011 due to a different method used for representing the account: according to EU Regulation NO.1500/2000 in Section I and according to the traditional method in Section II. The reconciliation between the two versions is published annually by ISTAT by the end of June. The data related to 2009 were reclassified by ISTAT on 1 July 2010, whereas the data for 2010 were drawn up by ISTAT, and are not yet final nor have they been published. For the years of 2011-2014, the data represent the forecasts of the Ministero dell’ Economia e delle Finanze.

        With reference to capital expenditure (6.0 per cent of GDP), gross fixed investment declined by 16.2 per cent. Investment subsidies also declined substantially (- 14.2 per cent) as did other capital outlays; the latter case, the balance fell by more than €2.6 billion as a result of the absence of the extraordinary reimbursement to businesses in 2009 against higher payments of personal and corporate income taxes made for the effect of the non-deduction of 10 per cent of the regional tax on productive activity in periods prior to 20084.

For 2011 the nominal net borrowing of general government is estimated at 3.9 per cent of GDP; the figure is in line with that indicated in the previous Stability Programme

[4]	Decree-Law No.185/2008 converted into Law No.2/2009.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	19

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Update, even though the growth prospects are lower than previously projected. The public finance estimates have also taken into account public finance results for 2010 that were more favourable than expected (for a more detailed analysis, see Paragraph II.2 of Section II of Economic and Financial Document - Public Finance Trends).

When considering all of the measures adopted in 2010 and the spillover effects of the improvement in 2010 in terms of the curtailment of expenditure, the Government is able to confirm the forecast through 2012 as previously set out in the PFD. Subsequently, in 2013-2014, the net borrowing based on unchanged legislation is expected to stabilise at around 2.6 per cent.

Taking into account the commitments to the EU as part of the excessive deficit procedure, the net borrowing for 2014 is targeted to fall to -0.2 per cent of GDP as a consequence of additional net measures to correct the primary balance (equivalent to approximately 2.3 percentage points of GDP for the 2013-2014 period). The programmed primary surplus is estimated at 5.2 per cent in 2014, and is thus significantly above the 0.9 per cent projected for 2011.

As required by the Code of Conduct, this document supplies for the first time an indication of additional resources within the Programme’s time horizon which are projected on the basis of unchanged policies. The methodology used for the indication of the additional resources is outlined in Paragraph II.3 of Section II of Economic and Financial Document - Public Finance Trends).

TABLE III.3: GENERAL GOVERNMENT ACCOUNT BASED ON UNCHANGED POLICIES [1]

	Forecasts - Unchanged Legislation			Differential - Unchanged	Unchanged	Unchanged
				Policies	Legislation	Policies
	2012	2013	2014	2014
		in € mn			% Change 2014/2013
Current expenditures				5,143
Employee compensation (2)	170,693	170,840	172,191	1,877	0.8	1.9
Intermediate consumption	138,857	142,366	147,081	949	3.3	4.0
Other current expenditures	60,622	61,029	61,416	2,316	0.6	4.4
(net of interest and social benefits)
Capital account expenditure	45,217	46,037	45,956	0	-0.2	-0.1
(net of disposal of properties)
Gross fixed investment	28,364	28,816	29,092	0	1.0	0.4
(net of disposal of properties)
Investment subsidies	16,058	16,109	16,104	0	0.0	-0.9
Total resources				5,143
% of GDP				0.3

1)	The forecasts based on unchanged policies do not imply any deterioration of the public finance balances vis-à-vis the scenario defined on the basis of unchanged legislation since any new or greater expenditure and/or lower revenue with respect to existing legislation must be covered with offsetting measures of the same amount and term, pursuant to Article 81, Paragraph 4 of the Constitution.
2)	The additional resources estimated are net of the contractually due vacation sums already considered in the unchanged-legislation scenario.

20	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

III.2	THE CYCLICALLY ADJUSTED BALANCE

Both the public finance targets and results outlined in this Update of the Stability Programme may be influenced by the effects of the economic cycle. In order to evaluate fully the the Government’s budgetary policy stance, it is necessary to consider such targets after having eliminated the impact of the economic cycle. Therefore, for the period 2009- 2014 the patterns of GDP growth rate at constant prices and the key public-finance variables are assessed against the pattern of the potential GDP growth rate and the cyclically adjusted budget balance, net of one-off measures.

The cyclical adjustment of the budget indicators has been carried out by applying the methodology approved by the ECOFIN Council for deriving potential GDP and the output gap5. Although the methodology has been broadly tested and agreed at a European level, it is appropriate to emphasise that it is not immune from the consequences of possible changes in the underlying observations as well as the high variability of the data, such as that experienced during the recent economic crisis. Accordingly, even the cyclically adjusted public-finance aggregates could be subject to significant revisions and need to be interpreted with caution.

As shown by the data reported in Table III.4, after a significant contraction in 2009, the growth of the Italian economy is gradually moving back toward the pre-crisis levels. The contraction of GDP during the global crisis had important repercussions on the potential growth rate which, according to the methodology agreed at a European level, was practically zeroed out in 2009 and 2010 mainly as a result of the negative contribution of Total Factor Productivity (TFP) and the practically nil contribution of the labour factor6. In the subsequent years, the potential GDP growth rate should gradually increase, going from 0.3 per cent in 2011 to 0.8 per cent in 2014 as a result of the growing contribution of the labour factor and of TFP.

The output gap, which measures the relative deviation of the current output vis-à-vis the level of potential GDP, has started to contract gradually with respect to the low of 2009, going from -3.9 per cent to -2.7 per cent of 2010 and -1.9 per cent of 2011. Between 2012 and 2014, the output gap should narrow further and move into positive territory during the final year of the forecast period.

As a result, the cyclical budgetary component, which approximates the automatic change in tax revenues and spending on social safety nets due to cyclical fluctuations of the economy7, after having contracted from -1.9 per cent for 2009 to -1.3 per cent of

[5]

The methodology for deriving the potential GDP and the output gaps is based on the estimation of a production function. For additional information, see: Denis, C., Grenouilleau, D., Mc Morrow, K., and W. Röger (2006); ‘Calculating potential growth rates and output gaps – A revised production function approach’; European Economy, European Commission, Directorate-General for Economic and Financial Affairs; Economic Paper No.247.

[6]

The figures on potential GDP presented in this Update of the Stability Programme were obtained on the basis of a new methodology for estimating the contribution of Total Factor Productivity (namely, a Kalman Bayesian filter that uses data for capacity utilisation). Accordingly, the potential growth rate and its factors contributions shown in Table III.4 are not directly comparable with the figures published in last year’s Update. For additional information, see: Planas, C., Roeger,W., A. Rossi (2010); ‘Does capacity utilisation help estimating the TFP cycle’; Directorate-General for Economic and Financial Affairs; Economic Papers 410.

[7]

The cyclical budgetary component is calculated as the product between the output gap and the elasticity of the budget balance to economic growth. The value of the elasticity parameter is determined at a European level and for Italy, it is equal to 0.5.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	21

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

GDP for 2010, is likely to continue falling during the subsequent years to reach a positive figure in 2014.

The structural deficit (cyclically adjusted budget balance, net of one-off measures) measures the public finance conditions, net of cyclical effects and temporary measures. Such deficit went from -4.1 per cent of GDP in 2009 to -3.5 per cent of GDP in 2010, mainly as a result of the Government’s ongoing control over the public finance.

Given the effect of the fiscal-consolidation measures adopted by the Government, the structural deficit should fall by another 0.5 percentage points in the current year and by 0.8 percentage points in the next year, getting to -2.2 per cent of GDP at the end of 2012, in line with the commitments agreed at a European level (see Paragraph III.4).

TABLE III.4: CYCLICAL DEVELOPMENTS [1] (% of GDP)

	2009	2010	2011	2012	2013	2014
Real GDP growth	-5.2	1.3	1.1	1.3	1.5	1.6
Net borrowing	-5.4	-4.6	-3.9	-2.7	-1.5	-0.2
Interest expenditure	4.6	4.5	4.8	5.1	5.4	5.5
Potential GDP growth rate	-0.1	0.1	0.3	0.4	0.6	0.8
Contribution of productive factors to potential growth:
Labour	0.0	0.1	0.1	0.1	0.2	0.2
Capital	0.2	0.2	0.3	0.3	0.3	0.4
Total factor productivity	-0.4	-0.2	-0.1	0.0	0.1	0.2
Output gap	-3.9	-2.7	-1.9	-1.1	-0.3	0.5
Cyclical budgetary component	-1.9	-1.3	-1.0	-0.6	-0.1	0.3
Cyclically-adjusted budget balance	-3.5	-3.3	-2.9	-2.2	-1.3	-0.5
Cyclically-adjusted primary surplus	1.2	1.3	1.9	2.9	4.0	5.0
One-off measures	0.7	0.2	0.1	0.1	0.0	0.0
Budget balance, net of one-off measures	-6.0	-4.8	-4.0	-2.8	-1.5	-0.3
Cyclically-adjusted budget balance, net of one-off measures	-4.1	-3.5	-3.0	-2.2	-1.4	-0.5
Cyclically-adjusted primary surplus, net of one-off measures	0.5	1.1	1.8	2.9	4.0	4.9
Change in budget balance, net of one-off measures	3.1	-1.2	-0.8	-1.2	-1.3	-1.2
Change in cyclically-adjusted budget balance, net of one-off measures	0.5	-0.6	-0.5	-0.8	-0.8	-0.8

1)	The rounding to the first decimal may cause inconsistencies between the figures presented in the table.

Note: The discrepancies in the potential GDP growth rate, the output gaps and the cyclically-adjusted indicators with respect to the figures presented by the European Commission in the autumn of 2010 are mainly due to a different projection period and to different underlying macroeconomic assumptions.

In 2013 and 2014, as a result of additional fiscal measures to correct the primary balance (cumulatively equal to approximately 2.3 percentage points of GDP), the cyclically adjusted budget balance, net of one-off measures, should continue to fall by roughly 0.8 percentage points per year.

Within this framework, it is possible to confirm the commitment to achieve the medium-term objective (MTO) of balancing the budget in structural terms8.

[8]

With reference to the new methodology agreed at a European level for the computation of the Medium Term Objectives (MTO) including implicit liabilities, Italy has opted for the partial front-loading of the cost of ageing in the amount of 33 per cent.

22	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

III.3	PUBLIC DEBT

Market framework

The year of 2010 was again a year marked by the effects of the international financial crisis that began in 2007 in the U.S. sub-prime mortgage market and culminated in September 2008 with the collapse of the investment bank, Lehman Brothers. The crisis continued in 2009 with weighty effects on the economies of all developed countries. In 2010, the combination of the economic slowdown and the significant expansion of public debt had very significant repercussions on all of the government securities markets within the Euro Area, with particular emphasis on those most exposed to the risks of financial sustainability over the medium term.

Albeit through alternating phases, the market for Italian government securities was engulfed by phenomena that normally materialise during phases of sharp tension and uneasiness on the part of investors: the progressive reduction in liquidity, less depth in pricing, contraction of trading volumes, and a substantial increase in volatility. Though appearing to have abated during the second half of 2009, these aspects once again re-emerged in a rather significant manner during 2010 mainly due to the perception of increased sovereign risk within the Euro Area.

Such perception was undoubtedly based in part on the increase in the issuance of government securities by all European countries. Although scaled down with respect to 2009, the issues served as the mechanism used for covering very high public deficits, and the securities were placed on markets that were already particularly fragile due to the financial crisis. In this regard, the market for Greek government securities had already started to deteriorate in November 2009, and grew even worse in the first half of 2010 following the significant increase in the nation’s deficit and the consequent manifestation of fears about the sustainability of the debt, which generated a very large increase in spreads demanded by investors holding such securities. The situation caused another increase in risk aversion, thereby affecting the public debt markets of numerous countries within the Euro Area, at times, failing to spare even the most creditworthy sovereign issuers.

In May 2010, the European authorities, the International Monetary Fund and the European Central Bank (ECB) worked with the Greek government to finalise a €110 billion bailout package which avoided any further deterioration of the situation, and thus ensured the conditions for normalising the government securities market in the Euro Area. This was followed by the approval of the European Financial Stability Facility (EFSF), a vehicle offering financial support to nations in difficulty within the Euro Area that will remain in effect through June 2013. This decision was followed by another providing for the institution in June 2013 of a permanent European Stability Mechanism (ESM) to support nations within the Euro Area having difficulty accessing the markets; the ESM’s actual operating capacity is set at €500 billion in terms of loan disbursements.

The normalisation of the European government securities markets was also influenced by the ECB’s decision to inaugurate a programme of buying government securities on the secondary market, thereby simultaneously guaranteeing the full control of monetary aggregates through ‘sterilisation’ transactions: the aim of the programme is to achieve greater efficiency in the transmission of monetary policy through interest rates on government securities.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	23

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

As of June 2010, signs of normalisation of the fixed-income markets alternated with instances of instability, some of which were linked to news of potential financial difficulties within the European banking system9. However, as of August 2010, the market tensions once again multiplied as a result of growing concerns over the Irish banking system, and its potential significant effects on Ireland’s public debt, and thus, ultimately, the sustainability of the debt in view of the nation’s very high deficit-to-GDP ratio. As market conditions became more unstable, an €85 billion bailout plan for Ireland and the Irish banking system was approved at the end of November, with the participation of the EU (including through the new vehicle EFSF) and the International Monetary Fund. The plan contributed significantly to remedying liquidity conditions on the markets for government securities of the Euro Area, although the main rating agencies’ numerous downgrades of credit risk in late 2010 and the first months of 2011 have certainly wielded their effects. The downgrades did not regard Italy, whose rating and outlook have been confirmed various times.

In Italy’s case, the financial markets have shown a profile consistent with the valuations expressed by the rating agencies. The Italian government securities market has encountered phases of uncertainty, particularly during the periods that preceded the formal requests for financial support submitted by Greece and Ireland to the European authorities, with the consequent increase in spreads vis-à-vis German securities and increased price volatility for securities on the secondary market. However, such phenomena have been largely less intense than those manifested with regard to the countries at the centre of the sovereign debt crisis. A graph of the spreads between Italian and German government securities clearly shows numerous fluctuations since April 2010, however the fluctuations have remained stable within limited range (Graph III.1).

In summary (i) numerous structural factors about the Italian economy (namely, the substantial solidity of the banking and financial system, a very limited level of private-sector debt, and a normal net financial position with regard to Italy’s trade partners) have contributed to guaranteeing the positive performance of Italy’s debt; and (ii) there is also no doubt that the positive performance of Italy’s public finances and the mix of its public debt were also significant factors, particularly for sustaining the confidence of international investors.

[9]	The problems were mitigated by the positive stress-test results published on 19 July 2010 by the European Commission in collaboration with the ECB and national banking oversight bodies.

24	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

With reference to the structure of the public debt, the Treasury managed to guarantee the continuity of the debt issuance and management policy in 2010. The policy mechanisms included those elements of flexibility introduced in preceding years that allowed for mitigating the effects of both the international and European sovereign-debt crises on the debt management results.

The changes made to the auction mechanisms starting in 2008-2009 have been maintained, while more stable conditions in the market for medium-/long-term securities made it possible to use, albeit only occasionally, the option of placing one or more off-the- run issues. In addressing the significant turbulence in short-term instruments, the Treasury made some improvements to the means for participation in the BOT auctions, after the February 2009 introduction of the supplemental placement for ‘government securities specialists’ only, including for the auctions of 1-year BOTs.

As in 2009, the Italian government securities issued in 2010 were placed with a high degree of efficiency, with high bid-to-cover ratios, and at prices substantially in line with those quoted on the secondary market.

The issuance of debt obligations in the various maturities can be expected to continue regularly in 2011, with the trend of demand matched to the need for obtaining appropriate efficiency in placements and rigorous control over the key financial risks.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	25

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

The trend of the debt-to-GDP ratio

The debt-to-GDP ratios for 2009 and 2010 amounted respectively to 116.1 per cent and 119.0 per cent (Graph III.2), and exceeded the levels of 115.1 per cent and 116.9 per cent, respectively, as indicated in last year’s Stability Programme Update. With reference to 2009, the disparity is almost entirely due to the final value of nominal GDP published by ISTAT in March 2010; such balance was approximately 0.8 percentage points below the estimate in the 2009 Update, due in part to ISTAT’s revision of the GDP historical series which affected 2008. Not surprisingly, the 2011-2013 Public Finance Decision (2011-2013 PFD) reported an initial final level of debt-to-GDP of 115.9 per cent for 2009, with the figure later revised upward in order to take into account ordinary statistical revisions.

Instead, for 2010, the difference versus the 2009 Update is explained by both a higher debt stock (accounting for approximately 0.3 points) and a lower nominal GDP (accounting for approximately 1.8 percentage points). As far as the debt is concerned, an upward revision was made to the public sector borrowing requirement during 201010, in line with the revisions published in the 2011-2013 PFD and therefore, the figure was higher than that published in the last Update. As a result, it was necessary to step up the pace of securities issuance, and this led to a significant increase in the balance of the Treasury’s cash account with the Bank of Italy by virtue of the fact that the final borrowing requirement for 2010 was almost a good 20 per cent below the forecast. As to GDP, the difference reflects not only the spillover effect on 2010 of ISTAT’s revision of the historical series, which prompted a roughly 1.5-percentage-point decrease in the forecast vis-à-vis the 2009 Update at the time of the publication of the 2011-2013 PFD, but it also reflects a final figure that was even lower for the effect of the lower-than-expected GDP deflator (the debt-to-GDP ratio was expected at 118.5 per cent in the 2011-2013 PFD).

For 2011 and 2012 the debt-to-GDP ratio is estimated to amount to 120.0 per cent and 119.4 per cent respectively; the figures are slightly above those contained in the 2011- 2013 PFD, mainly for the effect of a more moderate growth profile. Compared with the last Update, the current forecast reflects a peak ratio in 2011, instead of in 2010, whereas the levels are higher for both years (by approximately 3.5 percentage points in 2011 and 4.8 percentage points in 2012) as a result of both (i) higher levels in previous years and (ii) the effect of a downward revision of economic growth in nominal terms (from 3.8 per cent in the last Update to the current level of 2.9 per cent for 2011, and from 3.9 per cent to the current level of 3.1 per cent for 2012).

For the subsequent years the new estimates reflect a gradual reduction of the debt-to- GDP ratio, which is expected at 116.9 per cent for 2013 and 112.8 per cent for 2014. The decrease is the result of a significant reduction in the borrowing requirement starting in 2012 which is partly offset by the more moderate economic cycle expected when compared with previous estimates11.

[10]	Including for the effect of outlays for Italy’s contribution to the three-year programme to provide financial support to Greece, as provided by Decree-Law No.67 del 10/05/2010.
[11]

The estimates of the debt-to-GDP ratio take into account the following: 2011: Banco Popolare’s reimbursement of €1,450 million of securities issued under Law No.2/2009 (‘Tremonti bonds’), and Italy’s portion of the EFSF issue effected in January 2011; and the entire forecast period: the disbursements and reimbursements in relation to the three-year programme to provide financial support to Greece, as per Decree-Law No.67 of 10/05/2010. On the other hand, the estimates do not consider: the decisions regarding

26	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

TABLE III.5: DETERMINANTS OF PUBLIC DEBT (% of GDP) [1]

	2009	2010	2011	2012	2013	2014
Public debt
Level, net of Euro Area financial support	116.1	118.8	119.3	118.5	116.1	112.3
Impact of Euro Area financial support (2)		0.3	0.7	0.9	0.8	0.6
Level, inclusive of Euro Area financial support	116.1	119.0	120.0	119.4	116.9	112.8
% change	9.8	2.9	1.0	-0.6	-2.5	-4.1
Contribution to change in public debt (% of GDP)
Primary balance (accrual basis)	0.7	0.1	-0.9	-2.4	-3.9	-5.2
Snowball effect	8.0	2.4	1.4	1.5	1.5	1.6
of which: Interest expenditure (accrual basis)	4.6	4.5	4.8	5.1	5.4	5.5
Stock - flow adjustment	1.1	0.4	0.5	0.3	-0.1	-0.5
of which: Difference between cash and accrual basis	-0.1	-0.4	-0.3	0.1	-0.4	-0.4
Net accumulation of financial assets	0.6	0.2	0.4	0.3	0.1	-0.1
of which: Privatisation proceeds	0.0	0.0	0.0	0.0	0.0	0.0
Public debt evaluation effects	0.0	0.0	0.4	0.3	0.3	0.2
Other (3)	0.6	0.6	-0.1	-0.4	-0.1	-0.2
Memo item: Implicit interest rate on the debt	4.2	4.0	4.1	4.4	4.6	4.8

1)	The rounding to the first decimal may cause inconsistencies between the figures presented in the table.
2)	The figure includes the effects of Italy's contribution to the three-year programme to support Greece on the basis of the conditions established on 8 May 2010 and Italy's portion of issues effected by the European Financial Stability Facility (EFSF) through 31 March 2011. The figure does not include: possible debt issues of the EFSF after 31 March 2011 or contributions to payment of capital for the European Stability Mechanism (ESM) as from June 2013.
3)	‘Other’ is residual with respect to the prior periods, and includes: changes in the MEF's deposits with the Bank of Italy; statistical discrepancies; for the year of 2011, the restitution of hybrid capital securities for the banking system (‘Tremonti bonds’) and Italy's accrual for the EFSF; for the years of 2013 and 2014, the reimbursements of loans to Greece, which are to flow to the Government Securities Amortization Fund.

the possible rescheduling of maturities and the cost conditions of such financial support, as made in EU meetings in March 2011. Finally, the estimates do not include the effects of the outlays for the capital contributions to the European Stability Mechanism (ESM) as from 2013.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	27

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

III.4	EXCESSIVE DEFICIT PROCEDURE (EDP) - THE PATH TO A TURNAROUND

The excessive deficit procedures (EDP) opened with respect to almost all Member States (24 of 27, for roughly 97 per cent of the EU’s GDP)12 have necessitated a coordinated approach in coming up with a strategy for overcoming the excessive deficits.

The effects of the crisis and the tensions on the financial markets made it evident that the Stability and Growth Pact needed to be reinforced with respect to both preventive surveillance and corrective measures, and at the same time, that the Pact needed to be integrated within the EU’s broader economic growth strategy. The debate in Europe, which has tightened since spring 2010, has made it clear that there is broad consensus among the Member States about the need for increasing the coordination of economic policies within the EU, for making European budget rules more effective and for reinforcing the national budget procedures.

Having discerned the needs for strengthening the rules and procedures well in advance, Italy’s Government moved last year to reinforce the planning model, introducing three-year planning of policies, targets and resources as part of the reform of the accounting and public-finance law; at the same time, the Government focused greater attention on structural budget aggregates13. The reform provides for greater involvement of the sub national administrations in setting budget objectives, and in ensuring their achievement.

Consistent with the rigorous budget orientation adopted for the 2008-2010 period14, the Government promptly followed up on the recommendations made to Italy when the excessive deficit procedure was opened15. Such recommendations indicated that Italy needed to bring its deficit below 3.0 per cent of GDP by 2012, with the start of June being the deadline for indicating the measures to correct the trend of the deficit and guaranteeing an annual average budget initiative equal to at least 0.5 percentage points of GDP during the 2010-2012 period.

With the 2011-2013 budget package (that was moved forward to summer 2010 with the approval of the Decree-Law No.78 of 201016), adjustments of €12 billion and €25 billion were made to 2011 and 2012-2013, respectively. With the 2011-2013 Stability Law approved in December17, changes were made in the allocation of resources, although without any corrective effects on net borrowing.

Considering these measures altogether, the Italian Government is able to confirm its fiscal-consolidation objectives: the net borrowing in nominal terms is once again below the target value by 2012, the first year of the time horizon considered by the Stability Programme, and is thus in line with the level requested.

In structural terms, the fiscal-consolidation process which got back on track in 2010 is continuing this year with the cyclically adjusted budget balance, net of one-off measures, slated to fall by 0.5 percentage points; instead, during the 2012-2014 period, the adjustment firms to around 0.8 percentage points per year, which is more in line with

[12]	See EC country schedule: http://ec.europa.eu/economy_finance/sgp/deficit/countries/index_en.htm
[13]	Law No.196/2009.
[14]	In this regard, see Paragraph IV.2 of the previous Stability Programme Update.
[15]	ECOFIN Council, December 2009.
[16]	Converted into Law No.122/2010.
[17]	Law No.220/2010. The Stability Law substitutes the Budget Law as from 2010.

28	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

what has been agreed at a European level. The programmed budget adjustment for 2013- 2014 makes it possible to approximate the achievement of a balanced budget, net of cyclical conditions and one-off measures, over the medium term and thus within the planning horizon.

TABLE III.6: OVERALL EFFECTS OF THE MEASURES UNDERTAKEN IN 2010 [1]

	2011	2012	2013	2011	2012	2013
		Levels			in % GDP
SOURCES OF RESOURCES (2)	23,118	29,887	29,912	1.5	1.8	1.8
Incremental revenues	8,594	11,607	9,400	0.5	0.7	0.6
Lower expenditures	14,524	18,279	20,512	0.9	1.1	1.2
- current	8,003	12,472	14,105	0.5	0.8	0.8
- capital	6,522	5,808	6,408	0.4	0.4	0.4
USE OF RESOURCES (2)	10,987	4,817	4,878	0.7	0.3	0.3
Lower revenues	4,713	2,625	2,856	0.3	0.2	0.2
Incremental expenditures	6,274	2,192	2,022	0.4	0.1	0.1
- current	4,546	1,587	1,290	0.3	0.1	0.1
- capital	1,728	605	732	0.1	0.0	0.0
Reduction in net borrowing	12,131	25,070	25,034	0.8	1.5	1.5
TOTAL REVENUES	3,881	8,982	6,544	0.2	0.5	0.4
TOTAL EXPENDITURES	-8,250	-16,088	-18,490	-0.5	-1.0	-1.1

1) Decree-Law No.78 converted into Law No.122/2010; Law No.220/2010 (Stability Law); Law No.221/2010 (2011-2013 Budget Law), financial effects of amendment to the Budget Law bill.

2) Total sources and Uses resources do not include the financial effects of the opposite sign prompted by the provisions (Decree-Law No.78/2009 and Stability Law) in relation to the Fund for Structural Economic Policy Measures (FISPE).

More specifically, the specific measures adopted with Decree-Law No.78/2010 have regarded the containment of costs in running the public administrations, the lowering of policy costs, and the reduction of expenditure for public-sector employment. Additional savings have been pinpointed with respect to (i) social security, with the deferral of both ordinary and early retirement and (ii) healthcare, with the containment of spending on pharmaceuticals.

With a view toward streamlining expenditures, the 2011-2013 Stability Law focuses on changing the mix within the spending area (see Paragraph VI.1 for a detailed analysis).

When considered overall, the measures should cut expenditure by the equivalent of approximately 0.5 points of GDP per year during the 2011-2012 period. As shown by the general government account based on unchanged legislation (see Paragraph III.1), it is estimated that total primary expenditure for the 2011-2014 period will fall by the equivalent of approximately 2 percentage points of GDP. The planned reduction also takes into account the information derived from the monitoring of the trend of the economic aggregates.

While tackling expenditures, the Government has also taken action on the revenue side, with a focus on combating tax evasion through measures contained in Decree-Law No.78/2010, including for the purpose of ensuring greater equity. Later, with the Stability Law, changes were made to gaming regulations and new accounting rules were established for leasing contracts.

The action undertaken to combat various types of tax evasion (including social security evasion) has continued to produce positive results: in 2010, the sums recovered exceeded €25 billion. Around €10.5 billion came from reinforcing formal controls and recoveries from the tax-assessing body (Agenzia delle entrate) (including €8 billion of revenues collected through tax rolls and related sanctions and interest booked to the State

MINISTERO DELL’ECONOMIA E DELLE FINANZE	29

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

budget); another €6.6 billion came from the detection of abuse in the practice of offsetting tax credits against tax liabilities; another €6.4 billion was recovered from instances of social security evasion; and a final €1.9 billion came from higher collections on the part of the tax-collector body, Equitalia.

III.5 BUDGETARY IMPLICATIONS OF THE REFORMS OF THE NRP

In the National Reform Program eight policy areas were identified along with accompanying measures of intervention. For each of these measures, indications are provided regarding existing national financial funding under current legislation and/or the financial effects in terms of lower revenues or higher costs. A breakdown of the main measures by area of intervention, along with relative financial information, is given below (Table III.7).

TABLE III.7: FINANCIAL IMPACT OF THE REFORMS OF THE NRP (millions of euros)

	2009		2010	2011		2012		2013	2014
LABOUR MARKET AND PENSIONS
Higher expenditure	60		60	1,676		350		383	383
Higher expenditure not distributed		5,350					1,140
Lower Expenditure	3,000		4,000	6,300		10,300		11,800	13,000
Lower revenue	1,728		1,298	2,119		1,547		1,284	1,284

REDUCTION OF PUBLIC EXPENDITURE
Higher expenditure			10	11		5		5	5
Lower expenditure				1,018		1,732		1,732	1,732

PRODUCT MARKET
Higher expenditure	2		8	10		8		8	8

ENERGY AND ENVIRONMENT
Higher expenditure	200			21		21		21
Lower revenue	477		33	17		32		293	168
Higher revenue				125

INNOVATION AND HUMAN CAPITAL
Higher expenditure	1,039		1,254	1,953		822		902	902
Higher expenditure not distributed					370
Lower revenue	9		1,833	2,390		224
Lower Expenditure	1,293		2,809	3,911		4,561		4,561	4,561
Higher revenue				2,400

SUPPORT FOR FIRMS
Higher expenditure	60		507	642		50		50	50
Higher expenditure not distributed					785

Note: Resources from the QSN 2007-2013 are excluded. The overall effects on pension expenditure and the relative burden with respect to GDP, including the control measures, are examined in a separate evaluation.

Labour and pensions

The first area of intervention groups together measures of differing nature. These actions are mainly aimed at increasing the labour force participation rate (especially for young people and women) and aligning wage development with productivity trends through the redefinition of new rules for collective bargaining between social partners.

Among the measures approved there is, for example, the possibility to deduct an amount equal to 10 percent of IRAP from income taxes (effective from tax year 2008 on) with reference to the taxable amount of interest expenditure and assimilated costs or to labour costs for dependent and assimilated employees. This measure will result in an estimated reduction in revenue of 1.078 billion for 2009, 648 million for 2010, and 634 on a yearly basis from 2011 on. Further inclusion in the labor market of particular categories

30	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

of workers will also be encouraged (1.1 billion for the Youth Employment Plan, denominated ‘Italy 2020’), and there are plans to reform the contract model and to broaden decentralized wage bargaining without impacting on the budget.

Tax relief for second-level wages for the years 2009-2010 will be introduced on a trial basis, for which the amount of 650 million will be provided, with the scheme to become fully operative from 2011 on18.

Among the measures included in the NRP is the financing for social buffers, including expenditures for non-cash contributions. In particular for the two-year period 2009-201019 (with partial use in 2011 as well) public resources were allocated for the amount of about 5.35 billion20 for social safety nets and targeted interventions.21 For 2011, again over and above expenditures for imputed contributions, the Stability Law22 has allowed for further public resources of up to 1.0 billion for exceptional safety nets and other targeted interventions. Moreover, 304 million euro allocated by the Law No.2/2009 are added for the purpose of widening requirements for access to unemployment benefits and for the measure to protect atypical workers.

The introduction of the ‘work voucher’ has also been particularly successful for temporary and occasional work activities. From August 2008 to mid-October 2010, more than 10 million vouchers were sold for a total value of 100 million23.

For the social sector, the European Social Fund (ESF) in the context of the National Strategic Framework 2007-2013 (Quadro Strategico Nazionale 2007-2013, or QSN) allows for 15.321 billion, of which about 55 percent in national co-financing.

A separate analysis concerns the recent pension reform. The strengthening of the reform process begun in 1992-1995 – enacted with modifications by Law Decree No. 78/2010 (converted into Law No. 122/2010) – will make it possible to reduce the cost burden with respect to GDP by an average of one percentage point per year over the period 2015-2035 (about twenty-six cumulative points by 2050), thanks to the change in requirements for access to regular and early old-age pensions. The reform process will also review the system determining when pension payments start and adjustment the age requirement for access to payments to reflect increased life expectancy. In nominal terms, the savings in pension expenditure can be estimated on the whole at about 7.0 billion for

[18]	Art. 1 paragraphs 67 and 68 of the Law No.247/2007. Detailed implementation for the years 2008-2010 is undertaken annually by way of Ministerial Decree, and for the year 2011 the extension by way of Ministerial Decree is also foreseen (Stability Law 2011) within the limits of the aforementioned pre-determined amount of resources. For subsequent years resources are provided in the amount of 650 million for the annual extension of the measure.
[19]	In the two year period 2007-2009 the expenditure for social safety nets doubled in Italy, going from 63 percent to 79 percent of overall expenditures for policies to support the labour market (Eurostat-LMP, cat. 8-9).
[20]	Of the 5.35 billion, 1.3 are to be used for targeted interventions, 4.05 for social buffers on derogation. About 94 percent of the latter are earmarked for the State-Regions Agreement for the two-year period 2009- 2010, with partial use in 2011 as well. The State-Regions Agreement for the two-year period 2009-2010 also includes regional interventions, in large part for training and active policies, and in part to finance a residual share of unemployment benefits for social buffers.
[21]	Among which the widening of requirements for access to unemployment benefits and the measure to protect consultants provided for by Law No.2/2009.
[22]	Law No.220/2011.
[23]	This amount is not included in Table III.7 in so far as the value expressed refers to income alone.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	31

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

the two-year period 2009-2010, at about 6.3 billion for 2011, 10.3 billion for 2012, 11.8 billion for 2013 and at about 13.0 billion for 2014.

The simulated effect of these institutional reforms will translate concretely into a reduction of costs and an increase in employment, with favorable effects on growth.

Product market, competition and administrative efficiency

The second area of intervention includes a series of measures targeted to promote market liberalization and to facilitate the conducting of business.

The Government has made provisions in order to enact the Community legislation on the opening of the markets of services, gas, and electricity24, as well as for reducing administrative burdens to firms and households without impacting on public finances. In addition, further interventions were foreseen to improve efficiency (for example, the Commission for the evaluation, transparency and integrity of the Public Administrations was instituted and made operative25) and the digitalization of the Public Administration.

Lastly, reforms of the fiscal and tax system are planned so as to achieve a sharing between direct and indirect taxation and a reduction in the tax burden for firms and workers. For these reforms still to come, the impact on the budget cannot at the moment be quantified precisely.

For the policies considered in this area, there are three types of scenarios: one foresees the reduction in barriers to firms’ entry in the sector of intermediate goods, with a resulting increase in competition; another consists in efficiency gains resulting from the reduction in administrative burdens connected with production activity; the third scenario incorporates the numerous measures connected to innovation and reorganization in the P.A. with a resulting increase in productivity.

Innovation and human capital

The third area of intervention regards measures aimed at promoting and reinforcing innovation and at improving and re-qualifying the education system.

A notable contribution in attaining the Europe 2020 Strategy objectives on research and innovation and on education will come from the QSN 2007-2013, which provides for national and Community resources in the amount of 25.0 billion (more than 62 percent of the resources earmarked for the Europe 2020 priorities).

Cost savings are expected from the reorganization of the school: from the technical report to the law26, from 2009 to 2011 savings for personnel are expected to equal more than 1.293 billion in 2009, 2.809 billion in 2010, 3.911 in 2011 and 4.561 billion starting from 2012. For the university, aside from the costs foreseen by the delegated law n. 240/2010 (27.5 million for 2011, 96.5 for 2012 and 176.5 starting from 2013), potential savings will be evaluated in the context of the reform enacting decrees.

[24]	Directive 2006/123/EC; Regulation No.713/2009; Directive No.2009/72/EC e No.2009/73/EC; Regulations No.714/2009 and No.715/2009.
[25]	Lgs. D. No.150/2009 and 198/2009 (Industrial Plan of the Public Administration).
[26]	Law No.244/2007 art. 2, paragraph 411 and 412, and Law No.133/2008, art. 64, paragraph 6.

32	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Among other operative measures, the ‘Ordinary Fund for the University’ of 800 million for 2011 and 500 million annually from 2012 on should be underlined, as well as envisaged incentives for researchers to return to Italy27.

The Ministry of Defense projects ‘Fregate FREMM’ and ‘Medium Armored Vehicles’ are particularly significant for the country’s expenditure on R&D, as the budget allocates for these projects 1.435 billion for the period 2009-2011 and 405 million for the three-year period 2012-2014 (Financial Laws for 2006 and 2008)28.

The effect of the anti-crisis incentives (Law Decree No.78/2009) for investments in machinery should also be taken into account, with an estimated reduction in revenue of 1.8 billion for 2010, 2.4 billion 2011 and 224 billion for 2012.

Lastly, the measures for development of information and communication technology (ICT) should be pointed out, such as the completion of the ‘Broadband Plan’, for which available resources under current legislation equal 370 million for the period 2011-2015. With regard to the ‘National Plan for new-generation networks’ public-private partnerships have been settled with the involvement of the public financial institution Cassa Depositi e Prestiti S.p.A., without exerting an impact on public finance.

Support for Firms

The fourth area concerns measures to reduce the usage cost of technology and to eliminate barriers to market entry.

The measures included in the NRP are aimed at supporting research and innovation (for example, the Rotating Fund to support firms and investments, instituted by the Cassa Depositi e Prestiti S.p.A., provides for 785 million earmarked for technological innovation contracts as per the CIPE decision of 18 November 2010), and propping up SMEs, alongside special interventions of a fiscal nature (in the form of tax credits) designed to facilitate the purchase of instrumental goods by firms operating in disadvantaged areas29.

Federalism

The fifth area of intervention concerns fiscal federalism. The legislative decrees enacting the delegated Law No.42 of 5 May 2009, which have been approved or are in the process of being approved30, have a twofold objective: to make it possible to move beyond the criterion of historical expenditure in favour of a system based on costs and standard requirements and oriented toward efficiency and effectiveness of local

[27]	The perceived emoluments do not add to the formation of the IRAP tax base. On the basis of IRAP declarations submitted in 2009, there was a loss of revenue of 9.2 million.
[28]	These are budget allocations granted by the Financial Law for 2006 (Law No.266/2005) and completed with the contributions granted by the Financial Law for 2008 (Law No.244/2007).
[29]	From the unified F24 deposit forms compensation amounts equal about 50 million in 2009 and 207 million in 2010.
[30]	In the course of 2010 and the first months of 2011 the following five Legislative Decrees were approved: Lgs.D.No.85/2010 on federalism with regard to State property; Lgs.D. No.216/2010 on the determining of the standard requirements for the fundamental functions of Local Entities; Lgs.D. No.156/2010 on the Rome Capital; Lgs.D. No.23/2011 on the municipal fiscal system; Lgs.D. on the fiscal system of regions, provinces and standard costs in the health sector approved definitively by the Council of Ministers on 31 March 2011. Three other legislative decrees are in the process of being approved, directed at implementing the delegated legislation on the harmonisation of accounting systems and budget schemes, on special interventions, and lastly on rewards and sanctions.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	33

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

expenditure, and to move from a non-autonomous financing system to one of autonomous finance based no longer on state transfers but on the possibility of imposing local taxes and co-ownership and on the devolution of assets to the Local Entities. The budgetary effects are basically nil, though future savings connected with the full implementation of the reform are expected.

Energy and environment

Among the measures already approved with an impact on the budget, the following must be underlined: tax concessions for car scrapping (introduced as of 2007 and valid until 201131 with a forecast reduction in revenue for 2010 and 2011 equal to 33 and 17 million, respectively), and for the energy-refurbishment of public and private buildings (which translates into a positive impact on the budget in the amount equal to 124.8 million for 2011 and into an estimated reduction in revenue of 325.2 million for the two-year period 2012-2013 and of 168.2 million annually for the period 2014-2016).

There are, in addition, the measures already approved under the QSN 2007-2013 for the purpose of reaching the Europe 2020 priorities, which entail planned resources for the ‘energy and climate’ sector equal to 7.7 billion; as well as those directed to the monitoring and the reduction of greenhouse-gas emissions and the promotion of solar energy, entailing increased costs of only 20 million annually for the three-year period 2011-2013 (activation of the Law No.244/2007, Article 2, paragraph 322).

Infrastructures and development

The overall value of the Strategic Infrastructures Plan (SIP) – according to the Infrastructures Attachment to the Public Finance Decision 2011-201332 - is equal to 233.0 billion, of which 113.0 billion for priority interventions until 2013. Of this amount, the public resources assigned, starting from 2008, to the projects of the so-called Legge obiettivo for infrastructure investments (Law No.443/2001) are equal to more than 8.3 billion and are derived mainly from the funds allocated by the Law No.2/2009 (Table III.8).

The cost of infrastructures financed by the CIPE since 2001 currently amounts to about 132.4 billion, of which 71.3 covered by public33 and private resources. In addition, the Plan for housing construction34 designed to ameliorate and increase public residential constructions, is financed with 844 million in the budget.

The ‘National Logistics Plan’ (NLP) for infrastructural aspects is part of the Infrastructures Attachment, and for the portion relative to administrative procedures (‘Logistics Pact 2’) it does not bear any costs.

As for the transport and logistics sector, the lines of intervention reported in the NRP foresee financial availability in the amount of 1.456 billion for the period 2011-2014, of which 84 percent to be concentrated in 2011. Among the strategic lines, the resources for the ports system (362 million), for rolling stock (346 million) and for trucking (400 million) represent the most considerable financing for 2011. For the financing of infrastructures and transport 6.8 billion are also earmarked as part of the planning of the QSN 2007-2013.

[31]	This refers particularly to the Laws No.31/2008 and No.33/2009.
[32]	The CIPE expressed a favorable opinion of the Attachment at the session on 18 November 2010.
[33]	Including Community funds.
[34]	Art. 11 of the Law Decree No.112/2008 converted into Law No.133/2008.

34	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Moreover, additional funds have been allocated for EXPO 2015 (as per Law Decree No. 112/2008, Art. 14) equal to about 1.3 billion for the period 2011-2014.

TABLE III.8: FUNDS FOR INFRASTRUCTURES AND TRANSPORTS (millions of euros)

	2001 - 2013	2008 – 2013	2009	2010	2011	2012	2013	2014
INFRASTRUCTURES
Strategic Infrastructures Plan
(works granted by CIPE ) (*)	71,300
Funds Law No. 2/2009		8,300
Plan for housing construction cross-border infrastructures					844
TRANSPORTS AND LOGISTICS			146	146	1,228	90	85	53
EXPO 2015			30	45	59	223	564	445

(*)	The financial coverage originates from private and public resources.

Note: The QSN 2007-2013 resources are excluded.

Containment of public expense

The only financial cost deriving from the new law on accounting and public finance (Law No. 196/2009) and from the provision just approved by the Houses of Parliament that revisited its contents35, can be ascribed to the setting up of the Unified Database (21 million in the two-year period 2010-2011, 5 million from 2012 on), necessary to dispose of adequate cognitive instruments for the control and monitoring of trends in public finance trends and to support the process of fiscal federalism.

The measures approved in the health sector with the State-Regions Understanding of 3 December 2009 and with Law Decree No. 78/2010 (Art. 9, paragraph 16 and Art. 11, paragraph 5) are also meant for the containment of public expense. In particular, the governance of the health sector was reinforced and control measures were approved reducing expense for personnel and pharmaceutical expenses, with expected savings of 1.018 billion in 2011 and 1.732 billion from 2012 onward.

Macroeconomic impact of reforms

In order to provide a first quantitative evaluation of the structural measures planned in the National Reform Program, a simulation exercise was conducted to assess the gains in growth, employment, consumption and investments deriving from measures related to the following macro-areas: a) labour and pensions, b) product market, c) competition and administrative efficiency, d) innovation and human capital, e) business support, f) infrastructures and development36.

[35]	Provision bearing ‘Modifications to the Law 31 December 2009, No.196 in light of the new rules adopted by the European Union on matters of economic policy coordination among Member States’.
[36]

This exercise made joint use of the QUEST III model with R&D calibrated for Italy and the ITEM econometric model. For details on QUEST, see Werner Roeger, Janos Varga, Jan in ‘t Veld (2008), ‘Structural Reforms in the EU: A simulation-based analysis using the QUEST model with endogenous growth’, European Commission, European Economy. Economic Papers, 351; and for ITEM, see Cicinelli, C., Cossio, A., Nucci, F., Ricchi, O., & Tegami, C. (2008), ‘The Italian Treasury Econometric Model (ITEM)’, Ministry of Economy and Finance, Department of the Treasury, Working Paper no. 1, 2008.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	35

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Based on the group of measures considered for the evaluation exercise37, for the four-year period 2011-2014 there is a positive impact on the rate of change of GDP with respect to the baseline scenario, equal on average to 0.4 percentage points per year; in the same period the effect on the growth rate of consumption, investments and employment is equal to a yearly average of 0.3 percentage points. These positive results are confirmed in the subsequent three-year period (2015-2017) with an average annual impact on the rate of change of GDP of 0.3 percentage points and a slight reshaping of the positive effects on the employment growth rate (0.2 percentage points). In the subsequent three-year period (2018-2020) investments register a strong increase in their percentage change (0.7 points on a yearly average) with respect to the baseline scenario, while the effect on the rate of variation of GDP is on average 0.2 percentage points per year (Table III.9).

The measures of the National Reform Program also contribute to improve public accounts. In fact, as observed in the preceding Table III.7, the group of measures considered has a positive effect on general government net borrowing in so far as cost savings exceed the greater costs sustained for interventions. Therefore the values of the impact on macroeconomic variables should be considered net of the effects deriving from financial coverage of the measures in question. More precisely, since the latter lead to an aggregate cost savings, for the simulations no need for financial coverage is posited. It should be noted that the results of the simulations must in any case be interpreted cautiously, since in this type of exercise the cyclical conditions of the economy at the moment the reforms are adopted are not fully taken into account. In other words, the macroeconomic effects of the reforms, and therefore their degree of effectiveness could be significantly affected by their timing, depending on whether the latter coincides with an expansionary phase or a weak cyclical phase. This note of caution could apply to the current cyclical phase, characterized by a rather weak recovery after the economic and financial crisis. For all these reasons, it was decided that the scenario illustrated above and reported in Table III.9 should be accompanied by a ‘prudential’ scenario, where the value of the shocks simulated by using the models was reduced by 50 percent (see Table III.10). The value of the intervention related to pension reform, which was maintained at one-hundred percent even in the ‘prudential’ scenario, is an exception, given that this reform can now be considered fully-implemented.

In drawing the macroeconomic scenario 2011-2014 of the Stability Program, these ‘prudential’ effects were considered by limiting the evaluation to only those measures adopted in 2010 and in the current year, since the effects deriving from the reforms begun in previous years are nevertheless already incorporated in the definition of the baseline macroeconomic scenario.

[37]

The simulations considered in the exercise do not look at all the interventions planned in the NRP. For example, they do not include policies for development and sustainable growth (energy and environment area of intervention) and the reform related to the introduction of fiscal federalism. Furthermore, the measures included in the infrastructure and development area are analyzed in a separate Box of NRP.

36	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

TABLE III.9: MACROECONOMIC IMPACT OF THE REFORMS OF NRP (average difference of the percentage changes)

	2011-2014	2015-2017	2018-2020
GDP	0.4	0.3	0.2
Consumption expenditure	0.3	0.2	0.3
Gross capital formation	0.3	0.3	0.7
Employment	0.3	0.2	0.1

TABLE III.10: PRUDENTIAL SCENARIO: MACROECONOMIC IMPACT OF THE REFORMS OF NRP (average difference of the percentage changes)

	2011-2014	2015-2017	2018-2020
GDP	0.2	0.2	0.2
Consumption expenditure	0.1	0.1	0.2
Gross capital formation	0.2	0.2	0.5
Employment	0.2	0.1	0.1

The results presented in Table III.9 were obtained by jointly using the QUEST III model with R&D calibrated for Italy and the ITEM econometric model. The following Table III.11. illustrates the details of the simulations of effects of the structural reforms.

The various measures of the National Reform Program were aggregated in areas of intervention and then the shocks corresponding to these measures were simulated. Table III.11 reports the percentage deviations of the principal macroeconomic variables for the years 2014, 2017 and 2020 with respect to the stationary state in the case of the QUEST model and to the baseline simulation in the case of the ITEM model.

The values of shocks and of their effects are in line with similar comparison exercises carried out by the European Commission38.

[38]	For the details of the simulations see the dedicated section on NRP.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	37

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

TABLE III.11: IMPACT OF THE MEASURES OF NRP BY AREAS OF INTERVENTION

(percentage deviations from the baseline scenario)

ID(*)	Area	Measure	Description		2014	2017	2020
1, 2, 3, 4, 5, 6, 7,8,9, 10	Labour and pensions	Savings in pension expenditure, measures on wage bargaining, development of productivity, policies to increase employment	Change in requirements for access to pensions, reduction of wage mark-up, increase of labour productivity, increase of transfers to firms, extension of social security contribution tax base, reduction of ULC	GDP Consumption expenditure Gross capital formation Employment	0.6 0.4 0.3 1.1	1.2 0.7 0.3 1.5	1.6 1.4 2.1 1.8
18, 19, 21, 31, 32, 34, 39, 41	Product market, competition and administrative efficiency	Competition and the opening of markets, improvement in the entrepreneurial environment, reduction of social security contributions, administrative efficiency and simplification	Removal of barriers to entry, reduction of goods mark-up, increase of productivity of public administration, reduction of ULC, reduction of administrative burden	GDP Consumption expenditure Gross capital formation Employment	0.8 0.5 0.4 0.0	1.0 0.6 1.1 0.2	1.0 0.7 1.1 0.3
45, 46, 47, 48, 49, 50, 51, 52, 53, 54, 67, 68, 71	Innovation and human capital	Improvement of human capital, tax incentives to research, stimulation of investments in R&D	Tax credit for researchers and reduction of cost for intangible assets	GDP Consumption expenditure Gross capital formation Employment	0.1 0.3 -0.1 0.1	0.2 0.4 0.0 0.1	0.4 0.4 0.1 0.1
63, 64, 65, 66, 76, 78, 79, 80, 81, 82	Support for firms	Strategic projects and interventions to promote production and research activities	Reduction of cost for intangible assets, reduction of administrative burden, increase of investment subsidies	GDP Consumption expenditure Gross capital formation Employment	0.1 0.0 0.6 0.0	0.2 0.0 0.7 0.0	0.2 0.1 0.7 0.0

(*)	The numbers reported in column ID match the numbers of the measures in the grid included in the Appendix of NRP.

38	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

IV.	SENSITIVITY ANALYSIS

IV.1	SENSITIVITY TO ECONOMIC GROWTH

Over the 2010-2014 period Italy’s public finance sensitivity to economic growth is assessed by simulating the pattern of net borrowing and public debt vis-à-vis two alternative macroeconomic scenarios, in which, in line with the evolution of some international economic variables, real annual GDP growth, starting from 2011, is assumed to be, in each year of the projection horizon, 0.5 percentage points above or below the forecasts of the baseline scenario1.

The different GDP growth dynamics of the alternative scenarios change the pattern of potential output and, therefore, the output gap. As a consequence the primary surplus is adjusted in both its structural and cyclical components. The structural component is obtained by the difference between structural revenues and structural expenditure resulting from the individual simulation scenarios2. The cyclical component is obtained by multiplying the output gap of the alternative scenarios by the elasticity of the budget balance to GDP growth3. The new profile of the primary surplus changes the evolution of debt and therefore interest expenditure. In order to estimate public debt in the alternative scenarios, the stock-flow adjustment and the implicit interest rate are assumed to remain unchanged vis-à-vis the baseline scenario(Chapter III, Table III.5).

In the pessimistic scenario, with a GDP growth which is 0.5 percentage points lower over current year, net borrowingas a ratioof GDP would be 0.2 percentage points higher than in the baseline scenario (-3.9 per cent of GDP). In 2012, net borrowing would continue to decline but at a slower pace, hovering at around -3.3 per cent of GDP vis-à-vis the -2.7 per cent target set by the Government. In the following years, thanks to the fiscal package adopted by the Government, net borrowing would continue to decline,

[1]

The optimistic scenario considers a more favorable international outlook. In particular, with regard to the baseline scenario, it is assumed: 1) that both the US and the Euro area will grow faster; 2) that international trade will be more sustained; 3) an overall reduction in the price of oil (95 dollars/barrel); 4) a slight appreciation of the euro and, finally, 5) an easing of geo-political tensions as well as of the stress on sovereign debt issued by peripheral countries. The impact on the Italian economy would determine a more favorable evolution of the exports with feedback effects on productive investments and on the labour market. The unemployment rate would reach 7.7 per cent in 2014. In the pessimistic scenario, the international outlook is less favorable than the baseline both for the US and for the Euro area as a consequence of the withdrawal of the expansionary fiscal policy. The effects of the recent earthquake on the Japanese economy are supposed to be heavier while both the geo-political tensions and financial markets volatility linked to expectation on sovereign debt sustainability are amplified. The oil prices is marginally increasing while the euro depreciate vis-à-vis the dollar. Import prices are, therefore, higher. The impact on the Italian economy would determine a less favorable evolution of exports with feedback effects on private consumption (lower) and on labour market. The unemployment rate remains at 8.3 per cent in 2014.

[2]

Structural revenues and expenditure in the alternative scenarios are obtained by applying a correction parameter to the corresponding variable in the baseline scenario. Therefore, to obtain structural revenues in the higher growth scenario, the structural revenues (as a ratio of GDP) of the baseline scenario are multiplied by an index expressing the ratio of the baseline nominal GDP to that of the alternative scenario. Subsequently, the resulting figure is multiplied by the product of the semielasticity of revenues and the relative difference between the level potential GDP in the alternative scenario and those in the baseline scenario.

[3]	According to the methodology agreed at a European level this elasticity is 0.5.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	39

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

hovering around -1.3 per cent of GDP in 2014, about one percentage point of GDP higher thanthe target set in the baseline scenario. By contrast, in the higher growth scenario, general government balane would decline reaching -3.4 per cent of GDP over the current year and would continue to decrease at a steeper pace than those of the baseline scenario, reaching -2.1 per cent in 2012. In the 2013-2014 period, net borrowing would keep being on a declining path hovering around + 0.9 per cent of GDP at the end of the period, mainly as a result of the fiscal measures adopted by the Government and thanks to the lower interest expenditure.

The debt-to-GDP ratio in the higher growth scenario would already start decreasing in 2011 reaching 118.7 per cent over the current year, 1.3 percentage points below the figure in the baseline scenario (120.0 per cent). In the following years the debt-to-GDP ratio would continue to decrease rapidly, reaching 107.1 per cent in 2014. Conversely, in the lower growth scenario, the debt-to GDP ratio would show an increasing trend until 2012 and would start decreasing in 2013 and 2014, hovering around 117.5 per cent at the end of the period, 4.3 percentage points above the target of the baseline scenario.

TABLE IV.1: SENSITIVITY TO GDP GROWTH [1] (percentage values)

		2010	2011	2012	2013	2014
	Higher growth scenario	1.9	3.7	3.8	3.9	4.0
Rate of growth of nominal GDP	Baseline scenario	1.9	2.9	3.1	3.3	3.4
	Lower growth scenario	1.9	2.4	2.5	2.9	3.0
	Higher growth scenario	1.3	1.6	1.8	2.0	2.1
Rate of growth of real GDP	Baseline scenario	1.3	1.1	1.3	1.5	1.6
	Lower growth scenario	1.3	0.6	0.8	1.0	1.1
	Higher growth scenario	0.2	0.5	0.7	1.0	1.1
Rate of growth of potential GDP	Baseline scenario	0.1	0.3	0.4	0.6	0.8
	Lower growth scenario	-0.1	0.1	0.2	0.4	0.5
	Higher growth scenario	-3.0	-2.0	-1.0	0.0	0.9
Output gap	Baseline scenario	-2.7	-1.9	-1.1	-0.3	0.5
	Lower growth scenario	-2.3	-1.9	-1.4	-0.7	0.0
	Higher growth scenario	-4.6	-3.4	-2.1	-0.5	0.9
Net borrowing	Baseline scenario	-4.6	-3.9	-2.7	-1.5	-0.2
	Lower growth scenario	-4.6	-4.1	-3.3	-2.3	-1.3
	Higher growth scenario	-3.3	-2.4	-1.6	-0.5	0.4
Cyclically adjusted budget balance	Baseline scenario	-3.3	-2.9	-2.2	-1.3	-0.5
	Lower growth scenario	-3.3	-3.1	-2.6	-2.9	-1.3
	Higher growth scenario	-0.1	1.3	3.0	4.6	6.1
Primary balance	Baseline scenario	-0.1	0.9	2.4	3.9	5.2
	Lower growth scenario	-0.1	0.7	1.9	3.1	4.3
	Higher growth scenario	1.7	2.3	3.5	4.6	5.6
Cyclically adjusted primary balance	Baseline scenario	1.3	1.9	2.9	4.0	5.0
	Lower growth scenario	1.3	1.7	2.6	3.5	4.3
	Higher growth scenario	119.0	118.7	116.7	112.8	107.1
Public debt	Baseline scenario	119.0	120.0	119.4	116.9	112.8
	Lower growth scenario	119.0	120.8	121.5	120.2	117.5

1)	Rounding off to the first decimal may cause lack of consistency among variables.

Note: The structural balances of alternative scenarios have been calculated using the elasticities of revenues (1.2) and of expenditure (-0.04) with respect to economic growth rather than the usual parameter expressing the sensitivity of net borrowing to growth (0.5). In addition, for technical purposes, it has been assumed that the amount of the planned additional budgetary measures–amounting to 1.2 per cent of GDP in 2013 and 1.1 per cent of GDP in 2014 - will be entirely achieved through spending cuts.

40	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

1.0
0.0
-1.0
-2.0
-3.0
-4.0
-5.0
-6.0
High-growth scenario
Baseline scenario
Low-growth scenario
2011
2012
2013
2014

125.0
120.0
115.0
110.0
105.0
High-growth scenario
Baseline scenario
Low-growth scenario
2011
2012
2013
2014

IV.2 SENSITIVITY TO INTEREST RATES

This section describes the impact of a 100 - basis-point increase in the market yield curve on interest expenditure on State securities.

The analysis is based on the current and future composition of debt as measured by the amount of negotiable Government securities, whose total stock at December 31, 2010 was 5.6 per cent higher compared to December 31, 2009. By the end of December 2010 the total amount of negotiable Government securities was made up of 95.31 per cent of domestic securities, i.e. issued on the domestic market, and 4.69 per cent of foreign securities, i.e. issued on foreign markets both in euros and foreign currencies.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	41

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

The structure of the domestic securities debt in 2010 (Figura IV.3) registered a further increase in fixed-rate securities compared to 2009, up to 73.18 per cent from 70.54 per cent and a decline in variable-rate securities, which declined from 22.06 per cent in 2009 to 19.70 per cent in 2010. Also the European HICP–indexed securities edged down4 from 7.40 per cent in 2009 to 7.11 per cent in 2010, due to a slower pace of issuance and to securities reaching maturity during the year. On the total of domestic securities, the issuance of securities with maturities of ten years or more, which in 2010 was 21.17 per cent compared to 20.97 per cent in the previous year, continued at a sustained pace.

From the point of view of debt management, in addition to both the introduction of a new BTP€i indexed to European inflation with a 10-year maturity and a new nominal 15-year BTP, a new debt instrument was placed on the market in 2010 by the Treasury: the Euribor – indexed (CCTeu) (Certificati di Credito del Tesoro ) which foresee nominal floating-rate securities gradually replacing current CCTs. The structure of CCTeus, similar to that of common floaters issued in the euro area, has a six-month coupon calculated on the basis of the Euribor six-month rate and a maturity which was 5 and 7 years in the first issuances. Compared to traditional CCTs, CCTeus can ensure greater penetration in the portfolios of national and international investors, as well as strengthen the levels of efficiency and liquidity of the secondary market for floaters. Even though traditional CCTs are no longer issued regularly, they will enjoy liquidity on the secondary market thanks to the Treasury’s willingness to trade them against CCTeus and the commitment to quote them and trade them by investors specialising in Government Securities.

[4]	IPCA.

42	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

By the end of 2010, the composition of debt according to instruments was in line with that of the end of 2009 and showed the same dynamics as in the last few years. Actually, the structure of debt at 31 December 2010, compared with the end of December 2009, shows an increase in nominal BTPs (from 62.67 per cent to 65.04 per cent) and a slight decline of European HICP-indexed Securities (from 7.04 per cent in 2009 to 6.78 per cent in 2010). In addition, as in the past few years, 2010 was characterised by a decline in short-term securities (BOTs and flexible BOTs) which went from 9.69 per cent in 2009 to 8.52 per cent in 2010, as well as a further decline in variablerate securities (CCTs including the new CCTeus), from 11.31 per cent in 2009 to 10.26 per cent in 2010, and in foreign securities, declinedfrom 4.81 per cent in 2009 to 4.75 per cent in 2010.

The sensitivity to interest rates derives directly from the above-mentioned decisions in debt management. Assessed on the basis of synthetic indicatorss, it can been shown that the exposure to refinancing risk and interest risk has declined further (Figure IV.4): the overall average life of all Government securities at 31 December 2010 was 7.20 years, a significant increase compared to the figure at 31 December 2009 (equal to 7.07 years).

Similarly, the financial duration at 31 December 2010 reached 4.90 years, registering anincrease vis-à-vis the 2009 figure (4.81 years); a similar trend has been shown by the Average Refixing Period5, calculated only for the Government securities of the domestic programme, which went from 5.87 years at the end of 2009 to 5.98 years in 2010.

As a result, an immediate and permanent increase of a percentage point in the yield curves (used to carry out the estimates of the interest expenditure over the 2011-2014 period) would correspond to an impact on debt servicing of 0.20 percentage points of GDP in the first year, 0.39 in the second 0.50 in the third.

[5]

The Average Refixing Period (ARP) measures the average time in which debt coupons are refixed. For zero-coupon or fixed coupon bonds it corresponds to the bond’s residual maturity. For floating rate bonds, it corresponds to the time remaining till the next coupon is fixed.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	43

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

These results, which are slightly higher than those of the last Update, show that the assumption of both a lower nominal economic growth and a higher debt level are on a large extent offset by a composition of the debt which is ever less vulnerable to interest fluctuations.

Interest expenditure of General Government, in absolute terms, remained basically unchanged from 2009 to 2010. As a percentage of GDP, it declined going from 4.6 per cent to 4.5 per cent. The average weighted cost of Government securities upon issuance has decreased as well, going from 2.18 per cent in 2009 to 2.10 per cent in 2010. However, it should be noted, that in the general government interest expenditure aggregate there was a recomposition that produced a shift of expenditure from local to central government bodies. This result was mainly the consequence of the increase in the underlying debt stock, which was higher for central government than for local government bodies.

In the following years, using the implicit rates resulting from the yieldcurve calculated in the current market phase (end of March 2011) a progressive increase in the interest expenditure of general government bodies is expected, mainly as a result of two underlying phenomena:. on the one hand, the growth of the underlying debt stock and, on the other hand, a macroeconomic and finacial outlook which considers as rather likely the expectation of interest rate increases at issuance for all maturities, including short- and medium-term ones. Indeed securities issued with these maturities represent a sizeable share of the total debt issuance activity carried out by the Treasury. In terms of GDP, this pattern would lead into a progressive increase in spending that will reach 5.5 per cent in 2014, a figure which is not too far from the average level registered over the last decade (equal to 5.2 per cent of GDP).

44	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

V.	SUSTAINABILITY OF PUBLIC FINANCES

The European population is rapidly ageing. In the next few decades, the current structure by age of the EU population will dramatically change as a result of a lower birth rate and longer life expectancy. Such demographic trends are expected to have significant consequences on both public finance and the socio-economic framework. The working-age population should gradually shrink, being offset only partially by the projected increase in the net flows of immigrants.

Against this backdrop, Italy’s population is likely to age more rapidly than elsewhere. According to the most recent demographic projections, the old-age dependency ratio is expected to grow by more than 30 percentage points1 in the next 50 years.

In spite of the acceleration of the demographic trend -and the possible negative repercussions of the recent economic crisis on medium-term growth, the impact of population ageing on certain public spending items, either directly or indirectly linked to demographic developments, is under control in Italy. As a result of the reforms adopted in the past 20 years, the trend of total age-related expenditures in Italy shows a less dynamic pattern than those of the majority of EU countries. Such results are based on both the demographic trends and macroeconomic assumptions agreed at an EU level as well as on the projections of the age-related expenditure as published in the 2009 Ageing Report2 prepared jointly by the European Commission and the Economic and Policy Committee-Ageing Working Group (EPC-AWG). In addition, the European Commission’s Sustainability Report3 published in October 2009, assuming a no-policy change scenario and taking into account the effects of the economic crisis, confirmed that the long-term trend of age-related expenditure is not expected to lead to an explosion of public debt in Italy over the next 50 years. Finally, the Joint Pension Report4, published by the European Commission, Economic and Policy Committee-Ageing Working together with the Social Protection Committee (Sub-Group Indicators), shows that the long-term financial sustainability of Italy’s pension system achieved through numerous reforms is not expected to have consequences on social adequacy in the future.

In view of these considerations, the objective of this chapter is to describe the impact of population ageing on both public spending and debt for the next 50 years. In addition, various simulations based on alternative assumptions linked to demographic, macroeconomic, and fiscal variables are carried out in order to assess the sustainability of the public finances under different scenarios.

Furthermore, in consideration of the particular focus on the determinants of the public debt as a result of both the impact of the economic crisis and the debate on the reform of the European governance, the chapter presents a section dedicated to the

[1]

According to the projections of baseline scenario developed by EUROSTAT in 2007, the old-age dependency ratio in the 20-64 age bracket was 31.7 in 2005, one of the highest among the EU-27, and it is projected to reach 64.5 in 2060.

[2]	European Commission, 2009, 2009 Ageing Report, European Economy, vol. 2.
[3]	European Commission, 2009, Sustainability Report 2009, European Economy, vol. 9.
[4]	European Commission, 2010, Progress and key challenges in the delivery of adequate and sustainable pensions in Europe, European Economy, Occasional Paper n.71.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	45

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

‘other relevant factors’. These factors have to be considered as indicators of contingent liabilities to be taken into account when assessing the pattern of public debt. More specifically, the chapter analyses the role of private debt and the risks to the State budget arising from banking sector’s implicit liabilities. The emphasis is placed on possible ways of taking such risks into consideration in the context of the multilateral surveillance of budgetary policies. More effective and farsighted surveillance of budget policies requires a broader based evaluation of the long-term sustainability of the public finances, so as to take into account, whether as aggravating or mitigating factors, all risk elements stemming from imbalances in the private sector.

V.1	THE IMPACT OF POPULATION AGEING ON PUBLIC EXPENDITURE

This section provides a description of the projections of public spending for pensions, healthcare, long-term care, education and unemployment benefits in relation to GDP, as well as the detail of the demographic and macroeconomic assumptions (Table V.1) which are needed to carry out the analysis of the long-term sustainability of the public finances.

The projections incorporate the demographic and macroeconomic assumptions of the baseline scenario, as agreed by the EPC-AWG, for the estimation of the age-related expenditure components contained in the Ageing Report published in April 20095. The demographic assumptions refer to EUROSTAT’s baseline projections with 2007 as the base year6. However, in order to guarantee consistency with the initial demographic and employment variables, the forecast was updated to take into consideration the resident population as of 20107 whereas the assumptions of the convergence to the trend of the demographic parameters were maintained8.

Over the medium-long term, the macroeconomic variables incorporate the baseline assumptions as agreed by the EPC-AWG, although they do not take into account the impact of the financial crisis of 2008 and 2009. Accordingly, for the years of 2008-2010, the projections include national accounting data that, by contrast, do take into due account the impact of the crisis. For the 2011-2014, the macroeconomic growth assumptions are those adopted in this Stability Programme Update (see Chapter 2).

[5]

The projections were formulated using medium-/long-term forecast models of the State’s General Accounting Office (Ragioneria Generale dello Stato, RGS). The projection of the age-related expenditure in the 2009 Ageing Report represents the third projection exercise carried out by the Commission and the EPC-AWG and follows that undertaken in 2006.

[6]

For Italy, the baseline scenario has been approved by the reporting entities of the national statistics institutes of the Member States and by the delegates of the EPC-AWG; such scenario contemplates: (i) a net annual flow of immigrants averaging 226,000, with an initially increasing trend followed by a later decreasing trend; (ii) an increase in life expectancy to 85.5 years for men and 90 years for women; and (iii) a total birth rate as of 2060 equal to 1.56.

[7]	ISTAT (2010), Resident population by age, sex and marital status as of 1 January 2010, available on the web site: demo.istat.it.
[8]	This adjustment does not produce any appreciable effects on the results of the demographic projections and, in turn, on the projections of the components of age-related spending.

46	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

TABLE V.1: PUBLIC EXPENDITURE FOR PENSIONS, HEALTHCARE, LONG-TERM CARE,
EDUCATION AND UNEMPLOYMENT BENEFITS (2005-2060)[1]

	2005	2010	2015	2020	2025	2030	2035	2040	2045	2050	2055	2060
	in % GDP
Total expenditure(2)	48.2	50.6	48.1	47.0	46.2	46.1	46.2	46.7	47.0	46.4	45.8	45.0
of which: age-related expenditure	26.1	28.6	27.9	27.5	27.4	27.9	28.3	29.0	29.3	28.9	28.6	28.2
Pension expenditure	14.0	15.3	15.4	15.1	14.9	15.2	15.4	15.7	15.6	14.9	14.3	13.9
of which: seniority and old-age pensions	13.4	14.8	14.9	14.6	14.5	14.8	15.0	15.4	15.3	14.6	14.0	13.6
of which: Other pensions (disability and survivors) (3)	0.6	0.5	0.5	0.5	0.5	0.4	0.4	0.3	0.3	0.3	0.3	0.3
Healthcare expenditure (4)	6.7	7.3	7.3	7.4	7.6	7.9	8.1	8.4	8.6	8.7	8.8	8.8
Long-term care expenditure	0.8	1.0	1.0	1.0	1.1	1.1	1.2	1.3	1.4	1.5	1.6	1.7
Education (5)	4.2	4.2	3.7	3.5	3.4	3.2	3.2	3.2	3.3	3.3	3.4	3.4
Unemployment benefits	0.4	0.7	0.5	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.4
Interest expenditure	4.5	4.9	5.2	4.5	3.8	3.3	2.9	2.7	2.6	2.5	2.2	1.8
Total revenues (2)(6)	43.8	46.0	45.9	45.8	45.8	45.8	45.8	45.8	45.8	45.7	45.7	45.7
of which: property income	0.6	0.6	0.6	0.6	0.6	0.5	0.5	0.5	0.5	0.5	0.5	0.5

ASSUMPTIONS	%
Labour productivity growth rate	0.5	2.0	0.8	1.4	1.7	1.7	1.7	1.7	1.7	1.7	1.7	1.7
Real GDP growth rate	0.7	1.3	1.9	2.0	1.8	1.6	1.3	1.0	1.4	1.6	1.3	1.5
Male participation rate (20-64)	79.2	78.4	78.7	80.0	80.7	81.2	82.3	83.1	83.4	83.6	83.4	83.2
Female participation rate (20-64)	53.6	54.5	56.8	59.0	60.4	61.4	62.0	62.5	62.9	63.0	63.1	63.2
Total participation rate (20-64)	66.4	66.4	67.7	69.5	70.6	71.4	72.3	73.0	73.4	73.5	73.5	73.5
Unemployment rate	7.7	8.4	7.9	6.1	5.6	5.6	5.6	5.6	5.6	5.6	5.6	5.6
Population aged 65 and over/total population (7)	19.5	20.3	21.7	22.7	24.0	26.2	28.6	30.8	32.2	32.6	32.7	32.7
Old age dependency ratio (65 and older/[20-64]) (7)	31.7	33.5	36.2	38.3	41.1	45.9	52.1	58.4	62.6	64.2	64.5	64.5

1)	The rounding to the first decimal may cause inconsistencies between the figures presented in the table.
2)	For technical reasons, it has been assumed that the amount of future budgetary measures is equal to 1.2 per cent of GDP in 2013 and 1.1 per cent of GDP in 2014, and is achieved entirely through spending cuts.
3)	‘Other pensions’ refers to disability and survivor pensions paid to females under the age of 60 and males under the age of 65.
4)	Includes public healthcare expenditure for assistance to the elderly.
5)	Does not include the expenditure for adult education (continuous training) and pre-primary education.
6)	Includes property income.
7)	Source: EUROSTAT, baseline scenario, base year 2007.

In order to properly consider the macroeconomic effects of the crisis, the linkage between the short- and long-term trends was effected by assuming the so-called EPC-AWG’s the lost-decade scenario9.

The lost-decade scenario assumes that employment levels and productivity growth rates will converge to the original pre-crisis values of the EPC-AWG’s baseline scenario over the next 10-15 years. More specifically, it is assumed that the unemployment rate will gradually decline to converge toward the EPC-AWG baseline-scenario structural level by 2025, with around 80 per cent of the total reduction realised

[9]

The process of defining the EPC-AWG baseline scenario described in the Ageing Report was concluded in June-July 2008, and therefore it could not take into account the impact of the financial crisis on economic growth. The Report nonetheless presents an approximate evaluation of the impact that the crisis might have in terms of the forecast of the expenditure-to-GDP ratio under the assumption of a temporary shock (lost-decade scenario), a permanent shock (permanent-shock scenario) and a recovery of employment and productivity levels, vis-à-vis the original baseline scenario as from 2021 (rebound scenario). Notwithstanding the high margins of uncertainty about the economic effects of the financial crisis, the lost-decade scenario includes a set of assumptions with the least invasive correction with respect to the structural trends agreed by EPC-AWG in the baseline exercise. At the same time, the lost-decade scenario represents a sort of intermediate hypothesis with respect to the other two alternatives considered (permanent-shock scenario and rebound scenario). In this regard, see the European Commission-Economic Policy Committee (2009), ibidem.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	47

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

by 202010. In addition, it is supposed that the realignment of the labour force around the levels of the baseline scenario will include both the effects due to the updating of the generational profiles of activity rates and the effects of legislative changes in the requirements for pension eligibility.

Finally, the pattern of labour productivity was revised so as to guarantee, from the years of the crisis (2008 and 2009) to 2020, an average growth rate that is approximately 0.8 percentage points lower than the average rate assumed in the EPC-AWG’s pre-crisis scenario. This differential almost reproduces the loss in potential output of the most recent version of the lost-decade scenario, which is based on the Commission services 2009 Spring Forecast, published in May 200911.

The projections of age-related expenditures presented in Table V.1 have been updated to be in line with the legislative framework in place as of April 2011. In particular, the projections of pension expenditure incorporate the financial effects of the pension reforms adopted by the Government in 2010 which envisaged the increase of the retirement age to 65 for all women working in the public sector as from 2012; the refinement of the system for actually securing the pension payments (the so-called ‘exit windows’) in the case of seniority and old-age pensions; and, finally, ) the introduction as of 2015 of an automatic mechanism for adjusting the statutory retirement age to the increase in life expectancy12.

The projections of healthcare expenditure take into consideration both the consolidation measures planned for 2011-2013 by the 2010-2012 Healthcare Pact and subsequently adopted by the 2010 Budget Law, as well as the provisions of the 2011 Stability Law13 which increased the level of the conventional financing to the National Healthcare System (NHS) for 2011, with an equivalent increase in the amount of healthcare spending. In addition, the projections include further measures to curb

[10]

Extending the period of convergence for the lost-decade scenario toward the levels of the baseline scenario from 2020 to 2025 mainly reflects the need to avoid a particularly high annual reduction in the unemployment rate during the 2015-2020 period.

[11]

According to the data in Table 75, Appendix 5 of the 2009 Ageing Report, the lost-decade scenario for Italy implies an average annual loss of approximately 0.6 percentage points in the GDP growth rate during the 2007-2020 period vis-à-vis the EPC-AWG original scenario (0.5 percentage points for the 2007-2010 period and 0.6 percentage points for the decade thereafter). In any event, the definition of the lost-decade scenario contained in such report was based on short-/medium-term forecasts prepared by the European Commission in January 2009 (interim forecast of January 2009). Those projections significantly underestimated the effects of the economic crisis as, for the 2008-2010 period, the cumulative change in real GDP was estimated at -2.3 per cent. Afterwards, in the European Commission’s Sustainability Report 2009, the growth assumptions underlying the lost-decade scenario were recomputed by updating the short-term outlook on the basis of the 2009 Commission Services’ spring forecasts published in May 2009,Such projections more realistically revised upward the deadweight costs derived from the effects of the crisis as, for the 2008-2010 period, the cumulative change in real GDP was estimated at -5.3 per cent. Following such update, the loss in terms of the average GDP growth rate projected in the lost-decade scenario for the period 2007-2020 was revised upward by approximately 0.2 percentage points per annum for the EU-27aggregate, vis-à-vis the initial results. In this regard, see: European Commission-EPC-SPC (2010), Progress and key challenges in the delivery of adequate and sustainable pensions in Europe, pages 51-53 and European Commission (2009), Sustainability Report 2009, pages 48-53. In the absence of t specific indications for Italy, it was decided to apply to the loss of growth initially projected in coincidence with the 2009 Ageing Report the same upward revision as for the EU-27 aggregate. Accordingly, the loss in potential output for Italy has been revised from 0.6 percentage points to 0.8 percentage points.

[12]	Measures provided by Decree-Law No.78/2010, converted, with amendments, into Law No.122/2010.
[13]	Law No.220/2010.

48	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

healthcare spending14 such as the ‘freezing wage’ for the NHS employees and personnel operating under agreement with the NHS for the 2010-2012 period. This measure foresees that, with the exception of the allowance deriving from the deferral in renewing past labour contracts (indennità di vacanza contrattuale), total compensation for NHS employees in 2011, 2012 or 2013 cannot be above the compensation paid in 2010. In addition, it is established that the loss in the purchasing power derived from the wage freeze cannot be redeemed in the years following 2013. Starting from 2011, additional savings on healthcare expenditure are expected from the measures controlling pharmaceuticals administered in hospitals.

The projections of unemployment benefits incorporates the refunding of the income-protection subsidies such as the so-called ammortizzatori sociali in deroga which were further extended also in 201115. According to current legislation, these subsidies will not be refinanced in 2012 or thereafter.

Finally, the projections of the expenditures for the education include the effects of the savings stemming from the streamlining and rationalisations of the public-school work force which should lead to a reduction of the gap in the average student/teacher ratio vis-à-vis other countries.16 In addition, the projections include the savings derived from the freeze in contractual wage bargaining17 for the period 2010-2012. This measure foresees that, with the exception of the allowance deriving from the deferral in renewing past labour contracts (indennità di vacanza contrattuale), total compensation for school employees in 2011, 2012 or 2013 cannot be above the compensation paid in 2010. In addition, it is established that the loss in the purchasing power derived from the wage freeze cannot be redeemed in the years following 2013. Furthermore, the automatic wage-indexing mechanism for 2011-2013 has been frozen as well.

Overall, the ratio of age-related expenditure to GDP should increase by approximately 2 points of GDP in the period 2005-2060 (Table V.1). However, the bulk of the increase is concentrated in 2008-2009, mainly as a consequence, of the contraction of GDP due to the crisis. After 2010, the age-related expenditure declines slightly before starting to rise again in 2027 and continue rising until 2040-2046. During these years, which coincide with the retirement of the baby-boom generation, the total age-related expenditure amounts to around 29 per cent of GDP. Finally, in the final years of the projection horizon, the age-related expenditure falls significantly in relation to GDP, converging to levels that are actually below those registered for 2010.

By and large, after a period of stability extending out to 2015, the ratio of pension expenditure to GDP decreases through 2027, and then begins to rise again to hit a high of 15.7 per cent of GDP in 2043. However, in the final years of the projection horizon, the expenditure for pension benefits decreases swiftly, reaching 13.9 per cent of GDP in 2060 (Graph V.1). Vis-à-vis the projection presented in the previous Update of the

[14]	Measures provided by Decree-Law No.78/2010, converted into Law No.122/2010.
[15]	Law No.220/2010.
[16]

These measures foresee: i) a gradual increase of one percentage point in the student/teacher ratio so as to reduce the gap vis-à-vis the European standard; ii) a revision of the criteria and parameters for the definition of human resources requirements for administrative, technical and support personnel so as to achieve a total reduction of 17 per cent of the work force vis-à-vis the level of 2007/2008 academic year; and iii) the use of 30 per cent of the resulting economies (in terms of expenditure) for financing initiatives aimed at the enhancement of the human capital and professional career development of public the school personnel.

[17]	Decree-Law No.78/2010, converted into Law No.122/2010.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	49

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Stability Programme, the ratio is at a higher level until 2027, exclusively as a consequence of the lower GDP growth concentrated in the initial years of the projection period. After 2027, the pension expenditure to GDP is projected to be significantly below the levels projected in the previous Update; thanks to the savings produced by the reforms approved in 2010, including, in particular, the periodical increase in the retirement age as a function of the expected changes in life expectancy. The discrepancy of the current projections of pension expenditure with respect to those presented in last Update of the Stability Programme is expected to increase during the period when the baby-boom generation is scheduled to retire, hitting a high in 2036 and then being cancelled out completely in 2048. In the final years of the projection horizon, the two sets of projections are completely aligned.

The projection of healthcare expenditure, carried out on the basis of the methodology of the reference scenario, takes into account not only the effects of ageing, but also the consequences of other explanatory factors (such as, for instance, the assumptions about the years spent by elderly people in good health). After initially falling as a result of the recent measures to contain spending adopted by the Government, the ratio of healthcare expenditure to GDP is estimated to rise, reaching a level of 8.8 per cent in the final decade of the forecast period. In 2060, the level of healthcare expenditure to GDP is projected to be approximately 0.1 percentage point below that reported in the previous Update of the Stability Programme. This difference is mainly explained by the lower initial level of healthcare spending reported in the years preceding 2014 and it is only partially offset by a downward revision of the short term growth estimates.

50	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

The ratio of education expenditure18 to GDP shows a significant decrease in the initial years of the projection, as a result of the measures to contain personnel costs. Afterwards, this ratio is projected to decline slightly in response to the structural fall in the school-aged population. The ratio of education expenditure to GDP is expected to resume to a moderate positive growth during the final period of the projections, reaching 3.4 per cent of GDP in 2060. Vis-à-vis the last year Update of the Stability Programme, the reduction in the current level of education expenditure to GDP (approximately 0.4 percentage points) is explained for more than 50 per cent by the containment measures which drive down the outlays by approximately 0.2 percentage points in 2014. The remaining share of the reduction is attributable to the higher contribution of employment growth to the GDP growth rate19.

The expenditure for long-term care and social assistance to the elderly20 as a ratio of GDP shows a growing profile over the entire projection period, standing at 1.7 per cent in 2060. The projection of unemployment benefits as ratio of GDP goes from 0.4 per cent in 2008 to 0.7 per cent in the 2009-2011 period, including for the effect of higher expenditure due to the consequences of the economic crisis on employment. On the basis of current legislation, taking into consideration the phasing out of the financing of the supplementary wage supplementation schemes in 2012 (ammortizzatori sociali in deroga), the ratio of unemployment benefits to GDP should move back to the level of 0.4 per cent where it should remain for the remaining part of the projection period.

V.2	DEBT SUSTAINABILITY

On the basis of the assumptions regarding long-term demographic and macroeconomic trends and the projections of age-related expenditures as described in the previous section (Table V.1), the sustainability of the public finances is analysed both through the projection of the debt-to-GDP ratio over the 2015-2060 period, and through the computation of several summary sustainability indicators, such as the sustainability gaps (S1 and S2) and the required primary balance (RPB).

The debt-to-GDP ratio and the structural primary surplus, net of the one-off measures indicated for 2014, represent the starting point for the exercise. It is also assumed that the real rate of interest (3.0 per cent per year) is kept constant over the entire forecast period (2015-2060), while the structural primary surplus changes depending on the pattern of age-related expenditure and property income21.

[18]

The definition of education expenditure as agreed at the level of the EPC-AWG includes the International Standard Classification of Education (ISCED) levels 1-6. Therefore, the aggregate does not include adult education (continuous training) and pre-primary school.

[19]	According to the methodology agreed at the level of the EPC-AWG, the average compensation for teaching and non-teaching personnel moves in line with productivity.
[20]

The public expenditure for long-term care is split between cash benefits (approximately 80 per cent) in the form of disability allowances, and services (approximately 20 per cent) which are provided at a local level. The projection of the ratio between such expenditure item and GDP was carried out by adopting the assumptions of the so called reference scenario methodology. Regarding disability allowances, the projections were computed in line with the methodological indications agreed at the level of the EPC-AWG, linking the amount of the benefit to the trend of per capita GDP.

[21]

Property income corresponds to investment income (bonds and stocks) and annuities from ownership of natural resources. The long-term trend of such income for the 2008-2060 period is projected on the basis of the methodology agreed at the level of the EPC-AWG.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	51

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

In line with the previous Update of the Stability Programme, the results of the simulation in the baseline scenario show a decreasing trend of the debt-to-GDP ratio over the entire projection period. However, thanks to an initial structural primary surplus significantly higher than that reported last year, the debt declines below the threshold of 60 per cent of GDP as early as 2026, eight years in advance with respect to projection in the 2009 Update of the Stability Programme (Graph V.2).

In comparison with last year’s document, this Update of the Stability Programme mainly features: (i) the deterioration of the initial debt conditions; and (ii) the improvement of the trend of age-related expenditures. More specifically, the level of the debt-to-GDP ratio is on average 2.2 per cent higher for the 2008-2011 period than the ratio indicated in the previous Update. As to age-related expenditures, the ratio to GDP averages 28.3 per cent for the 2015-2060 period, vis-à-vis 28.8 per cent reported in the 2009 Stability Programme.

In line with the preceding Stability Programme updates and on the basis of the methodology agreed at an EU level, the indicators considered for obtaining a summary measure of the extent of the long-term sustainability of the public finances for the baseline scenario are the sustainability gaps (S1 and S2) and the required primary balance (RPB) 22.

S1 measures the permanent adjustment of the structural primary balance (as a percentage of GDP) needed for achieving a debt level of 60 per cent of GDP in 2060. Instead, S2 measures the permanent adjustment of the structural primary balance needed so that the pattern of the public debt complies with the inter-temporal budget constraint over an infinite time horizon. Finally, the required primary balance (RPB) measures the average primary surplus during the first five years of the projection period (in this case, 2015 to 2019) consistent with the adjustment suggested by the value of S2.

[22]	For a more thorough explanation of the indicators, see Annex I of the ‘The Long Term Sustainability of Public Finances – A report by the Commission Services’, European Economy n. 4/2006.

52	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

The indicators S1 and S2 may also be broken down into sub-components that provide useful information about the origin and the timing of the fiscal adjustments needed to guarantee the sustainability of the debt over the long term (Table V.2).

The first sub-component, the initial budgetary position, measures the distance between the structural primary surplus as of 2014 (equal to 4.9 per cent of GDP) and the structural primary surplus required to keep the debt-to-GDP ratio constant at the initial level (112.8 per cent of GDP) ceteris paribus23.

The second sub-component, the debt requirement in 2060, which is specific to the S1 indicator, shows the adjustment needed to ensure that the debt goes from the initial level to the level of 60 per cent of GDP in 2060. Finally, the third sub-component, the long-term changes in the primary balance, quantifies the cost of ageing, namely, the additional adjustment needed in order to cover the increase in expenditures related to the ageing of the population.

The results of the two sustainability gaps S1 and S2, are negative values in both cases. Accordingly, it follows that the fiscal consolidation planned in this Update for 2014 would be sufficient to ensure sustainable public finances over the long term. This result is confirmed by the required primary balance which, with a value of 2.1 per cent, is less than the primary surplus projected for 2014.

Vis-à-vis the 2009 Update of the Stability Programme, both S1 and S2 improve significantly. However, in both cases, a change occurs between the respective components of the sustainability gaps leading to improvement of roughly 1.5 and 1.7 percentage points respectively in the value of the initial budget conditions24 for S1 and S2, and a reduction of approximately 0.4 percentage points of the contribution of the cost of ageing.

On one hand, in spite of the deterioration of the initial conditions, attributable to a higher level of debt projected for the 2010-2014 period, the significant increase in the structural primary balance planned by the Government over the time horizon covered in this Update allows for counterbalancing both the fiscal effort needed to guarantee convergence of the debt toward the level of 60 per cent of GDP and, the emergence of the fiscal costs linked to the ageing of the population, while also leaving additional manoeuvring room. In addition, the fact that the value of the initial budgetary position is negative for both S1 and S2 (at -3.3 per cent in both cases) is by far an indication of the capability of Italy’s public finances, given the budgetary conditions projected for 2014, of dealing with the accumulation of the expenditure for interest/GDP (snowball effect) expected in the long term.

On the other hand, the reduction in the ageing-cost parameter vis-à-vis the values presented in the previous Updated of the Stability Programme is in line with the adoption by the Government of important pension reforms during 2010.

[23]	The age-related expenditures are kept constant as a percentage of GDP at the 2014 level.
[24]

With reference to the S1 indicator, it should be emphasised that, at the budget conditions provided in this Update for 2014, the Government would permanently need to improve the public finances by an amount equal to 0.8 per cent of GDP in order to be able to achieve, ceteris paribus, the objective of a debt level of 60 per cent of GDP by 2060 (see Table V.2).

MINISTERO DELL’ECONOMIA E DELLE FINANZE	53

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

TABLE V.2: LONG-TERM SUSTAINABILITY INDICATORS

	Sustainability Indicators
	S1	S2	RPB
Value	-2.2	-3.0	2.1
of which:
Initial budgetary position	-3.3	-3.3	—
Debt requirement in 2060	0.8	—	—
Long-term changes in the primary balance	0.3	0.3	—

V.3	ANALYSIS OF THE SENSITIVITY OF THE PUBLIC-DEBT DYNAMICS OVER THE LONG TERM WITH RESPECT TO THE DEMOGRAPHIC, MACROECONOMIC AND PUBLIC-FINANCE ASSUMPTIONS

The weighty after effects of the economic crisis and the emergence of risks on sovereign debt obligations have highlighted the need for correcting macroeconomic imbalances, and simultaneously reinforcing controls over the pattern and level of public debt. In this regard, the debate on the policy solutions as well as the fiscal rules proposed as part of the process of reforming European governance have highlighted the need for defining economic policies and strategies oriented toward an intelligent and informed mix of structural reforms and fiscal-consolidation measures aimed, respectively, at increasing potential GDP and reducing the debt-to-GDP ratio before the costs of ageing materialise. Against this backdrop, the sensitivity analysis presented in this chapter is aimed at testing the robustness of the results in view of the uncertainty marking long-term demographic and macroeconomic projections and assessing under which reform assumptions and on the basis of which budget conditions, debt sustainability can either be guaranteed or is at risk.

Accordingly, in the following sections three types of sensitivity analysis are presented supposing permanent changes to the assumptions used for the baseline scenario. Sensitivity is thus tested with regard to (i) a set of demographic variables, (ii) some macroeconomic assumptions, and (iii) the change in the initial level of the primary surplus.

The sensitivity analysis with respect to demographic variables

With regard to demographic prospects and their expected impact on economic growth and public-finance aggregates, it is by now commonly agreed that population ageing represents one of the most critical aspects that Italy will need to tackle in the coming decades. Among the EU countries, Italy has the lowest total birth rate and the highest rate of population ageing, making the trend of its old-age dependency ratio one of the worst in the EU.

In this regard, it is particularly important to evaluate properly the impact of either an increase or a decrease in net migratory flows expected in coming decades, as well as the consequences of a rise in life expectancy.

With reference to immigration, the simulation for the baseline scenario is in line with the assumptions agreed at the level of the EPC-AWG and assumes an average net

54	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

flow of 221,000 immigrants per year over the 2015-2060 period25. By contrast, in the sensitivity tests it is assumed that the average flow of immigrants is either increased or decreased by 50,000 per year from 2015 to 2060. For both alternative scenarios, it is assumed that structure by age and gender of the immigrant population will have the same distribution as that assumed by the EPC-AWG. The simulation takes into consideration the effects on productivity triggered by the stronger or weaker trend in employment resulting from the production function underlying the analysis26.

The pattern in public debt under the assumption of an increase or decrease in immigration is reported in Graph V.3. Given the debt and structural primary balance planned by the Government as of 2014, the consequences of a larger or smaller immigration flow on debt sustainability appear negligible. In all of the simulation scenarios, the debt-to-GDP ratio falls rapidly, and dips below the level of 60 per cent as early as 2026. Should the immigration flow permanently decline due to the structural effects of the crisis, the debt would nonetheless continue to decrease over the long term, albeit at a slower rate than in the other scenarios.

As to the increase in life expectancy, the sensitivity analysis examines the effect of a 1- and 3-year increase above the values assumed in the baseline scenario27. Given the budgetary conditions planned by the Government for 2014, the impact of an improvement in life expectancy on the pattern of the debt-to-GDP ratio is not very

[25]	During the 2005-2060 period, the average net flow of immigrants projected in the EPC-AWG baseline scenario is 226,000 per year.
[26]

The simulation considers the effects on productivity of the change in employment in accordance with the capital-formation rule known as the ‘transition rule (compromise scenario)’ in the EPC-AWG and used in the EPC-AWG baseline scenario (European Commission-EPC-AWG (2008), 2009 Ageing Report - Underlying Assumptions and Projection Methodologies, page 100). For the 2005-2010 period, the expenditure for social benefits refers to national accounts data.

[27]

In other words, it is assumed that the probability of death for both sexes decreases more than that assumed in the EPC-AWG scenario, with the effect of increasing life expectancy by one or three years in 2060.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	55

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

significant in either case (Graph V.4). This result is in line with the operating of the automatic mechanisms for adjusting to changes in life expectancy foreseen by the Italian pension system for the amounts of pension payments and contributions (triennial revision of the transformation coefficients) 28 as well as for the statutory retirement age as recently introduced with the 2010 reform29. The pattern of public debt is decreasing under all of the assumptions, ensuring the sustainability of public finances over the long term.

The sensitivity analysis with respect to macroeconomic variables

The sensitivity analysis with respect to macroeconomic variables aims at testing the robustness of the results of the baseline scenario vis-à-vis different alternative frameworks which assume different (either pessimistic or optimistic) convergence values for labour productivity, the activity rate of women, and the real interest rate.

With regard to the first two variables considered, namely labour productivity and women activity rates, the simulation assumption, under the optimistic case, may be considered as the result of reforms in the products or the labour markets that favour, respectively, greater competitiveness and higher employment.

With reference to productivity, the simulation exercise assumes two alternative scenarios in which the growth rate of labour productivity is increased or decreased by 0.2 percentage points with respect to the baseline scenario as from 2015. The convergence to the new level is achieved gradually over the 2010-2025 period.

Given the structural primary surplus planned by the Government and taking into account the expected level of the public debt for 2014, the impact on sustainability of a better (worse) trend in productivity appears only marginally significant (Graph V.5). In particular, a more favourable assumption about the outlook for labour productivity

[28]	Law No.335/1995 and Law No.247/2007.
[29]	Decree-Law No.78/2010, converted into Law No.122/2010.

56	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

produces a quicker reduction of the debt-to-GDP ratio. Instead, weaker productivity over the projection time horizon implies a debt-to-GDP ratio that is still decreasing, although at a less favourable rate than that in the baseline scenario. In this latter case, the debt would hit 60 per cent of GDP with a one-year delay vis-à-vis the baseline scenario.

The increase in the rate of labour participation of the elderly and women in the central part of the age distribution of the population is expected to continue in coming decades. While greater participation of the elderly will likely occur due to deferral of retirement as a result of, inter alia, the tightening of the eligibility requirement for retirement, in the case of female population, empirical evidence suggests that as the level of education increases so does the propensity to participate in the labour market permanently once schooling is completed30.

In order to take this last factor into account, it is assumed that the probability of entry into the labour market is appropriately adjusted so that the female activity rate for the 15-64 age bracket increases gradually from 2015, and reaches a value in 2060 that is 5 percentage points higher than the baseline scenario. The simulation takes into consideration the effects on productivity caused by the stronger trend of employment which comes from the application of the production function and the assumptions about the trend of the stock of capital as adopted by the EPC-AWG.

The results of this simulation show that the effects of the gradual increase in the female activity rate on the decreasing pattern of the debt-to-GDP ratio (Graph V.5) start to be significant only after 2030. Even though the size of the fiscal adjustment planned by the Government as of 2014 might appear as the condition necessary for the achievement of debt sustainability over the long term for all of the simulation scenarios, the adoption of structural reforms aimed at promoting stronger medium term growth in labour productivity and favouring labour-market participation by groups of the population currently excluded would certainly contribute to improving, ceteris paribus, the expected path of public debt without additional budget costs.

Finally, the analysis of sensitivity to the real interest rate is carried out with reference to two alternative assumptions with respect to the baseline scenario which provides for a constant 3.0 per cent rate over the entire forecast horizon. The optimistic alternative calls for the reduction of the interest rate to 2 per cent for the entire 2014-2060 period, whereas the pessimistic scenario assumes an increase to 4 per cent over the same period (Graph V.6). As expected, the first scenario is compatible with a debt pattern that is more favourable than in the baseline framework. The debt-to-GDP ratio dips below the threshold of 60 per cent as early as 2024 and the decrease is more pronounced than in the baseline scenario. With the less favourable assumption of a real interest rate that climbs permanently to 4 per cent, the debt would continue to decline, however at a slower rate with respect to the baseline scenario, reaching the level of 60 per cent of GDP in 2030, with a three-year delay vis-à-vis the baseline scenario. Under all of the assumptions, the public finances are nonetheless sustainable over the long term.

[30]	See Ragioneria Generale dello Stato (2006); ‘Le Tendenze di Medio-Lungo Periodo del Sistema Pensionistico e Sanitario’; Report No.7.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	57

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Sensitivity analysis with respect to primary surplus

The final simulation exercise is aimed at testing the robustness of the results for the sustainability of the public finances with respect to different objectives for the structural primary surplus as of 2014. By assuming different economic-policy scenarios inclusive of a less restrictive stance by the Government, the initial value of the structural primary surplus as a percentage of GDP is lowered by 1.0 percentage point in each case, with the value going from a high of 4.9 per cent, compatible with the baseline scenario, to 2.0 per cent (Graph V.7).

58	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

The path of the public debt changes significantly with the change of the primary surplus as of 2014. In structural terms, for levels of the primary surplus around 3.0 per cent of GDP, the debt-to-GDP ratio continues to decrease monotonically, but reaches the threshold of 60 per cent only in 2045 (Graph V.7). In the case of primary surplus values below 3.0 per cent of GDP, the debt-to-GDP ratio is instead projected to grow over the long term. A structural primary surplus of 2.0 per cent in 2014 would imply a growing debt in 2060 that would not be sustainable over the long term (in this case, the S1 indicator would be 0.7 per cent, whereas the S2 indicator would be zero). As shown by these simulations, the sustainability of the public finances can be secured by the scenario and public-finance targets set out in this Update, the ongoing pursuit of fiscal consolidation and the generation of sizeable primary surpluses.

V.4	IMPACT ON SUSTAINABILITY OF THE PENSION REFORMS ADOPTED IN RECENT YEARS

The sensitivity tests presented in the previous section show that, given the budgetary objectives planned by the Government as of 2014, the long-term trend of age-related expenditures should not put the sustainability of Italy’s public debt at risk, even if macroeconomic, demographic or fiscal conditions were to deteriorate. It should be noted nonetheless that this result is the by-product of a series of pension reforms over the past 20 years that have significantly contributed to reducing the burden of ageing on public finances.

The recent reforms adopted in 201031 provide for the strengthening of the ‘system of the windows’32, the introduction as of 2015 of an automatic mechanism linking the age eligibility requirement for retirement to the increase in life expectancy to 65 and, finally, as from 2012, the increase from 60 to 65 year in the age requirement for retirement women working in the public administration.

[31]	Decree-Law No.78/2010, converted, with amendments, into Law No.122/2010.
[32]

In other words, once a person becomes eligible for a pension (including by making contributions for at least 40 years), the actual effectiveness of the pension (and thus, the actual age at which the person retires) is deferred by another 12 months for full-time workers and by 18 months for self-employed workers.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	59

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

All of these changes entail structural effects that, taken as a whole, will lead to a reduction in the ratio of pension expenditure to GDP vis-à-vis the projection based on legislation previously in force (prior to the enactment of Decree-Law No.78/2010); the reduction is equal to around 0.2 percentage points in 2015, growing to approximately 0.5 percentage points in 2030, before descending to around 0.4 percentage points in 2040, 0.1 percentage points in 2045 and then essentially being cancelled out in the years thereafter. Compared with the projections based on the legislation prior to the enactment of Law No.243/2004, the reform measures adopted so far have entailed a sizeable reduction in the ratio of pension expenditure to GDP, with an annual average decrease of approximately 1 percentage point over the entire 2015-2035 period. In cumulative terms, the pension reforms adopted overall since 2004 have resulted in a reduction in pension expenditure of almost 26 percentage points through 2050, half of which can be attributed to the most recent reforms enabled in 2010 (Graph V.8).

The implications of the different legislative frameworks on the expected path of the debt-to-GDP ratio are reported in Chart V.9. In the scenario that excludes the reforms adopted since 2004, the debt-to-GDP ratio would continue to decline, but it would remain at levels permanently higher than those projected for the current legislation (baseline) scenario.

60	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

V.5	OTHER SIGNIFICANT FACTORS

Private-sector debt and the public sector’s contingent liabilities arising from the banking activity

The international financial crisis has shown the vulnerability of debt issued by the private sector. In 2009, in Europe, the private-sector debt (of household and non-financial firms) was higher than the public debt for all EU-14 countries (EU-15 less Luxembourg). Italy was an exception, reporting one of the lowest values.

In particular, the indebtedness of Italian households reached 44.4 per cent of GDP in 2009 (almost one-half of the EU-14 average debt level equal to 82.3 per cent of GDP). Danish, Dutch and Irish households carried the highest share of debt (147.3 per cent, 127.9 per cent and 120.8 per cent of GDP, respectively), followed by households in the UK (104.3 per cent of GDP) and Portugal (96.8 per cent of GDP). With regard to non-financial companies, the least indebted ones were in Greece, Germany and Italy, with the respective values of debt equal to 70.6 per cent, 71.1 per cent and 83.8 per cent of GDP, significantly under the EU average of 120.8 per cent of GDP. Austria, the Netherlands, Denmark, France and Finland also reported below-average debt, while the highest level was reported by Ireland (204.2 per cent of GDP), which was well above the next-ranking countries: Portugal (163.4 per cent), Belgium (162.6 per cent), Sweden (156.5 per cent), Spain (140.0 per cent) and the UK (121.8 per cent).

Extending the analysis to financial companies, the most indebted ones in 2009 were the English (616.9 per cent of GDP), Irish (584.8 per cent) and Dutch (393.2 per cent of GDP), vis-à-vis an average of 200.7 per cent of GDP. Instead, the lowest levels of debt were reported by the companies operating in Greece (9.4 per cent of GDP), that was well below the next-ranking countries: Belgium (79.5 per cent), Germany (83.6 per cent), and Portugal, Italy, Finland, France and Spain (whose values were just over 100.0 per cent of GDP).

MINISTERO DELL’ECONOMIA E DELLE FINANZE	61

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Comparing the data for the consolidated debt33 with those for non-consolidated debt over the years from 2007 to 2009, with the only exception of Belgium34, no significant differences appear with respect to either ‘households’ or ‘non-financial firms’. With its relatively low level of private-sector debt and the limited exposure of its domestic banking sector to Greece, Ireland, Portugal and Spain, the Italian economy, which has one of Europe’s most stable banking systems, is relatively more solid than other economies.

MEF analyses of the data of the Bank for International Settlements for the third quarter of 2010 show that the exposure of the European banks to Europe35 is equal to a total of $9.7 trillion36 (equivalent to €6.7 trillion). European banks hold mostly assets from the UK (20.2 per cent), Germany (14.1), France (8.9), Italy (9.3) and Spain (7.4). The total exposure toward peripheral countries (Portugal, Ireland, Greece and Spain) represents 16.2 per cent.

In 2009, the ratio of public debt to GDP for the EU-27 amounted to 72.1 per cent. In Italy, the debt-to-GDP ratio was 116.1 per cent, smaller than the Greek ratio (126.8 per cent) and higher than that of the EU-27 aggregate. Within the EU-15 aggregate, excluding Luxembourg, the countries with the lowest level of debt were Denmark and Sweden, followed by Finland, Spain, Ireland, Austria and the UK. According to the Commission Services’ 2010 Autumn Forecast, the ratios of sovereign debt to GDP in

2010 and 2011 are expected to increase in all European economies, with the only exception of Sweden, for which a reduction of one percentage point is expected in 2011. Greece is likely to have the highest ratio of public debt to GDP amounting to 140.2 per cent in 2010 (an increase of 13.4 percentage points compared with 2009) and 156.0 per cent in 2012 (an increase of 29.2 percentage points compared with 2009). With a public debt estimated at 118.9 per cent of GDP in 2010 (119.0 per cent, according to notification published by ISTAT on 1 March 2011) and 119.9 per cent in 2012, Italy is likely to rank in second position behind Greece. However, according to the Commission, Italy is expected to be one of the few countries (Germany and Sweden included), in which the debt-to-GDP ratio is expected to fall next year. In addition, despite the high stock of public debt, Italy appears as being less vulnerable than other EU countries when taking into consideration other parameters such as the risk linked to changes in interest and exchange rates). According to the most recent data, the average life of Italy’s public debt is seven years, and the portion of debt held by residents is relatively high (as of June 2010, it was equal to 55.7 per cent). By contrast, the share of public debt held by residents in France and in Germany is comparatively low (31.1 per cent and 47.1 per cent, respectively)37. In addition, the exposure of the public debt to exchange-rate risk is almost non-existent in Italy’s case.

[33]	The consolidated data for the UK and for Ireland are not available within the EUROSTAT database.
[34]	Indeed, Belgium’s non-consolidated debt in 2009 was equal to 162.6 per cent, while its consolidated debt was 50.9 per cent.
[35]	The BIS data refer to the current aggregate for the Euro Area (excluding Estonia), plus the data for Denmark, Iceland, Norway, Sweden, Switzerland and the UK.
[36]	http://www.bis.org/statistics/consstats.htm
[37]

In particular, from 2005 to July 2010, progressively larger shares of France’s public debt have been held by to non-residents (as of September 2010, non-residents hold 68.9 per cent of French public debt). By contrast, the portion of Germany’s debt held abroad exceeds that held domestically, since the second quarter of 2008 only (as of June 2010, non-residents held 52.9 per cent of German debt).

62	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

According to Eurostat figures, in 2009, the measures adopted by EU governments to support financial institutions had the most significant repercussions on the public debt in the UK (€125 billion), Germany (€96 billion) and the Netherlands (€57 billion). In 2009, similar measured adopted in Italy presented a cost of €4 billion. In terms of GDP, the greatest effects on the public debt due to the adoption of financial sector support measures appeared in the Netherlands (approximately 10.0 per cent of GDP ), the UK (approximately 8.0 per cent), Luxembourg (approximately 7.0 per cent), Belgium (approximately 6.0 per cent), Latvia (approximately 5.0 per cent) and Denmark (approximately 5.0 per cent). A strong impact has to be registered in Germany (around 4.0 per cent of GDP), Ireland (3.3 per cent) and Austria (2.1 per cent). In Italy, the impact was limited and equivalent to 0.3 per cent of GDP. In the EU-27 countries, the value of the stock of financial assets held by public administrations rose by 1.7 per cent of GDP in 2008 and 2.6 per cent of GDP in 2009. The value of the liabilities bore was equal to 2.0 per cent of GDP in 2008 and 3.0 per cent of GDP in 2009. In the Euro Area, the total value of the financial liabilities after the adoption of the support initiatives was equal to 1.9 per cent of GDP in 2008 and 2.4 per cent of GDP in 2009. With reference to the structure of the assets acquired by EU governments, roughly one-half of the total value is attributable to the purchase of share holdings in financial institutions, one-third to the purchase of securities, and the remainder to the granting of loans.

The governments of European countries have mainly financed the support initiatives through issuing new public bonds (around 90 per cent of the total), with the residual share of financing coming from loans. Overall , the amount of contingent liabilities in relation to GDP is the highest in Ireland (196.0 per cent in 2008, 176.0 per cent in 2009), followed by the UK (1.8 per cent in 2007, 18 per cent in 2008 and 39.0 per cent in 2009), Belgium (10.4 per cent of the 2008 and 18.3 per cent in 2009) and the Netherlands (0.5 per cent in 2008 and 14.0 per cent in 2009). In 2010, new institutional bodies were set up for the purchase of depreciated assets (NAMA in Ireland, which is not part of the public administration and CEA in Germany, which, by contrast, is part of the public administration). The total value of the EU’s contingent liabilities was 6.8 per cent of GDP in 2008 and 12.0 per cent of GDP in 2009; for the Euro Area, the level of contingent liabilities amounts to 5.5 per cent of GDP in 2008 and 8.6 per cent of GDP in 2009.

A look at the structure of the value of the contingent liabilities arising from government intervention shows that 80 per cent of the total value is attributable to guarantees granted against the liabilities of financial institutions, 15 per cent refers to the value of the securities issued as part of bank liquidity programmes, and around 5 per cent refers to transactions involving special purpose vehicles.

The impact of the adoption of the Basle III criteria does not seem to raise any specific concerns for the Italian economy. A recent analysis carried out by the Bank of Italy38 quantified the costs of adjusting to the new capital and liquidity standards set by the Basle Committee on Banking Supervision. The macroeconomic impact for Italy is limited and is in line with the evidence for the G20 countries as estimated by the Macroeconomic Assessment Group.

[38]

See A. Locarno, “L’impatto di Basilea III sull’economia italiana” - Economic & Financial Issues n. 88, Bank of Italy, February 2011 (http://www.bancaditalia.it/pubblicazioni/econo/quest_ecofin_2/QF_88/QEF_88.pdf).

MINISTERO DELL’ECONOMIA E DELLE FINANZE	63

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

TABLE V.3: PRIVATE-SECTOR DEBT COMPONENTS (% of GDP)

	Households					Non-Financial Businesses					Financial Businesses
	1995	2000	2005	2008	2009	1995	2000	2005	2008	2009	1995	2000	2005	2008	2009
AT	42.2	47.1	54.5	54.5	56.5	60.6	78.6	78.7	84.9	91.1	46.8	63.2	88.8	119.3	120.0
BE	36.6	39.7	43.1	49.4	53.7	81.0	129.0	142.8	168.6	162.6	53.9	50.5	34.0	63.3	79.5
DK	82.2	93.0	117.2	134.5	147.3	61.9	70.7	84.8	104.1	104.9	105.4	126.9	182.5	236.6	255.6
FI	35.6	32.7	48.0	55.0	62.3	72.7	96.7	92.7	114.2	117.6	62.4	39.3	64.8	103.7	105.7
FR	35.4	36.2	44.0	50.8	53.7	70.0	81.0	91.7	103.2	108.7	56.3	64.3	79.4	119.5	107.0
DE	61.6	72.8	69.3	61.3	63.4	51.31	66.49	66.41	70.24	71.1	47.7	72.6	83.9	80.8	83.6
EL	5.8	12.8	36.4	51.1	52.8	31.5	45.2	52.5	68.0	70.6	9.8	9.9	7.2	10.0	9.4
IE	na	na	84.3	110.5	120.8	na	na	103.7	167.5	204.2	na	Na	393.5	517.6	584.8
IT	18.2	22.3	34.8	39.5	44.4	53.7	56.2	66.7	81.0	83.8	27.8	55.3	78.1	94.5	103.1
NL	59.1	87.0	114.1	118.8	127.9	86.2	102.6	96.4	91.6	94.2	142.0	214.5	298.6	398.6	393.2
PT	26.1	59.7	82.3	92.5	96.8	57.4	113.7	123.6	152.0	163.4	21.3	41.5	44.5	79.6	103.0
UK	65.9	69.3	93.2	100.9	104.3	62.4	78.7	102.2	121.0	121.8	81.6	125.7	190.5	894.0	616.9
ES	31.5	46.2	71.9	83.9	86.0	45.7	76.1	104.6	136.3	140.0	8.5	14.1	58.8	98.0	108.3
SW	45.9	50.2	64.3	72.9	81.9	109.9	135.2	119.3	152.8	156.5	71.2	67.1	81.2	128.6	140.1
Avg.	45.2	55.9	72.9	81.5	87.3	64.2	87.1	97.8	119.1	124.8	60.7	80.5	137.1	244.2	231.0

Source: MEF analyses using Eurostat data.

TABLE V.4: INTERVENTION TO SUPPORT FINANCIAL INSTITUTIONS (in € mil)

EDP as of October 2010	Net Revenues /Costs for General Government			General Government Assets			General Government Liabilities			Contingent Liabilities
	2007	2008	2009	2007	2008	2009	2007	2008	2009	2007	2008	2009
BE		-75	-316	—	21,546	20,193	—	20,546	20,890	—	35,835	61,959
BG	—	—	—	—	—	—	—	—	—	—	—	—
CZ	—	—	—	—	—	—	—	—	—	—	—	—
DK	—	—	111	—	587	10,075	—	587	10,075	—	—	7,124
DE	—	-3,298	-3,402	—	48,925	89,918	—	52,223	96,618	—	66,300	159,030
EE	—	—	—	—	—	—	—	—	—	—	—	—
IE	—	—	-3,833	—	—	1,416	—	—	5,249	—	352,329	281,176
GR	—	6	-5	—	—	3,769	—	—	—	—	1,890	7,617
ES	—	-12	696	—	9,337	19,335	—	9,337	19,335	—	—	49,008
FR	—	48	1,356	—	10,823	6,751	—	11,452	5,896	—	39,211	100,111
IT	—	—	-14	—	—	4,050	—	—	4,050	—	—	—
CY	—	—	3	—	—	—	—	—	—	—	—	—
LV	—	2	—	—	949	876	—	949	876	—	—	662
LT	—	—	—	—	—	—	—	—	—	—	—	—
LU	—	-20	-69	—	2,506	2,535	—	2,500	2,500	—	1,777	1,513
HU	—	—	4	—	—	1,758	—	—	1,758	—	—	—
MT	—	—	—	—	—	—	—	—	—	—	—	—
NL	—	73	-2,005	—	81,431	55,978	—	81,358	57,721	—	2,840	79,712
AT	—	2	-13	—	900	5,644	—	900	5,644	—	7,000	23,300
PL	—	—	—	—	—	—	—	—	—	—	—	—
PT	—	—	14	—	—	—	—	—	—	—	1,750	8,350
RO	—	—	—	—	—	—	—	—	—	—	—	—
SI	—	—	8	—	—	—	—	—	—	—	—	2,000
SK	—	—	—	—	—	—	—	—	—	—	—	—
FI	—	—	—	—	—	—	—	—	—	—	115	—
SE	—	-1	244	—	222	2,107	—	222	638	—	13,623	26,411
UK	62	-5,981	-8,506	—	37,165	80,539	-1	65,036	125,257	36,890	325,863	610,372
Euro area (EA16)	—	-3,276	-7,580	—	175,468	209,588	—	178,316	217,903	—	509,047	773,777
EU27	62	-9,257	-15,726	—	214,391	304,943	-1	245,109	356,506	36,890	848,532	1,418,346
	Average Exchange Rate			Period-End Exchange Rate			Period-End Exchange Rate			Period-End Exchange Rate

Source: EUROSTAT.

64	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

GRAPH V.10: PRIVATE-SECTOR DEBT (% of GDP)

families
companies (no finance)
Percentage of GDP
350
300
250
200
150
100
50
0
BE
DK
FI
FR
DE
IE
IT
NL
PT
UK
ES

Source: MEF analyses using Eurostat data.

Banking sector risks and fiscal budgetary surveillance

The recent crisis has highlighted how difficulties for the banking sector can translate into very significant charges for public budgets, with repercussions of the financial stability of the Euro Area. It is now widely recognised at an international level that greater attention needs to be paid to indicators such as private-sector debt and the presence of implicit liabilities arising from the banking sector’s potential losses. Similarly, the statistical measurement of such indicators needs to be improved39. Useful indications in this regard have come from the agreement drawn up by the G-20 finance ministers on 18-19 February 2011, on the basis of which the examination of the public-sector finances is to be accompanied by a review of the financial position of the private sector. The European Commission, in its proposals of reforming the Stability and Growth Pact, also expressed an opinion in this regard, pointing out that the analysis of ‘other significant factors’ is a necessary step in evaluating the pattern of public debt40.

Making the rules of the Stability and Growth Pact more binding is thus a necessary, but not sufficient, condition for avoiding the reiteration of the financial instability which started in 2010. Indeed, in order to make the public-debt criterion more credible from an operational perspective, as foreseen by Maastricht Treaty, it would be a serious mistake to overlook the fact that the pattern in public debt changes, including suddenly and

[39]	European Commission, Sustainability Report, 2009; L. Laeven, F. Valencia, Resolution of Banking Crises: The Good, the Bad, and the Ugly, IMF Working Paper n. 146, 2010.
[40]	European Commission’s proposal to change Regulation (EC) 1467/97, http://ec.europa.eu/economy_finance/articles/eu_economic_situation/pdf/com2010_522en.pdf.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	65

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

unpredictably, as a result of government’s implicit liabilities arising from potential risks within the financial sector. Accordingly, more effective and farsighted multilateral surveillance of fiscal and budgetary policies requires that the assessment of long-term sustainability of public finance is enhanced so as to take into account all risk factors arising from the private sector, whether as mitigating or aggravating factors.

A rigorous evaluation of the ‘other significant factors’ needs to be based, to the extent possible, on quantitative instruments, though it should not be interpreted in any manner whatsoever as a way of mitigating the European obligations for public debt reduction coming from the application of a numerical fiscal rule. The ultimate objective of taking into consideration the ‘other significant factors’ is, by contrast, to improve the effectiveness of such numerical fiscal rule and, in particular, to improve its credibility. Furthermore, this approach is more in line with the evaluations of the financial markets, which are increasingly concentrated on the inter-relationships between national banking sectors and the public debt securities markets for countries considered at risk.

Even in the presence of the more rigorous Basle III regulations and new financial-support mechanisms that can be activated in situations of crisis involving bank intermediaries41, a residual risk of bank failure is bound to remain. Such residual risk depends significantly on whether a banking crisis will spread to other banks, either through the interbank market or through other channels, such as the common exposure of banks to either sovereign debt liabilities issued by countries with financial difficulties or illiquid and high-risk financial instruments.

For the Italian banking system, the risk of contagion is relatively limited vis-à-vis other European countries thanks to: a low ratio of interbank funding with respect to total funding; a relatively limited propensity of Italian banks to get involved in trading highly volatile instruments on financial markets with limited liquidity; and the limited exposure of Italian banks to high-risk countries. In addition to such factors, one also needs to be consider the relatively benign situation in terms of capitalisation of Italian bank even vis-à-vis the more rigorous, future Basle III parameters. Against this backdrop it is reasonable to expect that the risks for Italy’s public finances stemming from the banking system appear limited, overall. As shown by the Basle Committee’s Quantitative Impact Study in 201042, the liquidity indicators for the Italian banks look better both with respect to the entire sample (263 banks) and European Union aggregates. A similar, positive picture emerged from the peer review of Italy conducted by the Financial Stability Board, whose results were published in February 201143.

As a result, in the near term, it will be crucial to quantify more accurately the risk for public finance stemming from the banking system which potentially, represents one of the main channels in spreading the financial crisis, putting the public finances of virtually any country under strain and undermining the financial stability of the entire Euro Area. The design of a framework of reference for assessing and measuring potential implicit liabilities will be key, including with respect to the future European Stability

[41]

S. Schich, B-H Kim, Systemic Financial Crises: How to Fund Resolution, OECD Journal: Financial Market Trends, Volume 2010, Issue 2; and for Italy’s case, R. De Lisa, S. Zedda, F. Vallascas, F. Campolongo, M. Marchesi, Modelling Deposit Insurance Scheme Losses in a Basel 2 Framework, Journal of Financial Services Research, 2010.

[42]	Basel Committee on Banking Supervision, Results of the Comprehensive Quantitative Impact Study, December 2010, http://www.bis.org/publ/bcbs186.pdf.
[43]	http://www.financialstabilityboard.org/publications/r_110207b.pdf.

66	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Mechanism, the vehicle for deciding upon supplying assistance, establishing adjustment programmes and evaluating the private sector’s involvement in potential restructuring transactions based on the analysis of debt sustainability with the model used by the International Monetary Fund. The traditional instruments for analysing the sustainability of the national debt positions should nonetheless continue to be improved44, and the introduction of the quantitative estimates of the effects of the implicit liabilities derived from the banking and financial sector represents an area capable of assuring immediate advantages in this regard.

[44]

Independent Evaluation Office, IMF Performance in the Run-Up to the Financial and Economic Crisis: IMF Surveillance in 2004-2007, 2011, http://www.ieo-imf.org/eval/complete/pdf/01102011/Crisis_Report_English.pdf.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	67

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

VI.	QUALITY OF PUBLIC FINANCES

Fiscal policy continues to be predicated on rigour in the awareness that implementing a serious plan to keep public finances close to balance while carrying out the reforms to correct macroeconomic imbalances and to ensure the stability of the financial sector is a key prerequisite for economic growth.

As was the case in previous years, the 2011-2013 budget package was developed in 2010 on the basis of two comprehensive but separate stages. In the first stage, following recommendations emanated trough the excessive deficit procedure, a series of measures were taken to contain public finance balances through a comprehensive budget package introduced at the end of May and adopted by the summer of 20101. An early correction of balances ensures that the policy targets, already set in the Update of the previous Stability Programme, can be met. In the second stage, through the Stability Law adopted by the end of the year2, resources were allocated differently without any corrective impact on net borrowing.

In the next few years the Government’s strategy will focus on careful monitoring of public finance with a view to keeping its trend in line with the deficit reduction path that will be set by the new EU rules.

VI.1	FISCAL POLICY: ACTION TAKEN AND THE 2010-2014 STRATEGY

Action taken

Decree Law No.78/2010 envisages corrective action entailing a net reduction in general government primary spending of approximately € 42.2 billion over the three-year period and incremental revenues of € 20.1 billion.

The spending-cut measures mainly affect employee compensation and intermediate consumption, social security and welfare spending as well as local government expenditure.

The reduction in employee compensation is achieved by adopting a series of actions that play on the growth factors of expenditure, achieving savings of about € 1.7 billion in 2011, 2.7 in 2012 and 3.3 in 2013. Legal provisions concern the freeze on collective bargaining for the 2010-2012 period – except for the contractual vacation pay – and the non-application of increases in compensation in 2011, 2012 and 2013 for staff with automatic increase in compensation. Additional measures are aimed at containing the increase in expenditure resulting from career advances in the public sector as well as limiting staff turnover. Until 2013 the Central Government bodies and non-economic government bodies can hire staff up to the limit of 20% of retired staff. Similar provisions have been introduced for local government bodies, while in the case of universities the limit on staff turnover is applied until 2012 and is set at 50% of the retired staff.

[1]	Decree Law No.78/2010 confirmed into Law No.122/2010.
[2]	Law No.220/2010 which, pursuant to Law No.196/2009, has replaced the Financial Law since 2010.

68	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

The financial resources allocated to the ministries have been cut by about € 2.1 billion (current expenditure) and 3.9 billion (capital expenditure), thus reducing budget appropriations for intermediate consumption (research, advisory services, public relations, conferences, exhibits, advertising, sponsoring, purchase and maintenance of vehicles, etc.) and for contributions to finance entities, institutes, foundations and other bodies.

Additional expenditure savings result from cutting the costs of politics by reducing the compensation of Members of Parliament, Ministers and Deputy Ministers, as well as downsizing the administrative structure within constitutional bodies, including the Prime Minister’s Office, and from reduction of resources allocated for reimbursing electoral expenses .

The rules of the Domestic Stability Pact envisage that local government bodies shall contribute to the financial package with a total amount of € 5.8 billion in 2011 and 8 billion starting from 2012. More specifically, Decree Law No.78/2010 envisages cuts in government funds to be provided to ordinary-statute Regions, Provinces and Municipalities. The necessary changes to the Domestic Stability Pact shall be made through the Stability Law.

The provisions to contain government health spending and to strengthen governance, already been envisaged in the Agreement between the Government and the Regions of December, 3 2009, achieve savings of about € 1 billion in 2011 and € 1.7 billion starting from 2012

With regard to social security, the pension system - whose reform started in 1992 and 1995- has been strengthened through changes in the requirements for entitlement to an ordinary pension whereby the retirement age for female civil servants was raised and the start dates of payments was reviewed. Starting from 2011 employees will receive their pension entitlements 12 months after fulfilling the necessary requirements, while the self-employed will receive theirs after 18 months – this applies to both old age and seniority pensions. In addition, the severance pay of government employees will be paid in (maximum 3) yearly instalments, depending on the level of benefits due. Severance benefits will be calculated on the basis of the pro-rata system with effect on the contribution periods accrued as of January 1 2011.

Additional provisions envisage limiting invalidity pension benefits, with icloser monitoring of the entitlements currently being paid.

The incremental revenues envisaged by the Decree almost entirely result from the fight against tax evasion and the deferral of the income tax advance payment (IRE – imposta sul reddito) for the years 2011 and 2012. The most important measures are updated criteria for summary assessment, the use of ‘redditometro’ (set of indicators of income), the introduction of mandatory e-invoicing and the withholding tax on building restructuring works.

Provisions envisaging stricter tax cheat check-ups by the Agenzia delle Entrate (the revenue authority), Guardia di Finanza (Tax) and INPS (Italy’s social security agency) on firms that are ‘sistematically’ making a loss and on start-up/wind-up businesses are also aimed at combating tax evasion.

Revenue increases are expected to be achieved by scrapping the concessional tax treatment of real estate funds with few participants, set up for the purpose of benefitting from the relevant tax breaks and not really aimed at genuine joint-management. Finally, in order to combat money laundering, provisions have been introduced to ensure the traceability of cash transactions exceeding € 5,000 (the threshold used to be € 12,500).

MINISTERO DELL’ECONOMIA E DELLE FINANZE	69

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Further revenues other than taxes will come from the application of tolls on tracks of highways managed directly by ANAS (Italy’s motorway agency and regulator), as well as from increased fees paid by concessionaires to ANAS.

The Stability Law and the Budget Law3 passed in December provide for a different allocation of resources compared to the unchanged legislation (about € 7,0 billion in 2011, € 2,6 billion in 2012 and € 2,2 billion in 2013) that has no corrective impact on the net indebtedness of General Government.

In 2011 a large part of resources comes from spending cuts (over 75 per cent), while in the 2012-2013 period the funding structure is changed and shows a more balanced contribution by the two components.

Current expenditure savings result from the provision envisaging more limited use of the ISPE Fund (Fondo per gli interventi strutturali di politica economica – Fund for structural economic-policy programmes) whose financial resources were provided for by Decree Law No.78/2010 as well as by the definition of the financial relations between the Government and the autonomous Friuli Venezia Giulia Region and the Valle d’Aosta Region. The reserve funds of the Government Budget for mandatory expenditure and unforeseen expenditure are reduced by a total of € 524 million in 2011, € 440 million in 2012 and € 455 in 2013, while the resources of the FAS Fund (FAS –Fondo per le aree sottoutilizzate – Fund for underdeveloped areas) have been reduced by € 242 million in 2011.

In line with the rules of the SEC 95 Report, lower capital expenditure includes income from the licences for the use of radioelectric frequencies for broadband mobile communications. The licence award procedures following a tender process shall be completed within a timeframe that allows Government funds, estimated to total to approximately € 2,400, to be received by September 30, 2011. To ensure that the funds are available, the provision contains a safeguard clause, pursuant to which, if in 2011 the funds received do not match the amounts expected, the Minister of the Economy through a ministerial decree shall order a linear reduction of the financial resources within the re-adjustable expenditure of each Ministry’s expenditure mission.

Additional resources shall come from measures on revenues, and more specifically from gaming regulations and the definition of new accounting rules for leasing contracts.

The resources made available are allotted to funding for courses of action believed to be priority action. The Stability Law, implementing what had been envisaged through the policy review in Decree Law No.78/2010, establishes an extension for the period starting from January 1st 2011 to December 31, 2011 of the regulations relating to productivity contracts. It envisages the application of a tax that replaces income tax and regional and municipal surcharges equal to 10%. As part of tax concessions, the provision envisaging the contribution increase in the tax rates of employees, artisans, retailers, small farmers, tenant farmers, share-croppers and freelance workers as of January 1st 2011 has been abolished.

[3]	The reference is to the financial impact of amendments to the Government Budget Bill at unchanged legislation.

70	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

TABLE VI.1: IMPACT OF DECREE LAW NO. 78/2010, CONVERTED INTO LAW NO. 122/2010

(figures in millions of euros and before netting out induced effects)

	2011	2012	2013	2011	2012	2013
		Levels			% of GDP
FREEING OF FUNDS	17,832	27,514	27,762	1.12	1.68	1.64
Incremental revenues	6,943	10,544	8,632	0.44	0.64	0.51
Combating tax and social security evasion	5,262	7,712	6,732
Electronic invoicing	628	837	837
Updating of ‘accertamento sintetico’ (summary assessments)	741	709	815
Efforts to prevent businesses repeatedly reporting losses	533	925	966
Reinforcement of collection procedures	400	1,500	1,300
Prohibition of automatic offsets in presence of debts booked to the tax rolls (reduction of budget appropriations)	700	2,100	1,900
Incremental tax revenues	2,260	1,641	914
Tolls and additional fees of motorway network	1,088	635	635
Advantageous taxation and IRPEF prepayments		1,676	568
Other action on revenues	593	522	698
Lower expenditure	10,889	16,970	19,130	0.68	1.03	1.13
Lower current expenditure	6,909	11,180	12,740	0.43	0.68	0.75
10% cut in readjustable expenditure of Ministries	650	750	800
Cost containment in civil service	1,723	2,710	3,314
Personnel turnover: central government economic bodies	8	65	230
Reduction in financing of National Healthcare Service for personnel	418	1,132	1,132
Contractual holiday pay and freeze on wage adjustment	4	597	597
Freeze on automatic salary increases in the 2011- 2013 period for public-sector employees	418	812	1,224
Armed forces and police	770	0	0
Other courses of action on civil servants	105	104	131
Containment of expenditure on healthcare, assistance and pensions	1,410	3,591	4,457
Plan to control disability claims	80	160	220
Reduction of expenditure on pharmaceuticals and healthcare cards	580	580	580
Revision of requirements for qualifying for an ordinary retirement pension and an early retirement pension	360	2,610	3,650
Severance pay	390	241	7
Other courses of action on social security, welfare and health-care services	0	1	7
Local governments’ contributions	3,080	4,020	4,020
Internal stability pact – Regions	2,200	2,400	2,400
Internal stability pact - Provinces	100	180	180
Internal stability pact.- Municipalities	510	910	910
Special Statute Regions competition	270	530	530
Other current expenditure	46	109	149
Lower capital expenditure	3,980	5,790	6,390	0.25	0.35	0.38
10% cut in readjustable expenditure of Ministries	750	1,300	1,900
Local governments’ contributions	3,230	4,490	4,490
Internal stability pact – Regions	1,800	2,100	2,100
Internal stability pact - Provinces	200	320	320
Internal stability pact - Municipalities	1,000	1,600	1,600
Special Statute Regions competition	230	470	470
USE OF FUNDS	5,702	2,446	2,729	0.36	0.15	0.16
Lower revenues	3,044	1,253	1,753	0.19	0.08	0.10
Concessional tax regimes and income tax advance payments IRE	2,318	0	0
Induced effects on public-sector employment i	695	1,197	1,522
Other	31	56	231
Incremental expenditure	2,658	1,193	976	0.17	0.07	0.06
Incremental current expenditure	2,110	635	281	0.13	0.04	0.02
ISTAT census	200	277	150
Implementation of the 2011 budget measures	1,748	224	45
Other	162	134	86
Incremental capital expenditure	548	558	695	0.03	0.03	0.04
Rome Capital	500	500	500
Other courses of action	48	58	195
IMPACT ON PRIMARY BALANCE	12,129	25,068	25,033	0.76	1.53	1.48

1)	The split between current expenditure and capital expenditure is the result of a provisional estimate.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	71

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

TABLE VI.2: EFFECTS OF LAW NO. 220/2010 (Stability Law ) AND OF LAW NO.221/2010 (2011-2013 Budget Law ) - (in millions of euros)

	2011	2012	2013	2011	2012	2013
		Levels			% of GDP
FREEING OF FUNDS	7,038	2,598	2,199	0.44	0.16	0.13
Incremental revenues	1,651	1,063	768	0.10	0.06	0.05
Gambling regulations, scrutinies, check-ups, sanctions	392
Tax regulations for leasing contracts	348	168	161
Improvement of tax audits	70	70	70
Rationalisation of reduction in santionary measures	170	170	170
Induced impact on civil servants	365	217	217
Induced impact on taxation due to deductions for improving energy efficiency in buildings	150	262	0
Other	155	176	149
Lower expenditure	5,388	1,534	1,431	0.34	0.09	0.08
Lower current expenditure	2,145	1,427	1,393	0.13	0.09	0.08
Economic policy structural programme fund	1,051	135	29
Contingency and special funds (mandatory unforeseen expenditure)	524	440	455
Strategic Fund- FAS (social security share)	242
Regulatory framework of Special Status Regions	232	295	357
Other	97	557	552
Lower capital expenditure	3,243	108	38	0.20	0.01	0.00
Digital frequency	2,400
Economic policy structural programme fund	701	90	20
Other	142	18	18
USE OF FUNDS	7,038	2,596	2,198	0.44	0.16	0.13
Lower revenues	1,669	1,372	1,103	0.10	0.08	0.06
Extension of tax exemption on productivity contracts	835	263	0
social security contribution concessions in the agricultural sector	206	206	206
Tax concessions for small – farm owners	44	44	44
Scrapping of contribution increase	509	509	509
IRE/IRES deductions for improving energy efficiency in buildings	25	294	293
VAT simplification	46	46	46
Other	3	9	4
Incremental expenditure	5,369	1,225	1,096	0.34	0.07	0.06
Incremental current expenditure	4,188	1,177	1,059	0.26	0.07	0.06
University Fund	800	500	500
Employment Fund	600	0	0
Urgent action fund	800	0	0
Peace missions	750	0	0
Health care	348
Social policy fund	200	0	0
local broadcasting stations set-offs	195
Publishing	100
Transportation	0	346	346
Other	396	331	213
Incremental capital expenditure	1,181	48	37	0.07	0.00	0.00
Road transport and intermodality	400	0	0
Benefits of internal stability pact balance	480
Research tax credit	100	0	0
Other	201	48	37
IMPACT ON PRIMARY BALANCE	1	2	0	0.00	0.00	0.00

As part of the Stability Pact new rules have been established for provinces and municipalities with less than 5,000 inhabitants, specifying the contributions of local authorities to the fiscal package envisaged in the Decree Law No.78/2010. In establishing the new rules, during their first application and only for 2011 the target to be achieved by local government authorities by way of contribution to the package was reduced to a maximum amount of € 480 million.

The Law envisages an increase in the resources of the Fund for ordinary financing of universities (€ 800 million in 2011, 500 million in 2012 and in 2013), the extension of the wage supplementation scheme (cassa integrazione guadagni), and an increase in the peace mission fund (€ 750 million in 2011). Further current and capital resources have been earmarked for transportation. Finally, a tax credit was envisaged for firms commissioning research and development activities to universities and public research institutions.

72	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

The strategy for the 2012-2014 period

In the next few years the Government’s strategy shall focus on closer monitoring of public finance with a view to keeping its development in line with the deficit reduction path that will be set out in the new EU rules. Based on past experience in some States, it has been pointed out that the success factors of an effective strategy to balance the budget include its composition, while corrections based on spending, especially current expenditure, are more likely to bring about a lasting improvement in public finances and have a less significant negative impact on growth in the short-term, while showing medium and long- term advantages.

The additional measures that will be taken to ensure lasting fiscal consolidation shall therefore be aimed at reducing primary expenditure, without sacrificing spending that is necessary for economic growth. The Government is committed to keeping public spending growth below the GDP growth rate in the medium term, in line with the recommendations calling for implementation of prudent fiscal policy by EU Member States.

Based on the estimates contained in this Update of the Stability Programme reflecting unchanged legislation, overall primary expenditure is expected to grow at an annual rate of 1.7 per cent over the three-year period, below the nominal growth rate of GDP quantified over a ten-year timeframe from 2005 to 2014 as 2.1 per cent a year4. The additional action that the Government plans to take shall continue to focus on the spending side, with an expected reduction of overall primary expenditure of over four percentage points of GDP.

TABLE VI.3: PUBLIC FINANCE POLICY SCENARIO FOR THE 2012-2014 PERIOD (% of GDP)

	2008	2009	2010	2011	2012	2013	2014
UPDATED SCENARIO BASED ON UNCHANGED LEGISLATION
Primary surplus	2.5	-0.7	-0.1	0.9	2.4	2.7	2.9
Interest	5.2	4.6	4.5	4.8	5.1	5.4	5.6
Net borrowing	-2.7	-5.4	-4.6	-3.9	-2.7	-2.7	-2.6
Public debt	106.3	116.1	119.0	120.0	119.4	118.1	116.3
UPDATED POLICY SCENARIO
Net cumulative fiscal adjustment on primary balance						1.2	2.3
Primary surplus	2.5	-0.7	-0.1	0.9	2.4	3.9	5.2
Interest	5.2	4.6	4.5	4.8	5.1	5.4	5.5
Net borrowing	-2.7	-5.4	-4.6	-3.9	-2.7	-1.5	-0.2
Public debt	106.3	116.1	119.0	120.0	119.4	116.9	112.8

Action on the revenue side is extremely limited and ensures that the incidence of revenues is kept at the level reached in 2010. The small decline expected in the 2012-2014 period is negatively affected by a re-composition of revenues in the direction of a reform of taxation systems aimed at eliminating distortions, rationalising tax expenditures.

[4]	A similar calculation done on the basis of historical data from 2001 to 2010 shows an average yearly growth of 2.2 per cent.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	73

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Moreover, in line with recent trends, forecasts are affected by an enlargement of the taxable basis, as the tax burden is distributed over a larger number of taxpayers and the possibilities to resort to tax avoidance and evasion due to the heavy burden of taxation are reduced.

Along with the strategy adopted to keep public finances close to balance a major reform effort will be undertaken aimed at overcoming hindrances to growth and at triggering mutually reinforcing effects along the path leading to deficit reductions. The positive impact on growth resulting from the implementation of the reforms outlined in the National Reform Programme submitted along with the Update of the Stability Programme, will also affect the evolution of public finance, thereby contributing to the gradual process leading to a balanced budget (see paragraphs 2.3 and 3.5).

74	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

VII.	INSTITUTIONAL ASPECTS OF PUBLIC FINANCE

Interest for fiscal governance has gradually grown as a result of the adoption of the Stability and Growth Pact in the euro area. The adoption of the SGP has led many countries to strengthen the rules and the national institutions responsible for regulating fiscal policy with a view to ensuring compliance with the constraints relating to net indebtedness and the debt-to-GDP ratio1.

The European Council of 24- 25 March 2011, by formally adopting the conclusions by the heads of state and government of the euro area2, reaffirmed the commitment of Member States to transpose into their national legislation the fiscal rules of the EU set in the Stability and Growth Pact. Member States remain free to choose the type of rule and legal national instrument to be used, but shall ensure that the rule is binding, sustainable and strong enough to guarantee fiscal discipline both at national and sub-national level.

In Italy, improvements of the budget rules and procedures have already been introduced with the new accounting and public finance law3. In 2009 this law laid down the regulatory foundations to pursue more rigorous fiscal discipline, through the introduction of the principle of budget planning in the medium to long term and the planning of policies, objectives and resources over three-year periods. The accounting and public finance reform law provides the regulatory framework that enables the already existing fiscal numerical rules relating to the budget balance to work more effectively. These rules have been further strengthened through the recent changes introduced by the accounting and public finance reform law passed by Parliament4.

VII.1	FISCAL RULES

The Domestic Stability Pact constitutes the main pillar of Italy’s institutional fiscal governance system. In addition to the Domestic Stability Pact, further fiscal rules ensuring budget discipline are aimed at achieving proper planning of public health spending and keeping in check the growth of pharmaceutical spending.

The Domestic Stability Pact 5 establishes the ways in which the regional and local authorities contribute to meeting public finance targets, by establishing the specific

[1]

In compliance with the definition agreed at European level, national fiscal rules are provisions that are permanently expressed through synthetic performance indicators. The provisions aim at reaching specific targets in terms of budget balances, Government expenditure and revenues or their most important components, as well as targets relating to public debt.

[2]	The conclusions reached by the heads of State and Government, that were included in the ‘Pact for the Euro’ are aimed at establishing closer coordination of economic policies in the euro area, improving competitiveness and increasing convergence.
[3]	Law No.196/2009.
[4]	Bill on “Changes to the Law of December 31, 2009, No.196, resulting from the new rules adopted by the European Union in the coordination of economic policies of Member States”.
[5]

The Internal Stability Pact was introduced by Art. 28 of the additional package of the Financial Law 1999. The Pact underwent a series of reforms over the years until the redrafting of its rules in 2008 as the 2009- 2011 three-year plan to balance the budget was introduced (Decree Law No.112/2008, confirmed as amended into Law No.133/2008, art.77 bis). On that occasion a number of mechanisms were introduced to reward ‘virtuous’ entities: these mechanisms were based on two economic indicators relating to the degree of structural rigidity and financial independence, as well as more effective sanctions in case of failure to comply. More recent changes, introduced after the crisis, have basically ruled out the inclusion of some expenditure or revenue items from the calculation of targets, mainly to make public investment easier at the local level and to deal with extraordinary events.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	75

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

constraints that the local government authorities have to comply with, together with information, communication and certification requirements vis-à-vis the Ministry of the Economy and Finance and a system of sanctions in case of failure to comply.

It is reinforced by the more general principle, of a permanent nature, enshrined in article 119 of the Constitution, whereby local authorities may borrow exclusively for the purpose of financing investment 6.

The Pact envisages a rule expressed in terms of budget balances for Provinces and Municipalities with a population exceeding 5,000 inhabitants and a constraint on the nominal growth of final expenditure for the Regions. The expenditure considered is total expenditure, both current and capital, net of expenditure due to the granting of loans and net of health spending7.

With the financial package for the 2011-20138 period the Domestic Stability Pact regulations on local government bodies have been modified. The new rules introduce a general principle concerning the structural objective of the Domestic Stability Pact defined as a financial balance expressed on a mixed cash and accrual basis. The general rule is accompanied by a specific one which requires local government bodies to achieve – in each year of the three-year period – a budget balance proportional to the amount of current expenditure registered on average in the 2006-2008 period. This amount is calculated by multiplying the average current expenditure registered in the 2006-2008 period, expressed in terms of financial commitments, by a fixed percentage for each year of the 2011-2013 three-year period and by subtracting the total of reduced transfers from the amount thus obtained. Differently from the previsions in the discipline already in force, the target balance is now no longer defined with reference to the balances of previous years, but to planned current expenditure considered over a three-year period. As the new calculation mechanism, compared to the previous one, results in a substantial change of the target to be achieved, a correction has been envisaged only for the fiscal year 2011. Furthermore, exemptions have been rationalised, excluding from the calculation of financial balance some revenue and expenditure items, including those relating to natural catastrophes and programmes directly implemented by local authorities on the occasion of major events. Additional exemptions have been envisaged for municipalities in distress located in the Province of L’Aquila, the Municipality of Parma and the Municipality of Milan.

To further strengthen the consolidation process and reduce the debt-to-GDP ratio, as already envisaged in budgetary rules already in force, the mechanism to curb the

[6]	The principle of complying with the goal of a balanced current budget for local government bodies has been included in the Constitution through the reform of Title V of the Constitution in 2001.
[7]	Starting from 2008 the targets for regional and local authorities are calculated in terms of joint competence. On the basis of this criterion, introduced by the Financial Law 2008, the financial balance is obtained by algebraic addition of the sums resulting from the difference between tax assessments and financial commitments on the current account, and from the difference between tax receipts and actual payments on the capital account, netting out the revenues resulting from credit collection and the expenditure due to the granting of loans.
[8]	Law No.220/2010 (Stability Law 2011).

76	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

nominal rate of growth of local authorities debt has been confirmed. Local authorities are not permitted to allow their indebtedness to exceed the level reached on December 31 of the previous year, if their debt-servicing expenditure exceeds the limit of 12 per cent in 2011, 10 per cent in 2012 and 8 per cent starting from 2013, with respect to revenues relating to the first three revenue items in accounting statements made two years prior to the year in which loans are expected to be taken out9. In order to meet the saving targets of ordinary statute Regions, the rule of checking final expenditure, introduced as of 2002, still applies, but differently from the previous three-year period, distinct targets are set for expenditure based on a cash basis and on an accrual basis. In any case, the total of final expenditure for each year in the 2011-2013 period, whether on an accrual or on a cash basis, cannot exceed the average of the corresponding final expenditure in 2007-2009 period, reduced by a given percentage. Health-care expenditure, which is governed by specific regulations, is not included in the calculation nor is expenditure for granting loans; similarly current and capital expenditure for programmes co-funded by the European Union, relating to EU funds, are excluded from the calculation.

In addition to the Domestic Stability Pact, the rules relating to the Regions include the Pact on Health Care aimed at achieving proper planning of public health spending, which is not covered by the Domestic Stability Pact budgetary rules. The Health Care Pact fixes the amount of resources to be allotted to the National Health Service and is aimed at improving the quality of services by ensuring homogeneity throughout the system. In line with the federalist reform of public health care, the Pact confirmed the gradual changeover to a model of ‘shared governance’ between the central and local government bodies.

The 2011 Stability Law increases the level of ordinary government funding for the National Health Service by € 347.5 million 10. With reference only to results reached in the 2010 financial year,, the law allows those Regions that failed to meet the consolidation and budget balance targets set in the financial recovery plan to cover the health deficit through the regional budget resources, provided that measures to cover the deficit be introduced by December 31 2010. In addition, it introduced a ban whereby until December 31, 2011 executive actions could not be taken or pursued with respect to local health authorities or hospitals run by Regions having undertaken a recovery plan to cut spending and already under the administration of an external commissioner when Decree Law No.78/2010 came into force. It also established that any seizures or advanced expenses related to payments transferred from Regions under spending-cut plans and external administration to local health authorities or hospitals, if made before 31 May 2010, shall have no effect from 31 May 2010 to 31 December 31, 2011. During the above mentioned period, the Regional Health Service entities and their treasurers may use, for institutional purposes, sums previously transferred to them. An exemption to the automatic freeze on health-care staff turnover is introduced for 10 per cent of staff, provided the technical boards ascertain that targets set in the spending-cut plan to reduce the health deficit submitted by the relevant Region have been partially met by 31 October 2010.

[9]	Law No.10 of February 26, 2011.
[10]	The increase is equivalent to a share of the funding that the Government is committed to providing to Regional Authorities, limited to the first five months of 2011, under the new Health Care Agreement of December 2009, while the payment of the outstanding balance is postponed until future measures are adopted.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	77

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

The pharmaceutical expenditure ceilings, as envisaged in already existing regulations, have been confirmed11.

Changes to the public finance and accounting law, recently approved by Parliament, provide further scope for action on fiscal rules12.

This includes a wider definition of the expenditure to which budget spending ceilings may be applied (see box below) and the introduction of more stringent rules and restrictions regarding the use of higher than expected financial resources to cover new or greater expenditure.

More specifically, with regard to the Government budget, improved public savings can no longer contribute to financing higher current expenditure established by the Stability Law. Any additional resources will therefore be allotted to improving public finance balances or, alternatively, only to lower the tax burden, provided the above-mentioned public savings remain in positive territory.

Similarly it establishes that any higher-than-expected revenues flowing in during the year can no longer be used to cover expenditure resulting from ordinary legislation. Any higher revenues shall instead be used to improve budget balances, thereby helping to reduce public debt.

ALIGNING THE BUDGET CYCLE WITH THE EUROPEAN SEMESTER

More stringent procedures to ensure ex-ante coordination of fiscal policies at a European level, as envisaged in the introduction of the so-called ‘European semester’, as well as the review of content and timeframe for the presentation of the Update of the Stability Programme and the National Reform Programme, have led to necessary changes to the recent public finance and accounting law (Law No.196/2009)13. The Bill that was recently passed 14 brings the budget cycle and the national economic and financial planning instruments into line with the rules adopted by the EU.

[11]	With Decree Law No.78 of 2009 confirmed into Law No.122/2009 the pharmaceutical expenditure ceilings at a regional and national level - including the co-payment of a prescription charge paid by recipients - was reduced from 14.0 to 13.3 per cent, while the expenditure ceiling for the provision of pharmaceuticals in hospitals at the level of each individual regional authority has remained unchanged at 2.4 per cent.
[12]	Bill on “Changes to the Law of December 31, 2009, No.196, resulting from the new rules adopted by the European Union in the coordination of economic policies of Member States”.
[13]	The measures envisaged in legislation currently being considered by the EU institutions, aimed at making the application of the Stability and Growth Pact more rigorous and macroeconomic supervision more effective, complete this stronger European economic governance framework. In particular, mention should be made of the draft resolution to change Regulation (EC) No.1467/97 to accelerate and clarify the modalities for implementing the excessive deficit procedure (COM(2010)522), the draft proposal to modify Regulation (CE) No.1466/97 to strengthen surveillance of budget positions as well as coordination of economic policies (COM(2010)526), the draft Regulation relating to the actual application of budget surveillance in the euro area (COM(2010)524), the draft directive on requirements for budgetary frameworks of the Member States (COM(2010)523), the draft rule on preventing and correcting macroeconomic imbalances (COM(2010)527) and the draft rule on enforcement measures to correct excessive macroeconomic imbalances in the euro area (COM(2010)525).
[14]	Bill on “Changes to the Law of December 31, 2009, No.196, resulting from the new rules adopted by the European Union on the coordination of economic policies of the Member States”.

78	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

In line with the new EU calendar, the whole cycle of national planning is brought forward to the early months of the year. The deadline to submit to the Houses of Parliament the new planning document (that replaces the Public Finance Decision), which has been renamed the Economic and Financial Document (Documento di Economia e Finanza (DEF)), has been brought forward from September 15 to April 10. This allows the Houses of Parliament to express their views on the policy objectives in time to submit the documents to the EU institutions by April 30. This ensures the participation of Parliament in the planning process, as was already the case under previous rules governing public finance and accounting. Similarly, this measure ensures the involvement of local government bodies in defining the public finance targets since it establishes that the Standing Conference on the coordination of public finance shall express its view on the planning document by April 30.

The new outline of the DEF consists of three parts.

The first contains the layout of the Stability Programme based on the elements and information required by the new Code of Conduct. More specifically, within the adopted measure clear reference is made to the main contents the document is supposed to contain, whereas for all other information not specifically mentioned, specific reference to EU legislation is made. In this way the document ensures full consistency between national and EU planning, including in terms of its content. In addition, the measure continues to provide data that were formerly published under existing national regulations as well, though not explicitly required under EU regulations, such as the breakdown of public-debt targets into institutional subsectors and forecasts and targets for cash balances, which are also broken down into the subsectors of general government bodies. These data are useful for planning and monitoring the evolution of public debt, a criterion to which greater attention has been paid in the recent proposals to change EC rules.

The second section of the DEF sets out data and information, which, according to Law No.196/2009, were the subject matter of the Combined Report on the Economy and Public Finance and the Public Finance Decision, including its methodological note. This information concerns the end-of-year data of the previous years and any variance from the targets set in the previous planning documents, as well as public finance forecasts covering a period of at least three years.

The third section contains the outline of the National Reform Programme, whose terms and subject matter are based on EU rules. The document sets out the country’s priorities and the main structural reforms to be implemented against a backdrop of financial compatibility with the budget targets and the foreseeable impact in terms of economic growth, with an analysis of macroeconomic imbalances and factors affecting the country’s competitiveness as well as a report on the progress of the reforms underway.

Bringing forward the date for the submission of the planning document has made an Update in September necessary, in order to update macroeconomic and public finance estimates given the greater availability of information then available. The Update can also be instrumental in updating the policy targets previously set in the planning document in order to define a different articulation of the targets among the various subsectors that appear in the profit and loss account of General Government or to embrace any EU Council recommendations on the Stability Programme and National Reform Programme.

The reform of the public finance and accounting law also provides an opportunity to envisage measures aimed at strengthening fiscal discipline bringing it into line with the standards agreed at a European level.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	79

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

Preventing any higher than expected revenues from being used for covering expenditure resulting from new legislation, and the possibility to use improved public savings, if in positive territory, only to cover revenue reductions established by the Stability Law, make it possible to use higher than expected revenues for cutting the deficit and the debt.

USE OF OVERALL SPENDING CEILINGS

An increasing interest in the adoption of quantitative fiscal rules has been expressed in most industrialised countries. The reasons for this greater interest – as shown by the relevant debate and literature – mainly relate to the impact that these rules have on strengthening ‘fiscal discipline’. These include fiscal rules on spending, by which quantitative limits are set with regard to the size of overall spending or part of it and are included in a planning and budgetary programme based on top-down procedures. Such procedures provide for the planning stage and the budgetary process to proceed along a path where the decision on the size of the most important budget aggregates is made earlier than the allocation of the sums making up the aggregates. This means that the budget is developed progressively through a ‘cascade’ process in which, bearing in mind the financial compatibilities set in the economic and financial planning process, the target balances are set first (but the decision may also concern some major budget items such as total revenues or total expenditure) while the breakdown of the budget into the various items making up the balance occurs only at a later stage. An essential element of this model is the fact that – at each stage – the decision that is made becomes binding and must be complied with in the following stage and represents the budget constraint for the successive stage consisting in the detailed allocation of resources.

It is along this track that Italy has decided– through the public finance and accounting law15 – to envisage the adoption of a specific authorisation to place a ceiling on government expenditure16. The European Commission’s draft directive is similarly motivated17: the proposal envisages, among the elements that should characterise and govern the fiscal framework of each country, a set of fiscal rules based on numerical targets fixed consistently with the broader public finance targets and with the ultimate goal of limiting the use of pro-cyclical policies, especially in the most favourable periods. In line with these suggestions and with a view to further strengthening the use of spending ceilings on the Government budget, as envisaged in the public finance and accounting law, the bill recently passed by Parliament has extended the scope to which the above-mentioned spending ceilings shall apply. More specifically, the aggregate which at first did not include the so-called ‘non-readjustable expenditure’18, now refers to the whole aggregate of budget expenditure. Of course, as is the case in all countries that have already adopted this set of rules, when defining expenditure the specific aspects of each type of expenditure shall have to be taken into account, so as to make the spending ceilings credible and sustainable.

The setting of quantitative expenditure ceilings shall also take into account the cyclic nature of the expenditures in question, as well as foresee a suitable system to monitor its evolution and an adequate system of incentives and sanctions to strengthen the mandatory nature of constraints.

[15]	Law No.196/2009.
[16]	Art. 40, paragraph 2, subparagraph h) and i).
[17]	COM (2010) 523.
[18]

Defined under art. 21, paragraph 6 of Law 196/2009 as “(expenditure) in relation to which the administration cannot at administrative level exert effective control over the variables contributing to their emergence, allocation or quantification’.

80	MINISTERO DELL’ECONOMIA E DELLE FINANZE

ECONOMIC AND FINANCIAL DOCUMENT – ITALY’S STABILITY PROGRAMME

The adoption of these rules will sharpen the focus on the allocative aspects of the budget at a time when financial constraints are particularly stringent in Italy, especially considering the size of the public debt and the financial consolidation effort that the country will have to commit itself to pursuing in the next few years.

The allocation of resources will in fact occur within a framework in which it will become ever more obvious that necessary choices need to be made, given the public finance targets set to fulfil EU commitments and the promise not to increase the tax burden.

The use of a set of expenditure ceilings also requires an extensive analysis of how to implement and enforce them. This will help overcome the technical difficulties associated, for example, with the need to link the setting of net-indebtedness targets, based on national accounting criteria, with the setting of a ceiling on an expenditure aggregate quantified according to government budgetary principles that meet instead public accounting criteria. These and other issues will be addressed and examined more extensively in the legislative decrees that will be adopted to implement the delegated legislation envisaged by Law No.196/2009.

MINISTERO DELL’ECONOMIA E DELLE FINANZE	81